SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
COMSCORE, INC.,
SS MEDIA HOLDCO, LLC,
SS MEDIA MERGER SUB, INC.,
SHAREABLEE, INC.,
SHAREABLEE HOLDCO, INC.,
SHAREABLEE MERGER SUB, INC.,
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
AS STOCKHOLDER REPRESENTATIVE
December 16, 2021

TABLE OF CONTENTS

Annex
A    Certain Defined Terms
Schedules (Omitted)
A    Disclosure Schedule
B    Allocation Schedule
C-1    Data Partners
C-2    Data Consent Requirements
D    Escrow Payments
E    Revenue Hurdle Considerations
F    Revenue Policies and Procedures
i

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 16, 2021, by and among comScore, Inc., a Delaware corporation (“Parent”), SS Media Holdco, LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (“Parent Holdco LLC”), SS Media Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Parent Merger Sub”), Shareablee, Inc., a Delaware corporation (the “Company”), Shareablee Holdco, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company (“Shareablee Holdco”), Shareablee Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Shareablee Holdco (“Shareablee Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Stockholders (the “Stockholder Representative,” each a “Party” and collectively, the “Parties”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.
RECITALS
Whereas, the board of directors of Parent (the “Parent Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement, and the issuance of Parent Common Stock to the Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder pursuant to this Agreement (the “Parent Stock Issuance”), are advisable and in the best interests of Parent and its stockholders, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Parent Stock Issuance;
Whereas, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Shareablee Merger, the Shareablee LLC Conversion, the Initial Merger and the Final Merger (the “Combination Transactions”), are advisable and fair to, and in the best interests of, the Company and the Company Stockholders, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Combination Transactions, (c) directed that this Agreement be submitted to the Company Stockholders for its adoption immediately after the execution and delivery of this Agreement, and (d) recommended that this Agreement be adopted by the Company Stockholders;
Whereas, for U.S. federal income Tax purposes, it is intended that (i) the Shareablee Merger and the Shareablee LLC Conversion, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Initial Merger and the Final Merger, taken together, constitute an integrated plan described in Revenue Ruling 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (iii) the Integrated Transaction qualify as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (i)-(iii), the “Intended Tax Treatment”) and (iv) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g);
Whereas, immediately after the execution and delivery of this Agreement, it is anticipated that the Company shall deliver to Parent, Parent Holdco LLC and Parent Merger Sub the written consent of all of the Company Stockholders (the “Company Written Consent”);
Whereas, in connection with the execution of this Agreement and as an inducement for Parent to enter into this Agreement, (a) the Key Employees have executed an Employee Non-Competition and Non-Solicitation Agreement, (b) each of the Company Stockholders has executed a Joinder Agreement and Suitability Documentation, and (c) Tania Yuki Mustapic has executed the Stockholder Non-Competition and Non-Solicitation Agreement; and
Now, Therefore, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties agree as follows:

ARTICLE I
THE MERGERS AND LLC CONVERSION
1.1.The Combination Transactions.
(a)The Shareablee Merger. At the Shareablee Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Shareablee Merger Sub shall be merged with and into the Company (the “Shareablee Merger”), the separate corporate existence of Shareablee Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Shareablee Merger Surviving Corporation”) in the Shareablee Merger and shall succeed to an assume all the rights, privileges, immunities, properties, powers and franchises of Shareablee Merger Sub in accordance with the DGCL.
(b)The Shareablee LLC Conversion. At the Shareablee Conversion Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), the Shareablee Merger Surviving Corporation shall be converted (the “Shareablee LLC Conversion”) from a Delaware corporation into a Delaware limited liability company (“Shareablee LLC”), and Shareablee LLC, for all purposes under the DGCL and DLLCA, shall be deemed to be the same entity as the Shareablee Merger Surviving Corporation.
(c)The Initial Merger. At the Initial Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Parent Merger Sub shall be merged with and into Shareablee Holdco (the “Initial Merger”), the separate corporate existence of Parent Merger Sub shall cease, and Shareablee Holdco shall continue as the surviving corporation (the “Initial Merger Surviving Corporation”) in the Initial Merger and shall succeed to an assume all the rights, privileges, immunities, properties, powers and franchises of Parent Merger Sub in accordance with the DGCL.
(d)The Final Merger. At the Final Merger Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and DLLCA, the Initial Merger Surviving Corporation shall be merged with and into Parent Holdco LLC (the “Final Merger”), the separate corporate existence of the Initial Merger Surviving Corporation shall cease, and Parent Holdco LLC shall continue as the surviving corporation (the “Final Surviving Company”) in the Initial Merger and shall succeed to an assume all the rights, privileges, immunities, properties, powers and franchises of the Initial Merger Surviving Corporation in accordance with the DGCL and DLLCA.
(e)Resulting Structure. As a result of the foregoing transactions, (i) Parent Holdco LLC (or the “Final Surviving Company”) shall be a direct wholly-owned Subsidiary of Parent, (ii) Shareablee LLC (or the “Shareablee Merger Surviving Corporation”) shall be a direct wholly-owned Subsidiary of Parent Holdco LLC, (iii) Shareablee Merger Sub shall cease to exist, (iv) Parent Merger Sub shall cease to exist and (v) Shareablee Holdco shall cease to exist.
1.2.Effectiveness of the Shareablee Merger.
(a)Shareablee Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall cause the Shareablee Merger to be consummated by filing a certificate of merger (the “Shareablee Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL. The Shareablee Merger shall become effective at 11:58 p.m. New York City time on the Closing Date or at such other time as Parent and the Company shall agree and specify in the Shareablee Merger Certificate; provided, that such other time shall be before the Shareablee Conversion Effective Time (such time as the Shareablee Merger becomes effective being the “Shareablee Merger Effective Time”). The Shareablee Merger shall have the effects set forth in this Agreement, the Shareablee Merger Certificate and the applicable provisions of the DGCL.
(b)Organizational Documents. The certificate of incorporation and bylaws of the Company in effect immediately prior to the Shareablee Merger Effective Time shall remain the certificate of incorporation and bylaws of the Shareablee Merger Surviving Corporation, until thereafter amended in accordance with applicable Law.
(c)Officers and Directors. The officers and directors of the Company immediately prior to the Shareablee Merger Effective Time shall be the officers and directors of the Shareablee Merger Surviving
Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.
1.3.Effectiveness of the Shareablee LLC Conversion.
(a)Shareablee Conversion Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall cause the Shareablee LLC Conversion to be consummated by filing a certificate of conversion (the “Shareablee Conversion Certificate”) with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL and DLLCA. The Shareablee LLC Conversion shall become effective at 11:59 p.m. New York City time on the Closing Date or at such other time as Parent and the Company shall agree and specify in the Shareablee Conversion Certificate; provided, that such other time shall be after the Shareablee Merger Effective Time and before the Initial Merger Effective Time (such time as the Shareablee LLC Conversion becomes effective being the “Shareablee Conversion Effective Time”). The Shareablee LLC Conversion shall have the effects set forth in this Agreement, the plan of conversion as agreed by the Parties, the Shareablee Conversion Certificate and the applicable provisions of the DGCL and DLLCA.
1.4.Effectiveness of the Initial Merger.
(a)Initial Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Initial Merger to be consummated by filing a certificate of merger (the “Initial Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL. The Initial Merger shall become effective at 12:01 a.m. New York City time on the day immediately following the Closing Date or at such other time as Parent and the Company shall agree and specify in the Initial Merger Certificate; provided, that such other time shall be after the Shareablee Conversion Effective Time and before the Final Merger Effective Time (such time as the Initial Merger becomes effective being the “Initial Merger Effective Time”).
(b)Organizational Documents. The certificate of incorporation and bylaws of Shareablee Holdco in effect immediately prior to the Initial Merger Effective Time shall remain the certificate of incorporation and bylaws of Initial Merger Surviving Corporation as of the Initial Merger Effective Time, in each case until thereafter amended in accordance with applicable Law.
(c)Officers and Directors. The officers and directors of Parent Merger Sub immediately prior to the Initial Merger Effective Time shall be the officers and directors of the Initial Merger Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be.
1.5.Effectiveness of the Final Merger.
(a)Final Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Final Merger to be consummated by filing a certificate of merger (the “Final Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the terms and conditions of the DGCL and DLLCA. The Final Merger shall become effective at 12:02 a.m. New York City time on the day immediately following the Closing Date or at such other time as Parent and the Company shall agree and specify in the Final Merger Certificate; provided, that such other time shall be after the Initial Merger Effective Time (such time as the Final Merger becomes effective being the “Final Merger Effective Time”). The Final Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and DLLCA.
(b)Organizational Document. At the Final Merger Effective Time, the certificate of formation and limited liability company agreement of Parent Holdco LLC immediately prior to the Final Merger Effective Time shall remain the certificate of formation and limited liability company agreement of Parent Holdco LLC, in each case until thereafter amended in accordance with applicable Law.
(c)Officers and Managers. The officers and managers of Parent Holdco LLC immediately prior to the Final Merger Effective Time shall be the officers and managers of the Final Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6.Closing. The closing of the Combination Transactions (the “Closing”) shall take place on the date hereof or on such other date as Parent and the Company may agree in writing, subject to, and immediately following, receipt of the Company Written Consent. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”
1.7.Closing Deliverables.
(a)At or prior to the Closing, as applicable, the Company shall deliver (or cause to be delivered) to Parent:
(i)evidence reasonably satisfactory to Parent that any and all Company Employee Plans intended to include a Code Section 401(k) arrangement have been terminated pursuant to resolution of the Company (the form and substance of which shall have been subject to review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed), effective as of no later than the day immediately preceding the Closing Date;
(ii)a duly executed resignation letter, from each of the officers and directors of the Company effective as of the Initial Merger Effective Time in their capacity as officers and directors;
(iii)a copy of the Company Written Consent and the Company Board Resolutions;
(iv)(A) executed payoff letters (including Tax Forms) in forms reasonably satisfactory to Parent, in each case dated no more than three (3) Business Days prior to the Closing Date, with respect to all Indebtedness of the Company set forth on Section 3.2(k) of the Disclosure Schedule owed to the lender thereof and the amounts payable to such lender providing (other than the PPP Loan) for (x) the full and final satisfaction of such Indebtedness as of the Closing Date and (y) the termination and release of any Liens related thereto, and (B) an invoice (including Tax Forms) from each advisor or other service provider to the Company (other than any employee, director or officer of the Company), in each case dated no more than three (3) Business Days prior to the Closing Date, with respect to all Transaction Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date;
(v)a properly executed statement, in accordance with U.S. Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that Shareablee Holdco is not, and has not been, a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of Shareablee Holdco upon the Closing (the “FIRPTA Compliance Certificate”);
(vi)Joinder Agreements duly executed by each Company Stockholder and the Company Warrantholder (in each case in the forms agreed by the Parties), and, in each case, the Company, and all such Joinder Agreements shall be in full force and effect;
(vii)Employee Non-Competition and Non-Solicitation Agreements duly executed by the Key Employees, and all such agreements shall be in full force and effect;
(viii) Stockholder Non-Competition and Non-Solicitation Agreement duly executed by Tania Yuki Mustapic, and such agreement shall be in full force and effect;
(ix)Evidence of termination of that certain Employment Agreement, dated September 1, 2016, by and between the Company and Tania Yuki Mustapic;
(x)Evidence of termination of that certain Consulting Services Agreement, dated March 20, 2017, by and between the Company and Advanced Motion Technologies, Inc.;
(xi)Certificate of good standing for the Company, dated as of a date not more than five (5) Business Days prior to the Closing Date; and
(xii)evidence reasonably acceptable to Parent that the Company has deposited the PPP Loan Deposit Amount with the PPP Lender in accordance with Section 1.8(a).
(b)At or prior to the Closing, Parent shall deliver (or cause to be delivered) to the Company:
(i)a duly executed counterpart to the Exchange Agent Agreement from Parent and the Exchange Agent;
(ii)Employee Non-Competition and Non-Solicitation Agreements, and all such agreements shall be in full force and effect;
(iii)Stockholder Non-Competition and Non-Solicitation Agreement duly executed by Parent, and such agreement shall be in full force and effect; and
(iv)Certificate of good standing for Parent, dated as of a date not more than five (5) Business Days prior to the Closing Date.
1.8.PPP Loan Matters.
(a)Prior to the Closing, the Company shall have deposited an aggregate amount of $849,866.04 (the “PPP Loan Deposit Amount”) in a deposit account pursuant to an escrow agreement (the “PPP Loan Escrow Agreement”) by and among Bank of America, N.A., in its capacity as the lender of the PPP Loan (the “PPP Lender”), the PPP Lender, in its capacity as the escrow agent depository, and the Company. Pursuant to the escrow agreement, the PPP Lender shall hold the PPP Loan Deposit Amount as a cash security pending consideration of the Company’s application for forgiveness of the PPP Loan. From and after the Closing, no Party shall take any action with respect to the PPP Loan Deposit Amount, the escrow agreement or the PPP Loan forgiveness application, without the prior written consent of Parent and the Stockholder Representative. The PPP Loan Deposit Amount will remain in escrow with the PPP Lender and will only be released from escrow pursuant to the terms of the PPP Loan Escrow Agreement.
(b)Within five (5) Business Days of receipt by the Final Surviving Company of that portion of the PPP Loan, if any (such portion, the “Forgiven PPP Loan Amount”), released from the escrow pursuant to the terms of the PPP Loan Escrow Agreement, and only to the extent of the PPP Forgiven Loan Amount, the Final Surviving Company shall, or shall cause Parent on its behalf to, make the payments set forth on Schedule D (subject to and in accordance with Schedule D) (the “Escrow Payments”). The Final Surviving Company shall have no obligation to pay the Escrow Payments to the extent the Escrow Payments exceed the PPP Forgiven Loan Amount. In the event that the PPP Forgiven Loan Amount is in excess of the Escrow Payments, Parent, on behalf of the Final Surviving Company, shall promptly cause the Exchange Agent to distribute any such excess amount (the amount of such excess, minus any fees and expenses of the Exchange Agent, the “Excess Escrow Payments”) to the As-Converted Stockholders based on their Pro Rata Share, and thereafter neither Parent nor the Final Surviving Company shall have any further obligation with respect to the PPP Forgiven Loan Amount.
1.9.Taking of Necessary Action; Further Action
If at any time after the Final Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Final Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Parent Holdco LLC, Shareablee LLC, and the officers and directors of Parent, Parent Holdco LLC and Shareablee LLC are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.
ARTICLE II
EFFECT OF THE COMBINATION TRANSACTIONS ON THE CAPITAL STOCK OF THE COMPANY AND SHAREABLEE HOLDCO
2.1.Effect of the Combination Transactions on the Capital Stock of the Company, Shareablee Merger Sub, Shareablee Holdco and Parent Holdco LLC.
(a)Conversion of Company Capital Stock. As of the Shareablee Merger Effective Time, by virtue of the Shareablee Merger and without any action on the part of the Company, Shareablee Merger Sub, the holders of any shares of Company Capital Stock or any other Person, upon the terms and conditions of this Agreement (including upon and subject to the delivery of duly executed Exchange Documentation in the manner set forth in Section 2.5(a)),, each (i) issued and outstanding share of Company Common Stock shall be converted into the right to receive one fully paid and nonassessable share of Shareablee Holdco Common Stock, (ii) each issued and outstanding share of Company Series A Preferred Stock shall be converted into the right to receive one fully paid and nonassessable share of Shareablee Holdco Series A Preferred Stock, and (iii) each issued and outstanding share of Company Series A-2 Preferred Stock shall be converted into the right to receive one fully paid and nonassessable share of Shareablee Holdco Series A-2 Preferred Stock. As of the Shareablee Merger Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.
(b)Treasury Stock. At the Shareablee Merger Effective Time, by virtue of the Shareablee Merger, each share of Company Capital Stock held by the Company immediately prior to the Shareablee Merger Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor. At the Initial Merger Effective Time, by virtue of the Initial Merger, each share of Shareablee Holdco Capital Stock held by Shareablee Holdco or any of its subsidiaries immediately prior to the Initial Merger Effective Time shall be cancelled and extinguished without any conversion thereof or the right to receive any consideration therefor.
(c)Conversion of Shareablee Merger Sub Capital Stock. Each share of common stock of Shareablee Merger Sub issued and outstanding immediately prior to the Shareablee Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Shareablee Merger Surviving Corporation.
(d)Conversion of Shareablee Holdco Capital Stock. As of the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of Parent, Parent Holdco LLC, Shareablee Holdco, any holder of interests in Shareablee Holdco or any other Person, upon the terms and conditions of this Agreement, including the provisions set forth in this Article VII, each share of Shareablee Holdco Capital Stock that is issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and extinguished, and shall be converted automatically, upon and subject to the delivery of duly executed Exchange Documentation in the manner set forth in Section 2.5(a), into (A) in accordance with Section 2.5, the right of (i) each Shareablee Holdco Series A-2 Preferred Stockholder to receive at the Closing, the Per Share Series A-2 Consideration, and (ii) each Shareablee Holdco Series A Preferred Stockholder and Shareablee Holdco Common Stockholder to receive at the Closing, the Per Fully Diluted Share Closing Consideration, and (B) the contingent right of such Shareablee Holdco Series A Preferred Stockholder and Shareablee Holdco Common Stockholder to receive (x) subject to and in accordance with Section 2.10, the Per Share Purchase Price Holdback Amount and (y) subject to Article VII and in accordance with Section 2.6, the Per Share First Deferred Amount and the Per Share Second Deferred Amount, and, if applicable, the Per Share Third Deferred Amount.
(e)Conversion of Parent Merger Sub Capital Stock. Each share of common stock of Parent Merger Sub issued and outstanding immediately prior to the Initial Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Initial Merger Surviving Corporation (the “Initial Merger Surviving Corporation Common Stock”).
(f)Conversion of Initial Merger Surviving Corporation. As of the Final Merger Effective Time, by virtue of the Final Merger and without any action on the part of the Initial Merger Surviving Corporation, Parent Holdco LLC or the holders of shares of Initial Merger Surviving Corporation Common Stock (i) each issued and outstanding share of Initial Merger Surviving Corporation Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor and (ii) each limited liability company interest of Parent Holdco LLC issued and outstanding immediately prior to the Final Merger Effective Time shall be converted into one limited liability company interest of the Final Surviving Company.
2.2.Effect of the Combination Transactions on the Treatment of Warrant of the Company and Shareablee Holdco.
(a)Conversion of Company Warrant. At the Shareablee Merger Effective Time, the Company Warrant that is outstanding as of immediately prior to the Shareablee Merger Effective Time shall, by virtue of the Shareablee Merger and without further action by the holder thereof, be converted into an award of the same type with respect to Shareablee Holdco on a one-for-one basis (with the same terms and exercise price, if applicable) and, following such conversion, shall be referred to as the “Shareablee Holdco Warrant.”

Shareablee Holdco agrees to assume the obligations of the Company under the Company Warrant, and the Shareablee Holdco Warrant shall continue to be governed thereunder.
(b)Conversion of Shareablee Holdco Warrant. The Shareablee Holdco Warrant shall not be assumed, continued or substituted by Parent, Parent Holdco LLC, or Shareablee Holdco in connection with the Combination Transactions or the other transactions contemplated hereby. Immediately prior to the Initial Merger Effective Time, the Shareablee Holdco Warrant shall be cancelled and extinguished and, subject to the execution and delivery by the Shareablee Holdco Warrantholder of a Joinder Agreement and a properly completed Letter of Transmittal at or prior to the Closing, be converted automatically into (A) the right of the Shareablee Holdco Warrantholder to receive with respect to each share of Shareablee Holdco Common Stock subject thereto at the Closing, shares of Parent Common Stock equal to the Per Fully Diluted Share Closing Consideration minus a number of shares of Parent Common Stock equal to the aggregate exercise price payable thereunder divided by the Parent Stock Price, rounded up to the nearest whole share (the “Warrant Exercise Price”), and (B) the contingent right of the Shareablee Holdco Warrantholder to receive with respect to each share of Shareablee Holdco Common Stock (y) subject to and in accordance with Section 2.10, shares of Parent Common Stock equal to the Per Share Purchase Price Holdback Amount and (z) subject to Article VII and in accordance with Section 2.6, the Per Share First Deferred Amount and the Per Share Second Deferred Amount.
2.3.Effect of the Combination Transactions on the Treatment of Equity Awards of the Company and Shareablee Holdco.
(a)Treatment of Company Equity Awards.
(i)Prior to the Shareablee Merger Effective Time, and subject to the prior review and approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Article II under the applicable Company Equity Plan and any Contract applicable to any Company Option and any Company RSU Award (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, making all necessary assignments, and delivering evidence reasonably satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to terminate all Company Options and Company RSU Awards (to the extent not assumed or converted as set forth in this Article II) in accordance with Section 2.3(b) have been made. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not immediately prior to the Shareablee Merger Effective Time be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Shareablee Merger Surviving Corporation or Final Surviving Company, or to receive any payment in respect thereof.
(ii)At the Shareablee Merger Effective Time, each Company Option and Company RSU Award that is outstanding as of immediately prior to the Shareablee Merger Effective Time shall, by virtue of the Shareablee Merger and without further action by the holder thereof, be converted into an award of the same type with respect to Shareablee Holdco on a one-for-one basis (with the same terms and exercise price, if applicable) and, following such conversion, shall be referred to as “Shareablee Holdco Options” and “Shareablee Holdco RSU Awards,” as applicable.
(b)Treatment of Shareablee Holdco Equity Awards.
(i)At the Initial Merger Effective Time, each Shareablee Holdco Option that is outstanding as of immediately prior to the Initial Merger Effective Time shall, by virtue of the Initial Merger and without any further action by Parent, Parent Holdco LLC, Shareablee Holdco or the holder thereof, be, in Parent’s sole discretion, assumed by Parent and converted into, (I) a stock option of Parent that represents the right to acquire a number of validly issued, fully paid and non-assessable shares of Parent Common Stock, equal to the product of (A) the number of shares of Shareablee Holdco Common Stock subject to such Shareablee Holdco Option immediately prior to the Initial Merger Effective Time, multiplied by (B) the Per Fully Diluted Share Closing Consideration (each, a “Converted Option”, and collectively, the “Converted Options”); provided, that any fractional share resulting from such multiplication shall be rounded up to the nearest whole share and (II) the contingent right to receive subject to Article VII and in accordance with Section 2.6, the Per Share First Deferred Amount and the Per Share Second Deferred Amount, and, if applicable, the Per Share Third Deferred Amount. Following the Initial Merger Effective Time, each Converted Option shall continue to be governed by the same material terms and conditions, including the vesting schedule, as were applicable immediately prior to the Initial Merger Effective Time to the Shareablee Holdco Option from which it was converted or for which it is a substitute, in all cases subject to restrictions related to the issuance of shares under applicable Law; provided, however, that no Converted Option may be “early exercised” (i.e., each Converted Option may be exercised for shares of Parent Common Stock only to the extent the Converted Option is vested at the time of exercise pursuant to the applicable vesting schedule). The exercise price of each Converted Option shall be equal to (x) the exercise price of the Shareablee Holdco Option from which it was converted or for which it is a substitute, divided by (y) the Per Fully Diluted Share Closing Consideration, rounded up to the nearest whole cent. It is the intention of the Parties that the adjustments in this Section 2.3(b)(i) be performed in a manner that complies with or is exempt from Section 409A of the Code.
(ii)At the Initial Merger Effective Time, each Shareablee Holdco RSU Award that is outstanding as of immediately prior to the Initial Merger Effective Time shall, by virtue of the Initial Merger and without any further action by Parent, Parent Holdco LLC, Shareablee Holdco or the holder thereof, be, in Parent’s sole discretion, assumed by Parent and converted into, (I) a restricted stock unit of Parent covering a number of validly issued, fully paid and non-assessable shares of Parent Common Stock, equal to the product of (A) the number of shares of Shareablee Holdco Common Stock subject to such Shareablee Holdco RSU Award immediately prior to the Initial Merger Effective Time, multiplied by (B) the Per Fully Diluted Share Closing Consideration (each, a “Converted RSU Award”, and collectively, the “Converted RSU Awards”); provided, that any fractional share resulting from such multiplication shall be rounded up to the nearest whole share and (II) the contingent right to receive subject to Article VII and in accordance with Section 2.6, the Per Share First Deferred Amount and the Per Share Second Deferred Amount, and, if applicable, the Per Share Third Deferred Amount. Following the Initial Merger Effective Time, each Converted RSU Award shall continue to be governed by the same material terms and conditions, including the vesting schedule, as were applicable immediately prior to the Initial Merger Effective Time to the Shareablee Holdco RSU Award from which it was converted or for which it is a substitute, in all cases subject to restrictions related to the issuance of shares under applicable Law.
(iii)In connection with the Combination Transactions, Parent shall take all actions reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of such Converted Options and settlement of such Converted RSU Awards. With respect to the Converted Options and the Converted RSU Awards, Parent shall file with the SEC a registration statement on Form S-8 (or any successor form) relating to the Parent Common Stock issuable pursuant to the exercise of such Converted Options and settlement of such Converted RSU Awards as promptly as possible following the Closing Date and shall use commercially reasonable efforts to comply in all material respects with SEC reporting and other requirements necessary to keep the Form S-8 effective until all shares of Parent Common Stock issuable pursuant to the exercise of such Converted Options and the settlement of such Converted RSU Awards have been issued thereunder. Shares of Parent Common Stock that may become issuable pursuant to the exercise of such Converted Options and the settlement of such Converted RSU Awards and that at the time of such exercise or settlement, as applicable, are registered under an effective Form S-8 shall not constitute “restricted securities” under the Securities Act and shall not bear the Restrictive Legends set forth in Section 5.4(b).
(c)Issuance Cap. Notwithstanding anything herein to the contrary, prior to the receipt of any applicable stockholder approval required by applicable listing standards of any stock exchange on which the Parent Common Stock is then listed, Parent shall not, under any circumstances, be required to deliver more than 19.99% of the number of shares of Parent Common Stock outstanding immediately prior to the Initial Merger Effective Time (such limitation, the “Conversion Cap”); provided, that if Parent would at any time be required to deliver hereunder (assuming all amounts payable hereunder are satisfied in shares of Parent Common Stock) a number of shares of Parent Common Stock exceeding the Conversion Cap but for the preceding sentence, Parent shall, at its option, (i) hold a meeting of its stockholders and use its commercially reasonable efforts to obtain the approval of its stockholders for such issuance in accordance with then-applicable stock exchange rules, or (ii) in lieu of delivering shares of Parent Common Stock in excess of the Conversion Cap (or upon a failure to obtain such approval), pay cash.
2.4.Allocation Schedule.
(a)Prior to the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Allocation Schedule”), which shall be reasonably satisfactory to Parent, which Allocation Schedule shall be dated as of the Closing Date and shall set forth all of the information (in addition to the other required data and information specified therein) set forth on Schedule B hereto, as of immediately prior to the Closing.

(b)The Allocation Schedule shall be accompanied by reasonably detailed back-up documentation for the calculations contained therein. The Company shall make available to Parent and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Allocation Schedule and reasonable access to employees of the Company as Parent may reasonably request in connection with its review of the Allocation Schedule, and will otherwise cooperate in good faith with Parent’s and its Representatives’ review and shall take into consideration in good faith any comments of Parent on the Allocation Schedule. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in the Allocation Schedule, as applicable.
(c)Each of the Parties acknowledges and agrees that, prior to any subsequent post-Closing distributions, the Stockholder Representative shall deliver to Parent an updated Allocation Schedule promptly following a request by Parent, and Parent and the Exchange Agent shall be entitled to conclusively rely upon the Allocation Schedule or an updated Allocation Schedule delivered by the Stockholder Representative, as applicable for all purposes hereof; provided, that the Stockholder Representative shall be entitled to conclusively rely upon the initial Allocation Schedule prepared by the Company in connection with the Stockholder Representative’s preparation and delivery of any updated Allocation Schedule.
(d)In no event will Parent, the Exchange Agent or any of their Affiliates have any liability to any person on account of issuances of Parent Common Stock or payments or distributions made in accordance with the Allocation Schedule or an updated Allocation Schedule delivered by the Stockholder Representative, as applicable. Parent, the Exchange Agent or any of their Affiliates shall be entitled to conclusively rely on the Allocation Schedule for purposes of this Agreement, including the issuance of any shares of Parent Common Stock as part of consideration for the Combination Transactions.
2.5.Surrender and Share Issuance Procedures.
(a)At the Closing, the Company shall deliver to American Stock Transfer & Trust Company, LLC, as exchange agent (the “Exchange Agent”), the Allocation Schedule. At the Closing, Parent shall send, or cause the Exchange Agent to send, to each Company Stockholder and the Company Warrantholder pursuant to the Allocation Schedule, a letter of transmittal (the “Letter of Transmittal”) and the Exchange Documentation applicable to such holder.
(b)Subject to Section 2.5(a), as promptly as practicable following receipt by the Exchange Agent of a Letter of Transmittal and applicable Exchange Documentation from a Company Stockholder or the Company Warrantholder, duly completed and validly executed in accordance with the instructions thereto (including, for the avoidance of doubt, any certificate with respect to any Company Capital Stock held by such Person in accordance with the procedures of the Exchange Agent), but for the avoidance of doubt in no event prior to the Initial Merger Effective Time, Parent shall cause the Exchange Agent to issue, in accordance with Section 2.1(d) or Section 2.2(b), as applicable, to (i) each Shareablee Holdco Series A-2 Preferred Stockholder, the Per Share Series A-2 Consideration and (ii) each As-Converted Stockholder, the Per Fully Diluted Share Closing Consideration, in each case as set forth opposite such holder’s name on the Allocation Schedule.
(c)Subject to Section 2.5(a), in the event a Shareablee Holdco Stockholder is unable, under applicable Law, to provide the Suitability Documentation because such Person is not an Accredited Investor, following receipt by the Exchange Agent of a Letter of Transmittal and applicable Exchange Documentation from such Shareablee Holdco Stockholder, duly completed and validly executed in accordance with the instructions thereto, but for the avoidance of doubt in no event prior to the Initial Merger Effective Time, Parent shall pay, in accordance with Section 2.1(d), an amount in cash equal to such Shareablee Holdco Stockholder’s Per Fully Diluted Share Closing Consideration, as set forth opposite such holder’s name on the Allocation Schedule based on the Parent Stock Price.
(d)At any time following the one (1) year anniversary of the Closing Date, the Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder shall be entitled to look only to Parent as general creditors thereof with respect to any and all consideration that may be payable to such holders upon the due surrender of duly executed Exchange Documentation (if any) in the manner set forth in Section 2.5(a).
(e)Notwithstanding anything to the contrary in this Section 2.5, none of Parent, the Exchange Agent, the Shareablee Merger Surviving Corporation, the Final Surviving Company nor any Party

shall be liable to any Person for any amount paid to a public official or Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Total Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
2.6.Deferred Amount.
(a)In connection with the Closing, Parent shall reserve for issuance, out of its authorized but unissued shares of Parent Common Stock, the number of shares of Parent Common Stock equal to the Deferred Amount (assuming solely for purposes of such reservation that the Deferred Amount shall be paid entirely in shares of Parent Common Stock and using the Parent Stock Price as of the Closing Date to determine the number of shares to reserve); provided, that Parent reserves the right to satisfy any and all obligations of Parent to the Deferred Amount Holders with respect to the Deferred Amount in cash at its election. The Deferred Amount shall become payable to the Deferred Amount Holders, if at all, subject to the terms and conditions of this Agreement. The Parties agree that, Parent shall be treated as the owner of the Deferred Amount until and to the extent issued or paid to the Deferred Amount Holders.
(b)Subject to the other terms and conditions of this Agreement (Section 2.6(e) and Article VII, and solely in the case of Tania Yuki Mustapic, subject to Section 2.6(c)), as promptly as practicable following (i) the First Release Date, Parent shall, or shall cause the Exchange Agent to, issue or pay to each Deferred Amount Holder all or the applicable portion (which may be zero), as applicable, of the Per Share First Deferred Amount applicable to such Deferred Amount Holder in accordance with such Deferred Amount Holder’s Pro Rata Share, (ii) the two (2) year anniversary of the Closing Date, Parent shall, or shall cause the Exchange Agent to, issue or pay to each Deferred Amount Holder all or the applicable portion (which may be zero), as applicable, of the Per Share Second Deferred Amount applicable to such Deferred Amount Holder in accordance with such Deferred Amount Holder’s Pro Rata Share, and (iii) the three (3) year anniversary of the Closing Date, Parent shall, or shall cause the Exchange Agent to, issue to Tania Yuki Mustapic all or the applicable portion (which may be zero) of the Per Share Third Deferred Amount applicable to Tania Yuki Mustapic in accordance with Tania Yuki Mustapic’s Pro Rata Share (as applicable in clauses (i), (ii) and (iii), the “Release Date”). Notwithstanding anything to the contrary in this Agreement, any payment or issuance of any Deferred Amount shall be reduced by the amounts of any Losses alleged under any outstanding Liability Claim or Third Party Claim as of the applicable Release Date (and if such Deferred Amount is elected by Parent to be paid in shares of Parent Common Stock under this Agreement, each share of Parent Common Stock shall be deemed to have a value equal to the Parent Stock Price as of the applicable Release Date); provided Parent shall, in accordance with this Section 2.6(b), promptly pay or issue (and if such Deferred Amount is elected by Parent to be paid in shares of Parent Common Stock under this Agreement, each share of Parent Common Stock shall be deemed to have a value equal to the Parent Stock Price as of the applicable Release Date) the amount by which the applicable Deferred Amount was reduced if and to the extent the alleged Losses underlying such outstanding Liability Claim or Third Party Claim are finally determined by a non-appealable order of a court of competent jurisdiction not to be actual Losses of the Parent Indemnified Parties in accordance with Article VII.
(c)Notwithstanding the foregoing Section 2.6(b), Parent’s obligation to pay or issue the Deferred Amount to Tania Yuki Mustapic shall immediately terminate, and Tania Yuki Mustapic agrees to forfeit any rights she may have with respect to the Deferred Amount, upon any material breach of the Stockholder Non-Competition and Non-Solicitation Agreement alleged by Parent in good faith (which is not cured within ten (10) Business Days following Tania Yuki Mustapic’s receipt of written notice thereof; provided if Tania Yuki Mustapic is pursuing the cure of such alleged material breach in good faith at the expiration of such cure period, then such cure period shall be extended by ten (10) additional Business Days). If Tania Yuki Mustapic is finally determined by a non-appealable order of a court of competent jurisdiction not to be in breach of the Stockholder Non-Competition and Non-Solicitation Agreement or Parent withdraws the allegation of breach in full, Parent shall, in accordance with Section 2.6(b), promptly pay or issue (and if such Deferred Amount is elected by Parent to be paid in shares of Parent Common Stock under this Agreement, each share of Parent Common Stock shall be deemed to have a value equal to the Parent Stock Price as of the applicable Release Date) to Tania Yuki Mustapic the amount deemed forfeited pursuant to the preceding sentence.
(d)Notwithstanding anything to the contrary in this Agreement, if, prior to the ninety (90) day anniversary of the Closing Date (the “Outside Delivery Date”), either (x) Parent has not received all of the

Approved Data Consents or (y) all communications from the Data Partners questioning or raising concerns about the Company’s use of such Data Partner’s data, in any case that were raised prior to the Closing or were raised (whether prior to or after Closing) in connection with an audit initiated prior to the Closing, have not been fully remediated or resolved, the following shall apply:
(i)As soon as reasonably practicable, and in any event within sixty (60) days after the end of the calendar year ended December 31, 2022, Parent shall prepare and deliver (or cause to be prepared and delivered) to the Stockholder Representative a statement setting forth in reasonable detail a calculation of Revenue, together with a determination of the Reduction Amount (the “2022 Statement”). Parent shall prepare such 2022 Statement in good faith and in accordance with Parent’s normal and customary accounting methods, but subject to Schedule E and Schedule F.
(ii)During the thirty (30) day period immediately following the Stockholder Representative’s receipt of the 2022 Statement, Parent shall make available to the Stockholder Representative and its Representatives the books and records used in preparing the 2022 Statement (subject to the execution of customary work paper access letters, if requested) and provide reasonable access (on prior written notice and during business hours) to employees of Parent as the Stockholder Representative may reasonably request in connection with its review of the 2022 Statement, and shall otherwise reasonably cooperate in good faith with the Stockholder Representative and its Representatives in their review of the 2022 Statement. The 2022 Statement, including the determination of the Reduction Amount set forth therein, shall be final and binding on the Parties unless the Stockholder Representative delivers an objection notice in writing to Parent within thirty (30) days following the Stockholder Representative’s receipt of the 2022 Statement (an “Objection Notice”) setting forth in reasonable detail its objection(s) to the 2022 Statement and the Stockholder Representative’s proposed adjustments to the 2022 Statement with reasonably detailed supporting documentation, including the proposed calculation of the Reduction Amount.
(iii)During the thirty (30) days immediately following the delivery of an Objection Notice, if any, Parent and the Stockholder Representative agree to seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Objection Notice. If at the end of the thirty (30) day period, Parent and the Stockholder Representative have been unable to resolve any differences they may have with respect to the matters specified in the Objection Notice, Parent and Stockholder Representative shall refer any unresolved differences to the Independent Accountant. The Independent Accountant, acting as an expert and not an arbitrator, shall make a final determination as to referred unresolved differences within thirty (30) days after its engagement. In resolving any referred unresolved differences, the Independent Accountant may not assign a value greater than the highest value nor less than the lowest value for such referred unresolved difference claimed by either Party. The Independent Accountant’s determination shall be based solely on presentation by Parent and the Stockholder Representative (i.e. not an independent review) and on the terms in this Agreement that are relevant to the calculation of the disputed item. The final determination of the Independent Accountant of the 2022 Statement, including the Reduction Amount, shall be binding on all Parties. The fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the Deferred Amount Holders) based on the inverse of the percentage that the Independent Accountant’s resolution of the referred unresolved differences covered by such Objection Notice (before such allocation) bears to the total amount of such referred unresolved differences as originally submitted to the Independent Accountant (for example, if the total amount of such referred unresolved differences as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Stockholder Representative (on behalf of the Deferred Amount Holders)). Parent shall pay the expenses of the Independent Accountant, provided that the Deferred Amount Holders shall bear their portion of the expenses as set forth in the definition of “Deferred Amount”.
(iv)Parent acknowledges that the payment of the Deferred Amount serves as a material inducement for the Company and the Company Stockholders and Company Warrantholder to enter into this Agreement, and Parent covenants through December 31, 2022, that Parent will not take any action with the actual intent of reducing Revenue with the actual intent that the Deferred Amount is reduced as a result thereof. Notwithstanding the foregoing, the Parties agree that Parent shall not be responsible for any lost Revenue caused by the Company’s failure or delay in obtaining the Approved Data Consents on or before the Outside Delivery Date.

(v)After the determination of the Reduction Amount in accordance with this Section 2.6(d), the Deferred Amount shall be reduced by the Reduction Amount for all purposes of this Agreement.
(e)If at any time during the period between the Initial Merger Effective Time and, with respect to the issuance or payment of the Deferred Amount, on or prior to the issuance or payment of the Deferred Amount pursuant to the terms of this Agreement, any change in the outstanding shares of Parent Common Stock shall occur by reason of any reclassification, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount or class contained in this Agreement which is based on the price of Parent Common Stock or the number or class of shares of Parent Common Stock shall be equitably adjusted to the extent necessary to provide the Parties with the same economic effect with respect to the Deferred Amount as contemplated by this Agreement prior to such reclassification, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.
(f)In connection with the consummation of a Change of Control Event prior to the three (3) year anniversary of the Closing Date, Parent shall make appropriate provision so that the successors and assigns of Parent shall affirmatively assume the obligations of Parent with respect to the Deferred Amount. If, as a result of such Change of Control Event, shares of Parent Common Stock are exchanged for or converted into cash or other securities, then Parent shall elect that the Deferred Amount, if any, be made in the form of such cash or other securities based on the Parent Stock Price that would have applied had the Deferred Amount, if any and as applicable under Section 2.6(b), been issued or paid to the Deferred Amount Holders as of immediately prior to such Change of Control Event.
(g)The approval and adoption of this Agreement and approval of the Combination Transactions by the Company Stockholders, and the delivery of the Joinder Agreements by the Company Stockholders and Company Warrantholder, constitutes approval by such Company Stockholders and Company Warrantholder as to the specific terms of the Combination Transactions, and the irrevocable agreement of the Company Stockholders and Company Warrantholder to be bound by, and comply with, this Agreement, including the matters set forth in this Section 2.6 and Parent’s retention of the Deferred Amount.
2.7.No Fractional Shares. Notwithstanding anything to the contrary set forth herein, the number of shares of Parent Common Stock to be issued to each Shareablee Holdco Stockholder and the Shareablee Holdco Warrantholder pursuant to Section 2.1(d) or Section 2.2(b), as applicable, and in connection with the issuance or payment of any Deferred Amount, if any, as applicable, shall be rounded up to the nearest whole number of shares of Parent Common Stock. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued to any Shareablee Holdco Stockholder or the Shareablee Holdco Warrantholder in connection with the Combination Transactions and the Parent Stock Issuance and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Each share of Parent Common Stock issuable in the Combination Transactions, or any other securities issued in respect of such shares upon any stock split, stock dividend, merger, consolidation or similar event, shall be book-entry security entitlements.
2.8.Deferred Amount Grants. Notwithstanding anything to the contrary herein, Parent shall be permitted, in its sole discretion, to satisfy its obligations with respect to the applicable portion of the Deferred Amount to any Equity Award Holders with shares issued under the Company Equity Plan, which shares shall have the same terms and conditions as to the Deferred Amount set forth in Section 2.6 of this Agreement.
2.9.Withholding. Notwithstanding any other provision of this Agreement, Parent, the Final Surviving Company, the Exchange Agent and any Affiliate of the foregoing shall be entitled to deduct or withhold from any consideration issuable, payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law or under any applicable Law or Order, and to request and be provided any necessary Tax Forms or any similar information; provided, that except in the case of backup withholding, any payment of wages for applicable Tax purposes with respect to Transaction Expenses, the failure of the Company to deliver the FIRPTA Compliance Certificate or the failure of an applicable payee to deliver an applicable Tax Form, the Person intending to deduct or withhold under this Section 2.9 shall provide prompt notice to the applicable payee upon becoming aware that such deduction or withholding is required. Parent shall (and shall cause its Affiliates to) cooperate with the applicable payee and take such commercially reasonable steps as such payee may reasonably request to reduce or eliminate amounts that would otherwise be deducted or withheld under this Section 2.9. To the extent any such amounts are so deducted or withheld and paid to the proper Governmental

Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Persons to whom such amounts would otherwise have been paid. Notwithstanding any other provision of this Agreement, the employer portion of any income, payroll or other employment-related taxes withheld by Parent, the Final Surviving Company, the Exchange Agent or any affiliate in connection with the payment to any Deferred Amount Holder that was an Equity Award Holder as of immediately prior to the Closing Date shall be deemed to be paid to such Deferred Amount Holder for all purposes of Section 2.6 of this Agreement. Notwithstanding any other provision of Section 2.6 of this Agreement to the contrary, payment to any Deferred Amount Holder subject to payroll tax withholding (which shall include any Deferred Amount Holder that was an Equity Award Holder as of immediately prior to the Closing Date) may be delayed until no later than March 14 of the year following the year in which such portion of the Deferred Amount becomes payable to such Deferred Amount Holder to facilitate a “sell to cover” transaction to permit such Deferred Amount Holder to satisfy his or her income and/or payroll tax obligation that becomes due upon receipt of such Deferred Amount.
2.10.Post-Closing Reconciliation.
(a)On the Closing Date, the Company shall deliver to Parent its good faith calculation of (i) the estimated Closing Net Working Capital Amount, (ii) the estimated Closing Indebtedness Amount (excluding the PPP Loan), (iii) the estimated Closing Cash Amount, and (iv) the Closing Transaction Expense Amount (collectively, the “Adjustment Amounts” (which may be positive or negative numbers), and such estimates, the “Estimated Adjustment Amounts”), in each case, accompanied by reasonably detailed back-up documentation for such calculations (the “Estimated Closing Statement”). The Company shall prepare the Estimated Closing Statement in accordance with the applicable definitions in this Agreement and with GAAP. The Company shall make available to Parent and its Representatives the books and records used in preparing the Estimated Closing Statement and reasonable access (on prior notice and during business hours) to employees of the Company as Parent may reasonably request in connection with its review of such statements, and will otherwise cooperate in good faith with Parent’s and its Representatives review of such statements and shall take into consideration in good faith any comments of Parent on the Estimated Closing Statement, as applicable. Notwithstanding the foregoing, in no event will any of Parent’s rights be considered waived, impaired or otherwise limited as a result of Parent not making an objection prior to the Closing or its making an objection that is not fully implemented in the Estimated Closing Statement, as applicable.
(b)As soon as reasonably practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement that shall set forth a calculation of each Adjustment Amount (the “Final Adjustment Amounts”), accompanied by reasonably detailed back-up documentation for such calculations (the “Post-Closing Statement”). Parent shall prepare such Post-Closing Statement in accordance with the applicable definitions in this Agreement and with GAAP. After the Stockholder Representative’s receipt of the Post-Closing Statement, Parent shall make available to the Stockholder Representative and its Representatives the books and records used in preparing the Post-Closing Statement (subject to the execution of customary work paper access letters, if requested) and provide reasonable access (on prior written notice and during business hours) to employees of Parent and the Company as the Stockholder Representative may reasonably request in connection with its review of the Post-Closing Statement, and shall otherwise reasonably cooperate in good faith with Stockholder Representative and its Representatives in their review of the Post-Closing Statement. The Stockholder Representative shall notify Parent in writing (the “Notice of Adjustment Disagreement”) within thirty (30) days of the Stockholder Representative’s receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Stockholder Representative disagrees with any portion of the Post-Closing Statement. The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Stockholder Representative’s proposed adjustments to the Post-Closing Statement with reasonably detailed supporting documentation. If no Notice of Adjustment Disagreement is received by Parent on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Stockholder Representative and shall become final and binding upon the Parties, the Company Stockholders and the Company Warrantholder. During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Stockholder Representative and Parent shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any items agreed to by the Stockholder Representative and Parent in a written agreement executed and delivered by each of the Stockholder Representative and Parent, together with any items not disputed or objected to by the Stockholder Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.” If at the end of the Adjustment Resolution Period, the Parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Stockholder Representative and Parent, or either of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to Grant Thornton LLP (the “Independent Accountant”). In the event that Grant Thornton LLP refuses or is otherwise unable to act as the Independent Accountant, the Stockholder Representative and Parent shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Stockholder Representative and Parent, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the Parties, of the appropriate amount of each of the Unresolved Matters. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Stockholder Representative or Parent, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Stockholder Representative in the Notice of Adjustment Disagreement or Parent in the Post-Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Parent and the Stockholder Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.10(b); provided, that the independent accountants of Parent or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The fees and expenses of the Independent Accountant shall be borne by Parent and the Stockholder Representative (on behalf of the As-Converted Stockholders) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Stockholder Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Parent and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Stockholder Representative (on behalf of the As-Converted Stockholders)). Parent shall pay the expenses of the Independent Accountant, provided that the As-Converted Stockholders shall bear their portion of the expenses as set forth in Section 2.10(d) and Section 2.10(e).
(c)The “Final Closing Statement” and “Final Adjustment Amounts” shall be (i) in the event that no Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.10(b), (ii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.10(b) as adjusted pursuant to the written agreement executed and delivered by Parent and the Stockholder Representative or (iii) in the event that a Notice of Adjustment Disagreement is delivered by the Stockholder Representative to Parent prior to the expiration of the Adjustment Review Period and Parent and the Stockholder Representative are unable to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.10(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 2.10(b). The date on which the Final Closing Statement is finally determined in accordance with this Section 2.10(c) is hereinafter referred to as the “Determination Date.”
(d)Upon determination of the Final Closing Statement, if the sum of the Final Adjustment Amounts set forth in the Final Closing Statement is greater than the sum of the Estimated Adjustment Amounts (the amount of such excess, minus any costs allocated to the Stockholder Representative (on behalf of the As-Converted Stockholders) pursuant to Section 2.10(b), the “Upward Adjustment Amount”), then, within three (3) Business Days after the Determination Date, Parent shall deposit with the Exchange Agent the number of shares of Parent Common Stock with an aggregate value equal to the Upward Adjustment Amount based on the Parent Stock Price as of the Closing Date (the “Upward Adjustment Consideration”) for further distribution to the As-Converted Stockholders in accordance with the additional amounts that each As-Converted Stockholder would have received had the Final Adjustment Amount been included in the Maximum Available Fully Diluted Shares Closing Consideration instead of the Estimated Adjustment Amount at the time of Closing; provided, that as a condition to Parent’s and the Exchange Agent’s obligation to make such issuances, the Stockholder Representative shall first deliver to Parent an updated Allocation Schedule setting forth the portion of the Upward Adjustment Consideration payable to each As-Converted Stockholder; provided, further, that in no event shall the Upward Adjustment Consideration exceed the Maximum Adjustment Consideration. If the absolute value of the Upward Adjustment Amount is less than $50,000, the “Upward Adjustment Amount” shall be deemed to be $0 and there shall be no Upward Adjustment Consideration.
(e)Upon determination of the Final Closing Statement, if the sum of the Final Adjustment Amounts set forth in the Final Closing Statement is less than the sum of the Estimated Adjustment Amounts (the amount of such deficiency, together with any costs allocated to the Stockholder Representative (on behalf of the As-Converted Stockholders) pursuant to Section 2.10(b), the “Downward Adjustment Amount”), then, within three (3) Business Days after the Determination Date, Parent shall deduct from the Purchase Price Holdback Amount the number of shares of Parent Common Stock with an aggregate value equal to the Downward Adjustment Amount based on the Parent Stock Price as of the Closing Date (the “Downward Adjustment Consideration”); provided, that in the event that the Downward Adjustment Consideration exceeds the Maximum Adjustment Consideration, Parent shall be entitled to reduce the Deferred Amount payable to the As-Converted Stockholders by such excess. If the absolute value of the Downward Adjustment Amount is less than $50,000, the “Downward Adjustment Amount” shall be deemed to be $0 and there shall be no Downward Adjustment Consideration.
(f)Parent shall promptly cause the Exchange Agent to issue to each As-Converted Stockholder all or the applicable portion (which may be zero), as applicable, of the Per Share Purchase Price Holdback Amount (in excess of the Downward Adjustment Consideration, if applicable).
(g)Parent and the Final Surviving Company shall be entitled to conclusively rely upon the updated Allocation Schedule delivered by the Stockholder Representative, including with respect to whether any individual As-Converted Stockholder received the appropriate portion of any such distribution, and in no event will Parent, the Final Surviving Company or any of their Affiliates have any liability to any person on account of payments or distributions made in accordance with the updated Allocation Schedule delivered by the Stockholder Representative; provided, that the Stockholder Representative shall be entitled to conclusively rely upon the initial Allocation Schedule prepared by the Company in connection with the Stockholder Representative’s preparation and delivery of any updated Allocation Schedule.
(h)Except with respect to claims of Fraud and subject to Section 7.2, the process set forth in this Section 2.10 shall be the exclusive remedy for disputes related to the Adjustment Amounts.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Subject to the disclosures set forth in the disclosure schedule of the Company, Shareablee Holdco and Shareablee Merger Sub (the “Company Parties”) dated as of the Closing Date and delivered to Parent concurrently with the execution of this Agreement as Schedule A (the “Disclosure Schedule”) (each of which disclosures shall indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures,), the Company Parties represent and warrant as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to the Parent Parties as follows:
3.1.Organization.
(a)Each of the Company Parties is duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware. Each of the Company Parties has the requisite corporate or other legal power and authority, as applicable, to own, operate, distribute and lease its assets and properties to carry on its businesses as it is now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in the State of Delaware where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a material and adverse effect on the Company Parties.
(b)Each of the Company Parties has made available correct and complete copies of its governing documents, as amended to date, in full force and effect on the Closing Date (collectively, the

“Charter Documents”). The Company Board has not approved or proposed any amendment to any of the current Charter Documents, other than in connection with the transactions contemplated by this Agreement.
3.2.Company Capital Structure.
(a)Immediately prior to the Closing, the authorized capital stock of the Company consists of (i) 26,000,000 shares of Company Common Stock, $0.001 par value, of which 9,725,666 shares are issued and outstanding, and (ii) 11,748,879 shares of Company Preferred Stock, $0.001 par value, (A) 8,662,019 shares of which are designated Series A Preferred Stock and 8,662,019 of which are issued and outstanding, and (B) 3,086,860 shares of which are designated Series A-2 Preferred Stock and 2,287,593 of which are issued and outstanding. In connection with the transactions contemplated hereby as a Liquidation Event (as defined in the Certificate of Incorporation), (x) each share of Company Series A-2 Preferred Stock is entitled to an amount per share equal to the greater of (I) two (2) times $1.6692, plus any dividends declared but unpaid thereon or (2) such amount per share as would have been payable had all shares of Company Series A-2 Preferred Stock been converted into Company Common Stock immediately prior to such Liquidation Event and (y) each share of Company Series A Preferred Stock is entitled to an amount per share equal to the greater of (i) $0.9086, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of Company Series A Preferred Stock been converted into Company Common Stock immediately prior to such Liquidation Event. There are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options and the settlement of Company RSU Awards under the Company Equity Plan and the Company Warrant that is outstanding as of immediately prior to the Closing and set forth on Section 3.2(d)-1 of the Disclosure Schedule. Immediately prior to the Closing, there are 21,657,776 Fully Diluted Shares. The only Equity Interests of the Company held by Persons who are not Accredited Investors are 2,000 shares of Company Common Stock. Section 3.2(a)-1 of the Disclosure Schedule sets forth, as of immediately prior to the Closing, a correct and complete list of the holders of issued and outstanding shares of Company Capital Stock and each other Equity Interest of the Company (other than Company Options and Company RSU Awards set forth on Section 3.2(d)-1 of the Disclosure Schedule) with the number and type of such shares or such other Equity Interests so owned by each such holder, and any beneficial holders thereof. All issued and outstanding shares of Company Capital Stock or other Equity Interests of the Company are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which the Company is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock or other Equity Interests. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other applicable Law any shares of Company Capital Stock, any Company Securities or any other securities or Equity Interests. All issued and outstanding shares of Company Capital Stock and all Company Options and Company RSU Awards were issued in compliance with applicable Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. No shares of Company Capital Stock are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. The consideration received pursuant to Section 2.1(d), including after giving effect to any indemnification obligations of such Persons under Article VII of this Agreement and any forfeiture of the Deferred Amount, are made in accordance with the Liquidation Event provisions under the Certificate of Incorporation, and satisfy in full the Series A-2 Liquidation Amount and Series A Liquidation Amount (as defined in the Certificate of Incorporation) to which the Company Series A-2 Preferred Stockholders and Company Series A Preferred Stockholders, respectively, are entitled under the Certificate of Incorporation. Immediately prior to the Closing, the authorized capital stock of the Shareablee Holdco consists of (iii) 26,000,000 shares of Shareablee Holdco Common Stock, and (iv) 11,748,879 shares of Shareablee Holdco Preferred Stock, $0.001 par value. Immediately prior to the Closing, there are no issued and outstanding Equity Interests of Shareablee Holdco Common Stock, other than the shares of Shareablee Holdco Common Stock owned by the Company.
(b)Section 3.2(b) of the Disclosure Schedule sets forth, as of immediately prior to the Closing, the holder of outstanding Company Warrant, including the number of shares of Company Common Stock subject to such Company Warrant, the grant date, the exercise price for such Company Warrant, the extent to which such Company Warrant is vested and exercisable and the date on which such Company Warrant expires.
(c)Section 3.2(c) of the Disclosure Schedule identifies, as of immediately prior to the Closing, each Person with an offer letter or other Contract that contemplates a grant of Company Options, grant of Company RSU Awards, or grant or issuance of other securities of the Company (including the number, series and class of shares, intended exercise price (had such Company Option been granted in the Ordinary Course of Business based on the offer letter or other Contract contemplating such grant, as applicable, that was executed by the Company or otherwise in the Ordinary Course of Business in the absence of this Agreement and the transactions contemplated hereby) and intended vesting schedule (including, any accelerated vesting, if applicable), or who has otherwise been promised Company Options, Company RSU Awards or other securities of the Company, which Company Options or Company RSU Awards have not been granted, or other securities have not been granted or issued, as of immediately prior to the Closing.
(d)As of immediately prior to the Closing, the Company has reserved 4,500,000 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Equity Plan, of which 3,045,527 shares are subject to outstanding and unexercised Company Options, 168,564 shares are subject to outstanding Company RSU Awards, and 507,659 shares remain available for issuance thereunder. The aggregate exercise price applicable to all Company Options (the “Aggregate Option Exercise Price”) is $1,224,332.29. Section 3.2(d)-1 of the Disclosure Schedule sets forth, as of immediately prior to the Closing, a correct and complete list of all Equity Award Holders, and each Company Option and Company RSU Award, whether or not granted under the Company Equity Plan, including the number and type of shares of Company Capital Stock subject to each Company Option and Company RSU Award, the number of such shares that are vested or unvested, the “date of grant” of such Company Option or Company RSU Award (in the case of any Company Option, as defined under U.S. Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share of any Company Option, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax Law) or Company RSU Award, the term of each Company Option, the plan from which such Company Option or Company RSU Award was granted (if any), whether such Company Option or Company RSU Award was granted with an “early exercise” right in favor of the holder, and the country and state of residence of such Equity Award Holder. All Company Options listed on Section 3.2(d)-1 of the Disclosure Schedule that are denoted as incentive stock options under Section 422 of the Code so qualify. Section 3.2(d)-2 of the Disclosure Schedule indicates, as of immediately prior to the Closing, which Equity Award Holders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company. In connection with the Combination Transactions, the treatment of Shareablee Holdco Options and Shareablee Holdco RSU Awards under Article II will not violate the Company Equity Plan, applicable Laws, and the underlying individual agreements for such equity awards.
(e)With respect to the Company Options and Company RSU Awards, (i) each grant of an equity award was duly authorized no later than the date on which the grant of such equity award was by its terms to be effective by all necessary corporate action, (ii) each award of Company Options or Company RSU Award has been made using the applicable standard form award agreement under the Company Equity Plan, correct and complete copies of which has been made available to Parent, (iii) no Company Options or Company RSU Awards differ in any material respect from such applicable form agreement (other than any vesting acceleration provisions contained therein as indicated in Section 3.2(e) of the Disclosure Schedule), and (iv) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement any such award agreements in any case from the forms made available to Parent. Except as set forth on Section 3.2(d)-1 of the Disclosure Schedule, no Company Option that was granted so as to qualify as an incentive stock option as defined in Section 422 of the Code was early exercised by the holder of such Company Option.
(f)As of immediately prior to the Closing, there are no authorized, issued or outstanding Company Securities other than shares of Company Capital Stock, Company Options, Company RSU Awards, and the Company Warrant. Other than as set forth on Section 3.2(a), Section 3.2(b), Section 3.2(d)1 and Section 3.2(e) of the Disclosure Schedule, as of immediately prior to the Closing, no Person holds any Company Securities or other Equity Interests, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a Company Stockholder is a party or by which it or its assets is bound, (i) obligating the Company or such Company Stockholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Securities or other rights to purchase or otherwise acquire any Company Securities, whether vested or unvested, or (ii) obligating the Company to grant, extend, accelerate the vesting or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company RSU Award, call, right or Contract.

(g)There is no Indebtedness of the Company (i) granting a holder the right to vote on any matters on which any Company Stockholder may vote (or that is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, issued or outstanding as of immediately prior to the Closing.
(h)Except as set forth on Section 3.2(h) of the Disclosure Schedule, there are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock or Equity Interests of the Company (i) between or among the Company, on one hand, and any equityholder of the Company, on the other hand, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Knowledge of the Company, between or among any of the equityholders of the Company. Except as set forth on Section 3.2(d)-1 of the Disclosure Schedule, neither the Company Equity Plan nor any Contract of any character to which the Company is a party or by which the Company or any of its assets is bound relating to any Company Options or Company RSU Awards requires or otherwise provides for any accelerated vesting of any Company Options or Company RSU Awards or the acceleration of any other benefits thereunder, in each case in connection with the transactions contemplated by this Agreement or upon termination of employment or service with the Company or Parent, or any other event, whether before, upon or following the Closing or otherwise.
(i)As of the Closing, (i) the number of shares of Company Capital Stock set forth in the Allocation Schedule as being owned by a Person, or subject to Company Options, Company RSU Awards, or the Company Warrant owned by such Person, shall constitute the entire interest of such Person in the issued and outstanding Company Capital Stock or any other Company Securities, (ii) no Person not disclosed in the Allocation Schedule shall have a right to acquire from the Company any shares of Company Capital Stock, Company Options, Company RSU Awards, Company Warrant, Equity Interests or any other Company Securities, and (iii) the shares of Company Capital Stock, Company Options, Company RSU Awards, and the Company Warrant disclosed in the Allocation Schedule shall be free and clear of any Liens.
(j)(i) The original application for the PPP Loan submitted by the Company was correct and complete at the time of submission in all respects, and the Company was qualified to receive the original principal amount of the PPP Loan under Law and (ii) to the Knowledge of the Company, the entire outstanding balance of the PPP Loan is forgivable under Law by the PPP Lender. The Company has heretofore made available to Parent a correct and complete copy of the PPP Loan Escrow Agreement together with any and all amendments and supplements thereto and “side letters” and similar documentation relating thereto.
(k)Section 3.2(k) of the Disclosure Schedule sets forth a correct and complete list, as of immediately prior to the Closing, of all Indebtedness of the Company (other than Unpaid Pre-Closing Taxes), including, for each such item of Indebtedness, the amount owed thereunder, the agreement governing the Indebtedness and a general description of assets securing such Indebtedness. Other than the Indebtedness set forth on Section 3.2(k) of the Disclosure Schedule and Unpaid Pre-Closing Taxes, the Company has no Indebtedness.
3.3.No Other Subsidiaries; Ownership Interests.
(a)As of immediately prior to the Closing, the Company does not, directly or indirectly, own any Equity Interests in or any interest convertible or exchangeable or exercisable for, any Equity Interests, in, any Person other than Shareablee Holdco and Shareablee Merger Sub.
3.4.Authority and Enforceability.
(a)Each of the Company Parties has all requisite power and authority to enter into this Agreement and any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreement to which any Company Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Company Party and no further corporate action is required on the part of the Company Parties to authorize this Agreement and any Related Agreements to which any Company Party is a party and the transactions contemplated hereby and thereby. The Company Written Consent is the only vote, approval or consent of the holders of any class or series of Company Capital Stock or any other securities of the Company that is necessary under the DGCL, any of the Charter Documents or any Contracts to which any Company Party is a party to adopt this Agreement and each of the Related Agreements and approve the transactions contemplated hereby and thereby and to approve the Combination

Transactions. This Agreement and each of the Related Agreements to which any Company Party is a party have been, or, as of the Closing shall be, duly executed and delivered by such Company Party and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of such Company Party enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded), has (x) declared that this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the Combination Transactions, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (y) approved this Agreement in accordance with the provisions of the DGCL, and (z) directed that the adoption of this Agreement and approval of the Combination Transactions be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Combination Transactions (collectively, the “Company Board Resolutions”).
(b)No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company Parties in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Shareablee Merger Certificate, the Shareablee Conversion Certificate, the Initial Merger Certificate and the Final Merger Certificate, (ii) in the case of consummation of the transactions contemplated hereby, obtaining the Company Written Consent, and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not materially and adversely affect, and would not reasonably be expected to materially and adversely affect, the Company Parties’ ability to perform or comply with the covenants, agreements or obligations of the Company Parties herein or to consummate the transactions contemplated by this Agreement in accordance with this Agreement and applicable Law.
(c)There are no “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statutes, regulations or provisions in the Charter Documents applicable to the Company Parties or to the execution, delivery or performance of the transactions contemplated by this Agreement, including the consummation of the Combination Transactions or any of the other transactions contemplated by this Agreement.
(d)Each Company Stockholder and Company Warrantholder has irrevocably and unconditionally waived, and has agreed not to exercise any, rights of appraisal or any dissenters’ rights that each such Company Stockholder or Company Warrantholder may have (whether under Section 262 of the DGCL or other applicable Law) or could potentially have or acquire in connection with the execution and delivery of this Agreement or the consummation of the Combination Transactions.
3.5.No Conflict. The execution and delivery by the Company Parties of this Agreement and any Related Agreement to which any Company Party is a party, and the consummation of the transactions contemplated hereby and thereby, shall not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Charter Documents, (ii) any Material Contract, or (iii) any Law or Order applicable to the Company or any of its respective properties or assets (whether tangible or intangible), except, in the case of clause (ii) or (iii), as would not reasonably be expected to have a material and adverse effect on the Company, or (b) result in the creation of any Lien (other than a Permitted Lien) on any of the material assets of the Company or any of the shares of Company Capital Stock or Equity Interests of the Company. Section 3.5 of the Disclosure Schedule sets forth all notices, consents, waivers and approvals of parties to any Material Contracts with the Company that are required thereunder in connection with the Combination Transactions, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the Closing so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Closing. Immediately following the Closing, the Company shall continue to be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

3.6.No Prior Activities of Shareablee Holdco and Shareablee Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, neither Shareablee Holdco nor Shareablee Merger Sub has incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person. Each of Shareablee Holdco and Shareablee Merger Sub were formed solely for the purpose of entering into the transactions contemplated by this Agreement.
3.7.Company Financial Statements; No Undisclosed Liabilities.
(a)The Company has delivered to Parent correct and complete copies of (i) the audited financial statements of the Company as of December 31, 2020 and for the twelve (12) month period then ended (including balance sheets, statements of income and statements of cash flows), (ii) the audited financial statements of the Company as of December 31, 2019 and 2018 and for the years then ended (including balance sheets, statements of income and statements of cash flows), and (iii) the unaudited financial statements of the Company as of September 30, 2021 and for the nine (9) month period then ended (including balance sheets, statements of income and statements of cash flows) ( (i), (ii), and (iii) collectively, the “Financials”), which are included as Section 3.7(a) of the Disclosure Schedule. The Financials (A) are derived from and in accordance with the books and records of the Company, (B) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (C) fairly and accurately present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified, and (D) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated and consistent with each other.
(b)The Company does not have any Liabilities of any nature other than (i) those set forth on or adequately provided for on the balance sheet (the “Current Balance Sheet”) included in the Financials as of September 30, 2021 (the “Balance Sheet Date”), (ii) those incurred by the Company in connection with the execution of this Agreement (including Transaction Expenses), (iii) those arising under the terms of Material Contracts (other than the payment of liquidated damages or arising as a result of a default or breach thereof), and (iv) those which have arisen after the Balance Sheet Date in the Ordinary Course of Business, none of which is material to the Company. As of the date hereof, the Company has no outstanding guarantees of any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP consistently applied. Except for Liabilities reflected in the Financials, the Company does not have any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.
(c)The Company has established and maintains a system of internal accounting controls reasonably designed to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP, and (B) to maintain accountability for assets, and (iii) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. During the three (3) year period prior to the date hereof, (i) neither the Company nor, to the Knowledge of the Company, any Employee, has identified or been made aware of any fraud or suspected fraud, whether or not material, that involves the Company’s management or Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing; (ii) neither the Company nor, to the Knowledge of the Company, any Representative of the Company has received any material complaint, allegation, assertion or claim regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements; and (iii) no attorney representing the Company has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Representatives. To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that could materially affect the Company’s ability to record, process, summarize and report financial data. There has been no material change in the Company’s accounting policies the past three (3) years, except as described in the Financials. The Company does not hold any cash outside of the United States.

3.8.Tax Matters.
(a)General Tax Matters.
(i)The Company has (A) prepared and filed all Tax Returns that it is required to file, and such Tax Returns are true, correct and complete in all material respects, and (B) timely paid all Taxes required to be paid by it (whether or not shown on a Tax Return). The Company is not a beneficiary of any extension of time within which to file any Tax Return other than pursuant to customary extensions of the due date for filing a Tax Return.
(ii)Intentionally Omitted.
(iii)The Company has (A) withheld or collected with respect to its Employees, stockholders, customers and any other Persons all Taxes (including sales, use, value-added, excise and similar Taxes), social security charges, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other similar charges and fees required to be withheld or collected, and has timely paid over such Taxes, charges, amounts and fees to the appropriate Governmental Entities in accordance with applicable Law, and (B) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, deduction, collection and remittance of such Taxes, charges, amounts and fees.
(iv)There is no Tax deficiency outstanding, assessed or to the Knowledge of the Company, proposed against the Company. The Company has not executed any waiver or extension of any statute of limitations for the period of assessment or collection of any Tax, and no request for any such waiver or extension has been filed or is currently pending.
(v)Except as disclosed in Section 3.8(a)(v) of the Disclosure Schedule, no audit or other examination of any Tax Return of the Company by a Governmental Entity is in progress, nor has the Company been notified in writing of any request for such an audit or other examination. The Company has not received written notice of a claim by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax, or required to file Tax Returns, in that jurisdiction. The Company has not received written notice from a Governmental Entity of any proposed adjustments relating to any Tax Return filed by the Company. The Company is not a party to nor bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes.
(vi)Intentionally Omitted.
(vii)The Company made available all income, sales and use, value-added and other Tax Returns filed by the Company for all taxable periods ending after December 31, 2018 and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company. Section 3.8(a)(vii) of the Disclosure Schedule sets forth each jurisdiction where the Company will be required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period and the type of each such Tax Return. No power of attorney with respect to Taxes has been granted with respect to the Company that will remain in force after the Closing.
(viii)There are no Liens on the assets of the Company relating or attributable to Taxes, other than Permitted Liens.
(ix)The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(x)During the past two years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(xi)The Company has not (a) participated in any “reportable transaction” or “listed transaction” as defined in Section 6707A(c) of the Code or the U.S. Treasury Regulations promulgated thereunder, (b) engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule), or (c) consummated or participated in any transaction that was or is a “tax shelter” transaction as defined in Section 6662(d)(2)(C)(ii) of the Code or the U.S. Treasury Regulations promulgated thereunder. The

Company has not taken a position on any Tax Return that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662(d) of the Code (or any similar provision of state, local or non-U.S. Tax Law).
(xii)The Company has not, nor has any predecessor of the Company, (A) been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return, (B) been a party to, or bound by, any Tax sharing, indemnification, reimbursement or allocation agreement, (C) incurred any potential liability for the Taxes of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law, including any arrangement for group or consortium relief or any similar arrangement), as a transferee or successor, by operation of Law, by Contract, or otherwise (other than any Contract or arrangement entered into in the Ordinary Course of Business the primary purpose of which is not Taxes), or (D) been a party to any joint venture, partnership or other agreement or arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(xiii)Neither the Company, nor Parent as a result of its acquisition of the Company, will be required to include any income or gain or exclude any deduction or loss from taxable income for any Tax period or portion thereof ending after the Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting, or use of an improper method of accounting or otherwise (including as a result of the transactions contemplated by this Agreement), for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) entered into on or prior to the Closing Date, (C) any installment sale or open transaction disposition made on or prior to the Closing Date, or (D) any deferred revenue or prepaid amount received on or prior to the Closing Date outside of the Ordinary Course of Business.
(xiv)The Company uses the accrual method of accounting for income Tax purposes.
(xv)The Company has not, nor has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention) or an office or fixed place of business, in any country other than the United States.
(xvi)No Tax ruling, clearance or consent from a Governmental Entity has been issued to the Company, and the Company has not applied for any such Tax ruling, clearance or consent. The Company has not entered into any Contract or arrangement with any Governmental Entity that requires it to take any action or to refrain from taking any action relating to Taxes.
(xvii)Except as disclosed in Section 3.8(a)(xvii) of the Disclosure Schedule, the Company is and always has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income Tax purposes.
(xviii)The Company has not (A) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) otherwise deferred any Taxes (including the employee portion of any payroll Taxes) or changed any material Tax election or filed an amended Tax Return under, or in response to, any legislation or executive order enacted or issued in response to COVID-19, (C) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) or Section 2301 of the CARES Act, or (D) sought (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(xix)The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Combination Transactions from qualifying for the Intended Tax Treatment.
(xx)The Company does not have accumulated earnings and profits within the meaning of Section 356(a)(2) of the Code as of the Final Merger Effective Time.
(b)Tax Matters related to Compensation. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) result in any payment or benefit that would be, individually or in combination with any other payment or benefit, characterized or reasonably expected to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of Tax law). There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any Person for Taxes paid pursuant to Section 4999 of the Code and the regulations thereunder or any similar state Law. None of the shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.
(c)409A Compliance. Except as set forth on Section 3.8(c) of the Disclosure Schedule, any nonqualified deferred compensation plan to which the Company is a party is and has been in material documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. The per share exercise price for each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant (and as of any later modification thereof) within the meaning of Section 409A of the Code and as determined in a manner consistent with Code Treas. Reg. 1.409A-1(b)(5)(iv)(B(2)(i). No compensation is includable in the gross income of any Employee as a result of Section 409A of the Code with respect to any arrangements or agreements covering any Employee. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any Person for Taxes paid pursuant to Section 409A of the Code and the regulations thereunder or any similar state Law.
3.9.Compliance with Securities Act. The Company, Company Stockholders and Company Warrantholder are aware that the Parent Common Stock to be issued to the Company Stockholder and the Company Warrantholder pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of the Securities Act. The Company, Company Stockholders and Company Warrantholder further acknowledge that the Parent Common Stock issued hereunder is acquired for investment only and not with a view to any public distribution thereof, and shall not be sold or otherwise disposed of in violation of any of the registration requirements of the Securities Act.
3.10.Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.
(a)The Company owns no, and has never owned any, real property.
(b)Section 3.10(b) of the Disclosure Schedule sets forth a list, as of immediately prior to the Closing, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company is bound. There is not, under any of such Lease Agreements, any existing default (or to the Company’s Knowledge, any event which with notice or lapse of time, or both, would be reasonably likely to constitute a default) which is or would be material to the Company, and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn.
(c)The Company has valid title to, or valid leasehold interest in all of its material properties, and interests in properties and assets, real and personal, reflected on the Current Balance Sheet or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.
(d)All material machinery, equipment, and other tangible assets of the Company (other than real property) currently being used in the conduct of the business of the Company have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear), are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put. No maintenance of such assets has been materially deferred by the Company.
3.11.Intellectual Property.
(a)Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(i)“Company IP” shall mean all Intellectual Property Rights in and to the Company Products, and any other Intellectual Property Rights used in the conduct of the business as currently conducted.
(ii)“Company Owned IP” shall mean any and all Company IP, including Registered IP and Company Software, that are owned or purported to be owned by the Company.
(iii)“Company Products” shall mean all products and services that have been or are as of immediately prior to the Closing commercially provided, made available, marketed, distributed, offered online, offered for sale, sold, leased, loaned, or licensed by or on behalf of the Company (including through resellers and other channel partners), and any product or service currently under development by or on behalf of the Company that is scheduled for commercial release within one hundred and twenty (120) days following the Closing Date.
(iv)“Company Software” means the software, in source code, object code or bytecode format, and Company Source Code that embodies any Company Owned IP, excluding Open Source Material.
(v)“Company Source Code” shall mean any software source code owned or purported to be owned by the Company. For the sake of clarity, Company Source Code shall not include Open Source Material.
(vi)“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “malware,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device or any information contained thereon or processed thereby; or (B) damaging, accessing or destroying any data or file without the user’s consent.
(vii)“Intellectual Property Rights” means (A) all inventions, all improvements thereto, and all patents, patent applications and invention disclosures, worldwide, together with all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof; (B) all registered and unregistered trademarks, service marks, trade names, logos, trade dress, slogans and other indicia of source, worldwide, and registrations and applications for registration thereof and any and all goodwill associated therewith; (C) all copyrights in published and unpublished copyrightable works, and all other rights of authorship recognized by statute or otherwise, including without limitation audiovisual works, collective works, computer programs or software (whether in source code or executable form), documentation, compilations, derivative works, literary works, websites, and sound recordings, and all applications, registrations and renewals in connection therewith; (D) all mask works and semiconductor chip rights, and all applications, registrations and renewals in connection therewith; (E) all trade secrets and other confidential information, whether tangible or intangible, including inventions, technical information, processes, drawings, designs, technology, research studies, computer programs, marketing studies, algorithms, customer lists, ideas, formulas, know-how, methods, prototypes, systems, and techniques; (F) databases, data and data compilations and collections and technical data; (G) domain names and uniform resource locators, and all contractual rights to the foregoing; (H) the right to bring any cause of action related to past, present, or future infringement, misappropriation, or violation of the foregoing; and (I) all other proprietary and other rights relating to any or all of the foregoing.
(viii)“IT Systems” means (A) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems; and (B) all software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases and the hardware associated with such systems.

(ix)“Open Source Material” shall mean any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).
(x)“Personal Information” means (A) data in the possession, care, custody or control of the Company (or a third party on behalf of the Company), which could be used to identify or is otherwise associated with an individual person, household or device, including name, address, telephone number, electronic mail address, medical or health information, identification number, health insurance information, location data, an online identifier, bank account number, credit card number, one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or any other data which may be used to identify an individual, household, or device, and (B) any other information which is classified as “personal data,” “personal information,” “personally identifiable information” (or similar term) under the Security Policies, Privacy Statements, or applicable Privacy and Security Requirements.
(xi)“Privacy and Security Requirements” means (A) all Laws governing the Processing of Personal Information or the security of the Company’s IT Systems or data, including the following Laws and their implementing regulations: the Health Insurance Portability and Accountability Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Computer Fraud and Abuse Act, the California Consumer Privacy Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, and any ancillary rules, binding guidelines, or other binding instruments made or issued by a Governmental Entity under the foregoing instruments, state data security Laws, state data breach notification Laws, the General Data Protection Regulation (EU) 2016/679, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, and Laws governing online marketing or telemarketing; (B) the Company’s Privacy Statements; (C) the requirements of any agreements or codes of conduct to which the Company is bound related to the Processing of Personal Information, Third Party Data or the security of the Company’s IT Systems or data; and (D) the Payment Card Industry Data Security Standards and, to the extent the Company purports to adhere to any other industry standards, such other industry standards.
(xii)“Privacy Statements” means the Company’s internal privacy policies, privacy statements made to customers or data providers (including in Contracts with customers or data providers), publicly posted privacy policies (including if posted on or in connection with the Company’s products and services) and any other representation or statement by the Company regarding the confidentiality, Processing, or security of Personal Information.
(xiii)“Process,” “Processing” or “Processed” shall mean any receipt, collection, use, disclosure, retention, storage, disposal, transfer, security, protection, analysis, or other processing of data.
(xiv)“Registered IP” means all U.S. and foreign (A) utility models, supplementary protection certificates, patents and applications for any of the foregoing, (B) registered trademarks, service marks, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (C) registered copyrights and applications for copyright registrations, and (D) domain name registrations.
(xv)“Security Policies” has the meaning set forth in Section 3.11(q)(iii).
(xvi)“Shrink-Wrap Software” shall mean any generally commercially available software in executable code or hosted form that is available for an annual cost of not more than $15,000 in the aggregate for all users and work stations and not distributed by the Company or incorporated into or used in the Company Products.
(xvii)“Third Party Data” means any and all information, including Personal Information, that is (A) collected by the Company which either: (i) identifies a Company customer or its Employees, visitors or users, (ii) is unique to such customer or its Employees, visitors or users, or (iii) could provide insight into such Employees’, users’ or visitors’ behavior if analyzed, aggregated or otherwise examined; (B) Processed by the Company for or on behalf of a customer, Employee or user; or (C) licensed or received from any other Person.

(b)Registered IP.
(i)Section 3.11(b)(i) of the Disclosure Schedule lists, as of immediately prior to the Closing: (A) each item of Registered IP which is owned or purported to be owned by the Company or subject to a valid obligation of assignment to the Company (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”); (B) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest; (C) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable registration and application numbers; (D) the filing date, and issuance/registration/grant date; (E) the status thereof; and (F) any formal actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates.
(ii)All necessary registration, maintenance and renewal fees in connection with the Company Registered IP that are or shall be due for payment on or before the Closing Date have been or shall be timely paid and all necessary documents and certificates in connection with such Company Registered IP that are or shall be due for filing on or before the Closing Date have been or shall be timely filed with the relevant Governmental Entity or third party for the purposes of maintaining such Company Registered IP.
(c)Title, Validity and Enforceability. The Company exclusively owns all right, title, and interest to and in the Company Owned IP free and clear of all Liens (other than Permitted Liens). All Company Registered IP is subsisting and enforceable and, to the Knowledge of the Company, valid.
(d)Contracts.
(i)Section 3.11(d)(i) of the Disclosure Schedule lists (and the Company has made available to Parent a correct and complete copy of), as of immediately prior to the Closing, all licenses or Contracts to which the Company is a party or by which the Company is bound pursuant to which any Intellectual Property Right is licensed to the Company (other than (A) non-exclusive software licenses or software-as-a-service agreements with respect to Shrink-Wrap Software and Open Source Materials, (B) nondisclosure agreements entered in the Ordinary Course of Business, and (C) licenses of Intellectual Property Rights pursuant to Section 3.11(d)(iv)(D), (collectively “Inbound Licenses”).
(ii)Section 3.11(d)(ii) of the Disclosure Schedule lists (and the Company has made available to Parent a correct and complete copy of), as of immediately prior to the Closing, each license or Contract to which the Company is a party or by which the Company is bound pursuant to which the Company has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right (whether or not currently exercisable) or interest in or to, any Company Owned IP (other than (A) nondisclosure agreements entered in the Ordinary Course of Business; (B) nonexclusive licenses to provide the Company Products to the Company’ customers entered in the Ordinary Course of Business; and (C) access or licenses to Company IP granted to Employees pursuant to Personnel Agreements (collectively, “Outbound Licenses”).
(iii)Prior to the date hereof, the Company has delivered to Parent evidence of Approved Data Consents for the Data Partners listed on Schedule C-1(a). With respect to each of its existing agreements with the Data Partners, the Company (x) does not currently and has not previously infringed, misappropriated, or violated any Intellectual Property Rights of any of the Data Partners, (y) is compliant in all material respects with all material obligations thereunder, including any limits or restrictions on data Processing and compliance with all relevant data privacy laws and regulations, and (z) has not received any written or, to the Knowledge of the Company, oral communications from any of the Data Partners questioning or raising concerns about the Company’s use of such data partner’s data.
(iv)The Company has made available to Parent a correct and complete copy of each standard form of Contract prepared and provided by the Company to a Person at any time in connection with the Company’s business, including each of the Company’s unmodified standard forms of: (A) director or employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (B) consulting or contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (C) confidentiality or nondisclosure agreement; and (D) customer contract providing for non-exclusive use of or access to the Company Products (collectively, the “Standard Form

Agreements”). For clarity, the Standard Form Agreements do not include agreements under which the Company has licensed or received any rights in or to data from another Person.
(e)Disclosure of Company Owned IP. The Company has the exclusive right to bring infringement actions with respect to the Company Owned IP. The Company has not transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license were, owned or purported to be owned by the Company.
(f)Development of Company Owned IP. The Company has not jointly developed any Company Owned IP with any other Person. Without limiting the generality of the foregoing:
(i)Each Employee that developed any Intellectual Property Rights for or on behalf of the Company has signed a valid, enforceable agreement (A) containing an assignment to the Company of all of such Person’s rights, title and interests in and to any Intellectual Property Rights and a waiver of such Person’s non-assignable rights (including moral rights), and (B) containing customary confidentiality provisions protecting the rights of the Company in Company Owned IP (such agreements, the “Personnel Agreements”). The Company and, to the Knowledge of the Company, all other parties thereto are in compliance in all material respects with the provisions of the Personnel Agreements.
(ii)No Employee (A) has made any written claim of ownership, or, to the Knowledge of the Company, any oral claim of ownership with respect to any Company Owned IP, or (B) has any reasonable basis for a claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP.
(iii)To the Knowledge of the Company, no Employee is: (A)  bound by or otherwise subject to any Contract with a Person restricting such Employee from performing (or in the case of former Employees of the Company, having performed) such Employee’s duties for the Company, or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an Employee.
(iv)No funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used to develop or create, in whole or in part, any Intellectual Property Right for or on behalf of the Company.
(g)Standards Bodies. The Company is not, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company to grant or offer to any other Person any license or right to any Company Owned IP. The Company is not a party to any Contract with a standards body or any similar organization involving the license to the Company of “standards essential” Intellectual Property Rights, and the Company has no reasonable basis to believe that in the absence of such Contract, it has any Liability therefor.
(h)Protection of Trade Secrets. The Company has taken commercially reasonable steps and precautions necessary consistent with general industry practice to maintain the confidentiality of, and otherwise protect and enforce its rights in, all proprietary and confidential information that the Company holds, or purports to hold, as a trade secret or maintains, or purports to maintain, as confidential.
(i)Enforcement. To the Company’s Knowledge no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. Neither the Company nor its Representatives have sent or otherwise delivered to any Person any letter or other written or electronic communication or correspondence or claim regarding any actual, alleged or suspected infringement or misappropriation in any material respect of any Company Owned IP.
(j)Non-Infringement. The operation of the business of the Company as currently conducted and as contemplated to be conducted has not and does not infringe, violate or misappropriate, any Intellectual Property Rights of any Person, or constitute unfair competition or trade practices under applicable Law. Without limiting the generality of the foregoing:
(i)No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Intellectual Property Rights of another Person (a “Claimant”) is pending or, to the Knowledge of the Company, currently threatened against the Company or, to the Knowledge of the Company, against any other Person, in each case, alleging that the Claimant is entitled to be indemnified, defended, held harmless or reimbursed by the Company.
(ii)The Company has not received any notice or other communications (in each case, in writing or, to the Knowledge of the Company, otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Rights of another Person.
(k)Contaminants. The Company Products, Company Software and IT Systems do not contain any Contaminant (including relating to or resulting from the display, manipulation, or Processing of data) or defect that materially and adversely affects the use, availability, integrity, functionality or performance of such Company Product, Company Software, IT Systems or any product or system containing or authorized or intended to be used in conjunction with such Company Software, Company Product or IT Systems or causes or would cause the Company to fail to comply, in any material respect, with any applicable warranty or other contractual commitment covering the use, functionality or performance of such Company Product, Company Software, IT Systems or any product or system containing or authorized or intended to be used in conjunction with such Company Product, Company Software, or IT Systems. The Company has implemented and maintains reasonable measures used in its industry designed to prevent the introduction of Contaminants into the Company Products, Company Software and IT Systems, including firewall protections and regular virus scans and for taking and storing on-site and off-site back-up copies of Company Software and critical data. The Company has implemented a vulnerability management program consistent with general industry practice. In the past three (3) years, the Company has documented and remediated all known material Contaminants and defects in all the Company Products, Company Software and IT Systems, and such documentation is retained and is available internally at the Company.
(l)Company Source Code. No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, or was not, as of the date thereof, an employee, consultant or contractor of the Company subject to a Personnel Agreement. The Company has no duty or obligation (whether present or contingent) to deliver, license or make available any Company Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists (including the consummation of the transactions contemplated hereby), that shall or could reasonably be expected to result in the delivery, license, or disclosure of any Company Source Code to any other Person.
(m)Open Source.
(i)Section 3.11(m)(i) of the Disclosure Schedule lists, as of immediately prior to the Closing: (A)  each item of Open Source Materials that is contained in, distributed with, or linked with the current version of any Company Software or Company Product or from which any part of the current version of any Company Software or Company Product is derived; (B) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Material; (C) the Company Product to which each such item of Open Source Material relates; and (D) whether such Open Source Material has been modified by or on behalf of the Company.
(ii)No Company Software or Company Product contains, is linked with, derived from, or is distributed with, any Open Source Materials in a manner: (A) that requires that the Company grant a license under, or refrain from asserting any one or more of its Intellectual Property Rights or that any Company Software or part thereof (except for the applicable, unmodified third party Open Source Material itself): (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) that otherwise imposes any limitation, restriction or condition on the Company’s commercial exploitation of any Company Software or part thereof (in each case (A) and (B), except for the applicable, unmodified third party Open Source Material itself).
(iii)The Company has not distributed any Company Source Code pursuant to an Open Source License.
(n)Privacy.
(i)Compliance with Privacy Statements. The Company has provided notice of its privacy practices in its Privacy Statements in accordance with applicable Privacy and Security Requirements.

No Privacy Statement, or disclosure made or contained in any of the Privacy Statements is, or has been, inaccurate, misleading or deceptive in violation of the Privacy and Security Requirements. The Company’s privacy and security practices conform, and at all times have conformed, in all material respects to the then-current Privacy Statements.
(ii)Disclosure of Privacy Statement. Section 3.11(n)(ii) of the Disclosure Schedule lists each current Privacy Statement of the Company. The Company has, at all times, posted Privacy Statements on the Company’s websites, mobile applications, or where otherwise required under applicable Privacy and Security Requirements.
(iii)Contractual Obligations. The Company has contractually obligated all Persons that have access to Personal Information to comply with the Security Policies and Process Personal Information in a manner sufficient to meet the Company’s obligations under the Privacy and Security Requirements and the Company’s other contractual obligations applicable to Personal Information, including any confidentiality obligations. To the Knowledge of the Company, no third party to whom the Company has provided access to Personal Information has failed to comply with such confidentiality obligations, Security Policies, Privacy Statements, or applicable Law, including the applicable Privacy and Security Requirements. The Company has not been and is not in breach, nor has it received notice of a breach, of any contractual obligation relating to the privacy, security, or Processing of Personal Information.
(iv)Compliance with Privacy and Security Requirements. The Company currently and has at all times: (A) complied in all material respects with (1) all applicable Privacy and Security Requirements governing the Processing of Personal Information and Third Party Data, and (2) requirements of self-regulatory organizations that apply to the Company and that the Company has agreed or represented to comply with in writing (including, to the extent applicable, the Payment Card Industry Data Security Standards), (B) implemented and maintained commercially reasonable measures that provide reasonable assurance that the Company complies with applicable Privacy and Security Requirements and that the Company will not acquire, fail to secure, or Process such Personal Information or Third Party Data in a manner that (1) violates applicable Privacy and Security Requirements, (2) is inconsistent with any notice to or consent from the provider of Personal Information or Third Party Data, (3) violates any policy adopted by the Company, (4) breaches any requirement of or contractual commitment made by the Company that is applicable to such Personal Information or Third Party Data, or (5) violates any Privacy Statement.
(v)Effects of Execution of Agreement. Neither the execution, delivery nor performance of this Agreement nor the consummation of transactions contemplated hereby shall result in any violation of any Privacy Statement of the Company, any contractual obligation of the Company governing the privacy or security of Personal Information, or any applicable Privacy and Security Requirements, which violation would have a material and adverse effect on the Company.
(vi)Third Party Data and Personal Information. During the past six (6) years, the Company has: (A) provided adequate notice and obtained any necessary consents required for the Processing of Personal Information and Third Party Data under applicable Privacy and Security Requirements, the Security Policies, and Privacy Statements; (B) complied with any contractual obligation, agreement, permit, license, government filing or other obligation regarding the Processing of Personal Information or Third Party Data; (C) complied with all verifiable data subject requests made by data subjects concerning their Personal Information; and (D) abided by any verifiable and applicable opt-outs related to Personal Information. The Company has not, and currently does not send any communications for marketing purposes, or that include marketing content, to individuals via text.
(vii)Audits, Claims, Complaints. The Company has not received any written claims, notices or complaints, and there are no Legal Proceedings, regarding the Company’s privacy, data protection, or information security practices or the Processing of any Personal Information. The Company has not received notice of, and the Company has no Knowledge of, any circumstance (including any circumstance arising as the result of a Legal Proceeding or an audit or inspection carried out by any other Person) that has given rise to or would reasonably be expected to give rise to, any notice, court order, warrant, regulatory opinion, audit result, or allegation, from a Governmental Entity, tribunal or court in any jurisdiction or any other Person: (A) alleging or confirming non-compliance with any applicable Privacy and Security Requirements or Privacy Statements; (B) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block, or delete any Personal Information, or to decommission or alter the exploitation or operation of the Company’s business, in whole or in part; (C) prohibiting or threatening to prohibit the transfer of

Personal Information to any place; or (D) permitting or mandating any Governmental Entity to investigate, request information from, or enter the premises of, the Company. The Company is not under investigation by any Governmental Entity for a violation of any applicable Privacy and Security Requirements. The Company has not received any notice of or request for any Legal Proceeding pertaining to its policies or practices in any way relating to the Processing of Personal Information. The Company has not acted or failed to act in a manner that would trigger a notification or reporting requirement to any Person or Governmental Entity under any Contract or applicable Privacy and Security Requirements.
(o)Disputes. The Company has not been involved in a dispute or Legal Proceeding in respect of any actual or alleged violation of applicable Privacy and Security Requirements or Privacy Statements. The Company has not received, and the Company has no Knowledge of any circumstance that would reasonably be expected to give rise to, any notice from a Person claiming a right to compensation, indemnification or other relief against the Company under an applicable Privacy and Security Requirement or Privacy Statement.
(p)Training. All of the Employees who have access to Personal Information, including Personal Information that is subject to applicable Privacy and Security Requirements, have received professional and appropriate training with respect to compliance with such applicable Privacy and Security Requirements and obligations under Privacy Statements or the Company’s contractual obligations relating to privacy, cybersecurity, data protection, Third Party Data, or Personal Information.
(q)Security Measures.
(i)Implementation of Security Measures and Written Program. The Company has implemented and maintained reasonable security practices, policies, controls and other measures reasonably designed to ensure the security, confidentiality, integrity and availability of IT Systems, Personal Information and Third Party Data, and to protect IT Systems, Personal Information and Third Party Data from any Security Incident, Contaminant, loss, theft and interruption, and any unauthorized Processing. Such security practices, policies, controls and other measures are, without limitation, consistent in all material respects with applicable Privacy and Security Requirements, customary industry practices, and any written contractual obligations to third parties.
(ii)Security Incidents. The Company has not experienced any actual or reasonably suspected breach of security, unlawful, unauthorized or accidental loss, destruction, modification, acquisition, unavailability, or Processing of, or access to, IT Systems or Personal Information or Third Party Data (a “Security Incident”). To the Knowledge of the Company, no vulnerabilities exist in the Company Products which present a risk of a Security Incident. No circumstance has arisen: (A) in which applicable Privacy and Security Requirements would require the Company to notify a Governmental Entity, the media, any of its Employees, customers or any other Person of a Security Incident, or (B) in which the Company has notified any of the foregoing of a Security Incident.
(iii)Compliance with Security Policies. The Company has implemented and maintained reasonable written information security policies and programs that govern the Processing, security, confidentiality, integrity and availability of IT Systems, Personal Information and Third Party Data (collectively, “Security Policies”). The Company has at all times complied with such Security Policies. The Security Policies and the implementations of such policies: (A) identify internal and external risks to the security of the IT Systems, Personal Information and Third Party Data; (B) implement customary industry practices regarding administrative, electronic and physical safeguards to control those risks and safeguard the security, confidentiality, integrity, and availability of the IT Systems, Personal Information and Third Party Data; (C) protect against unauthorized access to the IT Systems, Personal Information and Third Party Data (including on the systems of Persons with access to such IT Systems, Personal Information or Third Party Data); (D) maintain notification procedures in compliance with applicable Privacy and Security Requirements in the case of any Security Incident; and (E) comply with all applicable Privacy and Security Requirements, the Privacy Statements, and the Company’s contractual obligations relating to privacy, cybersecurity, data protection, Personal Information and Third Party Data.
(iv)IT Systems. The IT Systems are reasonably sufficient for the operation of the business of the Company as currently conducted. The IT Systems are in sufficient working condition to effectively perform all computing, information technology and data Processing operations necessary for the operation of the Company as currently conducted. The Company has not experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any IT System. The Company has implemented and routinely tested commercially standard business continuity and disaster recovery plans relating to its IT Systems.
(r)Effect of Transaction. All Company Owned IP immediately prior to the Closing is (and immediately following Closing shall be) fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any Person in each case, in the same manner as such Company Owned IP was transferable, alienable and licensable immediately prior to the Closing. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: a loss of, or Lien on, any Company Owned IP or any other Intellectual Property Rights incorporated into or used in the operations of the Company’s business as currently conducted; an obligation for Parent to offer any discount or be bound by any “most favored pricing” or “most favored access” terms under any Contract to which the Company is a party or bound; or the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, any of the Company IP or any other Intellectual Property Rights of Parent.
3.12.Agreements, Contracts and Commitments.
(a)Schedule 3.12(a) of the Disclosure Schedule sets forth a list of the Contracts the Company is a party to as of immediately prior to the Closing, except for this Agreement, the Related Agreements and the Contracts specifically identified on Section 3.11(d) of the Disclosure Schedule:
(i)(A) any type of employment, contractor or consulting Contract used by the Company with respect to any current Employee (other than with respect to administrative staff), (B) any Contract to grant any severance, change of control payments, retention bonus, or termination pay (in cash or otherwise) to any current Employee, (C) any other form of Employee Agreement with a current Employee (other than with respect to administrative staff, any Personnel Agreements or any individual agreements pursuant to the forms of employment, contractor or consulting agreements provided under Section 3.12(a)(i)(A)), (D) each employment agreement or offer letter that is not immediately terminable at-will by the Company without advance notice, severance, or other cost or liability, (E) any form bonus or commission plan, or any bonus agreements or commission agreements or commitments with any current Employee, (F) any separation agreement or settlement agreement with any current or former employee pursuant to which the Company has any current actual or potential Liability or ongoing obligation, and (G) any settlement agreement, consent decree, or other similar agreement with any Governmental Entity, (1) pursuant to which claims for harassment or discrimination were specifically released; or (2) under which the Company has any current actual or potential Liability;
(ii)any Contract or plan, including any stock option or incentive plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated or may be accelerated, solely based on the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated solely on the basis of any of the transactions contemplated by this Agreement;
(iii)any lease of any real property or material personal property;
(iv)any Contract relating to capital expenditures and involving future payments in excess of $40,000 in any fiscal year;
(v)any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness;
(vi)any purchase order or Contract for the purchase of tangible items of equipment or related services in any amount in excess of $40,000 in any fiscal year;
(vii)any Inbound License;
(viii)any Outbound License;

(ix)any confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder), other than those related to commercial transactions in the Ordinary Course of Business;
(x)any Contract providing for “offshoring” or outsourcing development of any material items of Company Software by, for or on behalf of the Company;
(xi)any Contract with federal, state, city, county, parish, municipal or other Governmental Entities;
(xii)(A) any management service, legal partnership or joint venture Contract, and (B) any Contract that involves a sharing of revenues, profits or cash flows with other Persons;
(xiii)any agency, dealer, distribution, sales representative, remarketer, reseller, or other Contract for the distribution of Company Products;
(xiv)any Contract pursuant to which the Company is bound to or has committed to provide any product or service to any third party on a “most favored nation,” “most favored pricing,” or “most favored access” basis, or similar terms;
(xv)any Contract granting any license or other rights in, to or from the Company with respect to Personal Information or Third Party Data;
(xvi)any Contract pursuant to which the Company has acquired, or has agreed to acquire, a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;
(xvii)any agreement of indemnification with Employees of the Company;
(xviii)any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;
(xix)any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened or reasonably anticipated Legal Proceeding; and
(xx)any other Contract, without duplication of the foregoing, that involves the payment to or from the Company in excess of $40,000 in any fiscal year.
(b)The Company has made available correct and complete copies of each Contract required to be disclosed pursuant to Sections 3.2, 3.10, 3.11 (except for each Contract entered into on a Standard Form Agreement), 3.12 and 3.19(a). For the purposes of this Agreement, each of the foregoing Contracts referenced in this subsection 3.12(b) shall each be a “Material Contract” and collectively are the “Material Contracts.”
(c)The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and has not received written or, to the Knowledge of the Company, oral notice of being in default in respect of, any Material Contract. Each of the Material Contracts is valid, binding and enforceable against the Company and the other parties thereto, and is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Laws affecting the rights of creditors generally and rules of Law governing specific performance, injunctive relief and other equitable remedies. There exists no material default or event of default or event, occurrence, condition or act, with respect to the Company, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or material event of default under any Material Contract, or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any written notice or any other written communication regarding, and to the Knowledge of the Company, is not aware of, any actual or possible violation or breach of, default under, or intention of any party thereto to cancel or modify any Material Contract. The Company has heretofore made available to Parent (1) correct and complete copies of each written Material Contract together with any and all material amendments and supplements thereto and “side letters” and similar documentation relating thereto, and (2) summaries of each oral Material Contract, if any.
3.13.Interested Party Transactions.
(a)Except as disclosed on Section 3.13(a) of the Disclosure Schedule, no Employee, or, to the Knowledge of the Company, any Company Stockholder (or, to the Knowledge of the Company, any of their members, directors, officers, employees, Affiliates, “associates,” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act)) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, (iii) any interest in, or is a party to, any Contract to which the Company is a party (except for any Contract relating to normal compensation or welfare benefits provided for services as an Employee), (iv) is the beneficiary of any management or other similar fees paid by the Company, or (v) is indebted to or has borrowed money from or lent money to, or is a guarantor or indemnitor of the Company (other than any such indebtedness, guarantee or indemnity that will be discharged or extinguished at or prior to Closing); provided, that ownership of no more than two percent (2%) of the outstanding voting securities of a publicly traded entity shall not be deemed to be an “interest in any entity” for purposes of this Section 3.13. Section 3.13(a) of the Disclosure Schedule sets forth, as of immediately prior to the Closing, each Interested Party that holds any Company Securities the vesting of which shall accelerate upon the consummation of the transactions contemplated by this Agreement.
(b)All transactions pursuant to which any Employee, or, to the Knowledge of the Company, any other Interested Party, has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into on or after the inception of the Company, have been on an arms’-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.
3.14.Company Authorizations. Section 3.14 of the Disclosure Schedule sets forth, as of immediately prior to the Closing, each consent, license, permit, grant or other authorization (a) pursuant to which the Company currently operates, provides any services or holds any interest in any of its material properties, or (b) which is required for the operation of the business of the Company as currently conducted or the holding of any such interest, except for any consent, license, permit, grant or other authorization the lack of which would not reasonably be expected to have a material and adverse effect on the Company, taken as a whole (collectively, including any such items that are required to be disclosed in Section 3.14 of the Disclosure Schedule, “Company Authorizations”). All of the Company Authorizations have been issued or granted to the Company, are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted or operated or hold any interest in its properties or assets, except for any immaterial Company Authorization. The Company is in compliance in all material respects with all such Company Authorizations, and, as of immediately prior to the Closing, shall have applied for and not been denied renewals of such Company Authorizations.
3.15.Litigation.
(a)Except as disclosed on Section 3.15(a) of the Disclosure Schedule, there is no Legal Proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties or assets (tangible or intangible) or any of the Employees (in their capacities as such). To the Knowledge of the Company, no Governmental Entity has at any time challenged or investigated the legal right of the Company to conduct its respective operations as presently or previously conducted. To the Knowledge of the Company, there is no Legal Proceeding of any nature pending or threatened, against any Person who has a contractual right or a right pursuant to laws of the State of Delaware to indemnification from the Company related to facts and events existing prior to the Shareablee Merger Effective Time.
(b)To the Knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company, its properties or assets (tangible or intangible) or any of the Employees (in their capacities as such) based upon: (i)  the Company entering into this Agreement, the Related Agreements or any of the transactions contemplated hereby or thereby, including a claim that such Employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company regarding its assets, or (iii) any claim that the Company has agreed to sell or dispose of any of its assets to any party other than Parent, whether by way of merger, consolidation, sale of assets or otherwise.
(c)The Company has no Legal Proceeding of any nature pending against any other Person.
3.16.Books and Records. The Company has made available to Parent correct and complete copies of (a) all documents identified on the Disclosure Schedule, (b) the Charter Documents, each as currently in effect, and (c) the minute book containing records of proceedings, consents, actions and meetings of the board directors and the stockholders of the Company. At the Closing, the minute book shall be in the possession of the Company.
3.17.Environmental, Health and Safety Matters. The Company is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance and operation of its business, assets and properties. There are no pending, or to the Knowledge of the Company, threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in compliance in all material respects with all Environmental, Health and Safety Requirements. The Company has not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. There are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any material Liability of the Company with respect to Environmental, Health and Safety Requirements.
3.18.Brokers’ and Finders’ Fees. The Company has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor shall Parent or the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.
3.19.Employee Benefit Plans and Compensation.
(a)Schedule. Section 3.19(a) of the Disclosure Schedule contains a correct and complete list, as of immediately prior to the Closing, of each Company Employee Plan and each Employee Agreement; provided, that the Company may list only the applicable form(s) of offer letter(s) or employment agreement(s) for current Employees, and need not list each individual offer letter on such form(s) provided that individual agreements that materially deviate from such form(s) shall be listed separately. The Company has not made any commitment or communicated in writing or, to the Knowledge of the Company, orally any intent to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan or Employee Agreement. No Company Employee Plan is self-funded.
(b)Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, in each case, including all amendments thereto and all related trust documents and plan summaries, (ii) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable Law in connection with each Company Employee Plan, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (iv) all current material written agreements and contracts relating to each Company Employee Plan, (v) all material communications relating to any Company Employee Plan and any proposed Company Employee Plan, (vi) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan other than routine correspondence in the normal course of operations of such Company Employee Plan, (vii) current policies pertaining to fiduciary liability insurance covering fiduciaries for each Company Employee Plan, if any, and (viii) the most recent IRS (or any other applicable Tax authority) determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available.
(c)Employee Plan Compliance. The Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and, as of the date hereof, has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance in all material respects with its terms and in material compliance with all applicable Laws, including ERISA and the Code. To the Knowledge of the Company, any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable IRS determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Knowledge of the Company there has been no event or condition that has adversely affected or could reasonably be expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Legal Proceedings pending or to the Knowledge of Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or Legal Proceeding pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. The Company is not subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Except as set forth on Section 3.19(c) of the Disclosure Schedule, the Company has made all contributions and other payments required by and due under the terms of each Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued on or after the Shareablee Merger Effective Time in accordance with its terms, without Liability to Parent or the Company (other than ordinary administration expenses).
(d)No Pension Plan. The Company has never maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
(e)No Self-Insured Plan. The Company has never maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).
(f)Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time has the Company of any ERISA Affiliate contributed to or been obligated to contribute to or had any material liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA), “funded welfare plan” (within the meaning of Section 4119 of the Code), “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or other plan subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA. The Company has never maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
(g)No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, post-employment or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law, and the Company is not party to any written or oral Contract pursuant to which any Employee (either individually or to Employees as a group) or such Employee’s dependents would be provided with post-employment or retiree life insurance, health or other employee welfare benefits, except to the extent required by applicable Law. The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Company Employee Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(h)Health Plans. The Company and each Company Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Sections 4980D or 4980H or any other provision of the PPACA.
(i)Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) result in any payment or benefit (including severance, bonus or otherwise) becoming granted or due to any Employee of the Company, (ii) result in any forgiveness of Indebtedness with respect to any Employee, (iii) increase any benefits otherwise payable by the Company, or (iv) result in the obligation to fund benefits or result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code.
(j)COVID-19 Measures. The Company is, and at all times has been, in compliance with all mandatory quarantine, isolation, “shelter in place”, “stay at home”, social distancing, shut down, workplace safety, closure, state or county health officer order, published occupational health standard, and any other Law in connection with or in response to COVID-19 (“COVID-19 Measures”) applicable to any location in which the Company operates, except where the failure to be in compliance has not been and would not reasonably be expected to have a material and adverse effect on the Company, taken as a whole. The Company has not received any written or, or to the Knowledge of the Company, oral complaint from any Employee alleging that the Company is not in material compliance with workplace COVID-19 Measures or failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.
(k)Employment Matters. The Company is, and at all times has been, in material compliance with all applicable Laws regarding labor and employment, including all such Laws regarding collective bargaining agreements and arrangements and collective bargaining obligations, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), prohibited discrimination, harassment, and retaliation, equal employment opportunity, fair employment practices, leaves of absence, meal and rest periods, vacation, sick and other paid time off, immigration status, recordkeeping, employee notices, employee safety and health, wages and hours (including overtime wages), compensation and hours of work, pay equity, background investigations, and in each case, with respect to Employees: (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, health and welfare, or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company has paid, and as of the Closing will have paid, in full to all Employees all wages, salaries, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons. There are no Legal Proceedings, administrative matters, complaints, grievances, or investigations pending, or to the Knowledge of the Company, threatened against the Company or any of the Employees relating to any Employee, Employee Agreement or Company Employee Plan or other matter relating to labor, employment or benefits, including (without limitation), any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, compensation, misclassification of workers, failure to pay wages or provide required breaks, or any other labor-, employment- or benefits-related matter arising under applicable Law. There are no pending or, to the Knowledge of the Company, threatened actions against the Company or any trustee under any worker’s compensation policy or long term disability policy. The Company is not a party to any conciliation agreement, consent decree or other agreement or Order with any Governmental Entity with respect to labor or employment practices. The employment or engagement of each current Employee is terminable at the will of the Company, and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment or engagement of any current Employee, and any such termination would result in no Liability to the Company. No former Employee (or spouse or other dependent of any former Employee) is receiving, scheduled to receive, owed, entitled to, or eligible for any benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company or termination thereof.
(l)Labor. There is no labor union, trade union, works council, employees’ association, collective bargaining representative, affiliated bargaining agent or similar organization or representative (each a “Labor Organization”) representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Employees of the Company. The Company has not experienced any labor dispute, strike, slowdown, work stoppage, boycott, picketing, lockout, job action, or threat of any of the foregoing, or union organizing activity or question concerning representation, by or with respect to any of its Employees. To the Knowledge of the Company, there is not currently pending or threatened against the Company any: (i) labor dispute, strike, slowdown, work stoppage, boycott, picketing, lockout, job action or labor dispute; (ii) unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Entity; (iii) request, application or demand by any Labor Organization for recognition as the collective bargaining representative of any Employees or with respect to union organizing activity; (iv) representation petition concerning representation regarding any Employees; or (v) Legal Proceeding, or labor disputes or grievances relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company is not presently, nor has been in the past, a party to, or bound by, or obligated to negotiate, any collective bargaining agreement or other Contract with a Labor Organization representing any Employees

(collectively, “Labor Agreements”), nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of the Company to bargain with any Labor Organization or representative for or with respect to any Labor Agreement. The Company has not received any notices from the National Labor Relations Board, any Governmental Entity or any state labor relations agency or any Labor Organization alleging unfair labor practices or other non-compliance with labor Law, and there are no arbitration opinions interpreting and enforcing any Labor Agreement to which the Company is a party, or by which the Company is bound. To the Knowledge of the Company, no person has applied to have the Company declared a common or related employer pursuant to applicable Law. The Company has not taken any action that constituted a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any liability or obligation under the WARN Act that remains unsatisfied, including as a result of the COVID-19 pandemic or any Law, Order, directive, guidelines or recommendations by any Governmental Entity. No terminations prior to the Closing would trigger any notice requirement or other obligations under the WARN Act. No reduction in salary or wages or employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, or material work schedule change or reduction in hours that could reasonably be expected to trigger any notice requirement under the WARN Act, has occurred within the past two (2) years or is currently contemplated, planned or announced, including as a result of the COVID-19 pandemic or any Law, Order, directive, guidelines or recommendations by any Governmental Entity.
(m)No Interference or Conflict. To the Knowledge of the Company, no Employee is obligated under any Contract, or subject to any Order of any Governmental Entity, that would conflict with or that conflicted with such Person’s employment or engagement with the Company, interfere with such Person’s efforts to promote the interests of the Company, or interfere with the business of the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company as presently conducted or proposed to be conducted, nor any activity of such Employees in connection with the carrying on of the business of the Company as presently conducted or proposed to be conducted, shall, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.
(n)Certain Employee Matters. Section 3.19(n) of the Disclosure Schedule contains a correct and complete list of the current employees of the Company as of immediately prior to the Closing and shows with respect to each such employee: (i) the employee’s name (or employee identification number if the employee’s name must be redacted as required by applicable Laws), position held, department, base salary or hourly wage rate, as applicable, including each employee’s status as either exempt or non-exempt, any bonus, commission, and all other compensation and profit sharing entitlements, (ii) date of hire, (iii) vacation or paid time off eligibility for the current calendar year (including accrued paid time off or sick leave from prior years), (iv) leave status (if applicable), (v) details of any visa or work permit, (vi) employing entity and location of employment, and (vii) any prior notice period or severance or termination payment (in cash or otherwise) to which he or she would be entitled in connection with termination of employment. No current employee has given notice to the Company to terminate his or her employment with the Company, and to the Knowledge of the Company, no employee listed on Section 3.19(n) of the Disclosure Schedule intends to terminate his or her employment for any reason.
(o)Contractor List. Section 3.19(o) of the Disclosure Schedule lists, as of immediately prior to the Closing, (i) all current contractors, consultants and advisors to the Company; (ii) the location at which such contractors, consultants and advisors are providing services; (iii) the dates of engagement and the notice or termination provisions applicable to each individual (if any); (iv) the current terms of each individual’s compensation; and (v) a description of each individual’s services. Except as set forth on Section 3.19(o) of the Disclosure Schedule, all contractors, consultants and advisors to the Company can be terminated immediately and without advance notice or Liability on the part of the Company.
(p)Misconduct. Except as disclosed on Section 3.19(p) of the Disclosure Schedule, during the three year period prior to the date hereof, no allegations of sexual harassment, sexual misconduct or unlawful discrimination or harassment while employed by, or providing services to, the Company have been made, or to the Company’s Knowledge, threatened, (i) against any Employee, or (ii) by any Employee. The Company has not entered into any settlement agreement or conducted any investigation of allegations of sexual harassment, sexual misconduct or unlawful discrimination or harassment by or regarding any Employee or other representative of the Company. To the extent required by applicable Law, the Company has established and distributed to its Employees a policy against harassment, discrimination and retaliation and a complaint procedure, and it has required all Employees to undergo anti-harassment, anti-discrimination and anti-retaliation training.
(q)Work Authorization. All of the employees of the Company are authorized and have appropriate documentation to work in the jurisdiction in which they are working. Further, to the extent verification of eligibility to work is required by applicable Law, the Company has confirmed that all contractors or consultants engaged by the Company are authorized and have appropriate documentation to work in the jurisdiction in which they are working.
3.20.Insurance. Section 3.20 of the Disclosure Schedule lists, as of immediately prior to the Closing, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in such capacities as employees, officers and directors) of the Company, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. There are and have been no claims in the last three (3) years for which an insurance carrier has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, shall be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds.
3.21.Compliance with Laws. In the past five (5) years, except as would not have a material and adverse effect on the Company, individually or in the aggregate, the Company has complied with, and is not in violation of, any Law. In the past five (5) years, the Company has not received any written notice, nor to the Knowledge of the Company, oral communication from a Governmental Entity of suspected, potential or actual material violation with respect to any Law, or provided any notice to any Governmental Entity regarding any material violation by the Company of any Law or Order.
3.22.Export Control and Sanctions Laws. The Company has conducted any export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls and sanctions laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company conducts business. The Company has not engaged in any transactions or dealings with, or exported any products, technology, or services to, (a) any country or territory that is subject to a U.S. Government embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea Region) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any governmental entity of, any Embargoed Country; (c) any individual or entity identified on any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (collectively, the “Prohibited Party Lists”). Neither the Company nor any of its respective actual or beneficial owners appears on a Prohibited Party List. Without limiting the foregoing: (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (ii) the export, import and re-export of products, services, software and technologies, and (iii) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (A) the Company is in compliance in all material respects with the terms of all applicable Export Approvals, (B) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (C) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims, and (D) no Export Approvals for the transfer of export licenses to Parent or the Final Surviving Company are required, except for such Export Approvals that can be obtained expeditiously and without material cost. Neither the Company nor any of its Employees (in their capacities as such) are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions laws and regulations.
3.23.Anti-Corruption Laws. Neither the Company nor any Affiliate, Employee or agent of the Company (in their capacities as such or relating to their employment, services or relationship with the

Company), has (a) directly or indirectly made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained; (iv) to improperly influence or induce any act or decision, (v) to secure any improper advantage, or (vi) in violation of applicable Law (including Anti-Corruption Laws), or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company. The Company has established and maintains internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies and procedures reasonably designed to promote compliance with Anti-Corruption Laws and to ensure that the books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor any Employees (in their capacity as such) are or have been the subject of any voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws.
3.24.Due Diligence. No written financial information or certificate furnished by or on behalf of the Company Parties to the Parent Parties in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby (in each case as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
3.25.No Other Representations or Warranties. Except for the representations and warranties contained in Article III, any Related Agreement or any certificate delivered hereunder, no Company Party nor any other Person makes any other representation or warranty, express or implied, at law or in equity, on behalf of the Company Parties, or the business, operations or assets of the Company Parties. Except for the representations and warranties contained in Article IV or the representations or warranties expressly made by the Parent Parties in any Related Agreement, the Company Parties acknowledge and agree that no representation or warranty of any kind whatsoever, express or implied, is made or shall be deemed to have been made by or on behalf of the Parent Parties in connection with this Agreement, and each of the Company Parties and the Stockholder Representative (on behalf of the Company Stockholders and Company Warrantholder) hereby expressly disclaims reliance upon any such representation or warranty.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Each of Parent, Parent Holdco LLC and Parent Merger Sub (collectively, the “Parent Parties”) represents and warrants as of the Closing Date (except to the extent any such representation or warranty expressly relates to a different date (in which case as of such date)) to the Company as follows:
4.1.Organization. Each of the Parent Parties is duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent Parties has the requisite corporate or other legal power and authority, as applicable, to own, lease and operate its assets and properties to carry on its business as it is now being conducted.
4.2.Authority and Enforceability. Each of the Parent Parties has all requisite corporate or other legal power and authority, as applicable, to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Parent Parties of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, as applicable, on the part of each of the Parent Parties. This Agreement and any Related Agreements to which any of the Parent Parties is a party have been duly executed and delivered by the Parent Parties, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Parent Parties, as the case may be, enforceable against each of the Parent Parties, as the case may be, in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity.
4.3.Capitalization. Immediately prior to the Closing, the shares of Parent Common Stock to be issued to the Company Stockholders and Company Warrantholder in connection with the Parent Stock Issuance will be duly and validly reserved for issuance. Upon consummation of the Combination Transactions and the other transactions contemplated by this Agreement in accordance with the terms hereof, the shares of Parent Common Stock to be issued to the Company Stockholders and Company Warrantholder in connection with the Parent Stock Issuance shall be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens, other than Liens created by the Company Stockholders and Liens imposed by the securities Laws, if any. The Parent Stock Issuance will not, at the time of issuance in accordance with the terms of this Agreement, violate any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person.
4.4.No Conflict.
(a)The execution and delivery by each of the Parent Parties of this Agreement and any Related Agreement to which it is a party, and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby, shall not (i) result in the creation of any Lien (other than a Permitted Lien or as disclosed in the Parent SEC Documents) on any of the material assets of Parent or its subsidiaries or any of the Equity Interests of Parent or its subsidiaries, (ii) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (iii) the Parent Organizational Documents or (iv) any Law or Order applicable to the Parent Parties, other than, in the case of this clause (a), such conflicts, violations or defaults as would not, individually or in the aggregate, reasonably be expected to (A) result in a material effect with respect to Parent or (B) prevent or materially delay the consummation of the Combination Transactions and the other transactions contemplated by this Agreement.
(b)No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Shareablee Merger Certificate, the Shareablee Conversion Certificate, the Initial Merger Certificate and the Final Merger Certificate, (ii) the filing of applicable notices and applications with NASDAQ, (iii) the filing of applicable reports on Form 8-K relating to this Agreement and the transactions contemplated hereby, (iv) the filing of any required registration statements, (v) the filing of any required beneficial ownership reports by the Company Stockholders, (vi) the notification of Bank of America, N.A., to the extent required by the Credit Agreement, dated May 5, 2021, between Parent, certain Subsidiaries of Parent, Bank of America, N.A., and the lenders party thereto, and (vii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not materially and adversely affect, and would not reasonably be expected to materially and adversely affect, Parent or any of its Subsidiaries’ ability to perform or comply with the covenants, agreements or obligations of Parent herein or to consummate the transactions contemplated by this Agreement in accordance with this Agreement and applicable Law.
(c)No vote or other action of the stockholders of Parent is required by Law, NASDAQ rules, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Parent in order for the Parent Parties to enter into this Agreement or the Related Agreements or consummate the transactions contemplated hereby or thereby.
4.5.Litigation. As of immediately prior to the Closing, there is no Legal Proceeding pending (or, to the Knowledge of the Parent Parties, being threatened) against the Parent Parties, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Combination Transactions or any of the other transactions contemplated by this Agreement.
4.6.No Prior Activities of Parent Holdco LLC and Parent Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, neither Parent Holdco LLC nor Parent Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
4.7.Financial Statements. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the Closing (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature):
(a)Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2019 (all such documents and reports filed or furnished by Parent, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements, on the dates of effectiveness), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. To the extent that complete and correct copies are not available on the SEC’s website, Parent has made available copies of all comment letters received from the SEC since January 1, 2019 and relating to the Parent SEC Documents, together with all written responses of Parent thereto. There are no internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent.
(b)The financial statements (including the related notes) of the Parent included in the Parent SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q and related rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments, the absence of complete footnotes and to any other adjustments described therein, including any notes thereto, or with respect to pro-forma financial information, subject to the qualifications stated therein).
(c)Parent has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in Rules 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by Parent in the reports that Parent files under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Since January 1, 2019, neither Parent nor, to Parent’s Knowledge, Parent’s independent accountant, has identified or been made aware of any material weaknesses in the design or operation of internal control over financial reporting that would be reasonably likely to adversely affect in any material way Parent’s ability to record, process, summarize and report financial information. Parent maintains “disclosure controls and procedures” (as defined in the Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.
(d)Parent is not a party to, and has not entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s audited financial statements or other Parent SEC Documents.
(e)Since January 1, 2019, there have not been any disagreements between Parent and the independent accountants engaged as the principal accountants to audit Parent’s consolidated financial statements, or an independent accountant who was previously engaged to audit a significant subsidiary of Parent and on whom the principal accountants expressed reliance in their report, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if required to be disclosed in the Parent SEC Documents pursuant to the published rules and regulations of the SEC applicable thereto, were not so disclosed in a timely manner.
4.8.NASDAQ Compliance. (a) Parent is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ and (b) Parent has caused all shares of Parent Common Stock to be issued pursuant to this Agreement including, without limitation, shares of Parent Common Stock issuable upon exercise of Converted Options and settlement of Converted RSU Awards, to be approved for listing on the NASDAQ.
4.9.Brokers’ and Finders’ Fees. Parent has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.
4.10.Form S-8 Registration Statement. Parent is, and at all relevant times on and after the Closing Date shall be, eligible to register all shares of Parent Common Stock issuable upon the exercise of the Converted Options and the settlement of the Converted RSU Awards pursuant to Form S-8.
4.11.Due Diligence. No written financial information or certificate furnished by or on behalf of the Parent Parties to the Company Parties in connection with this Agreement or the Related Agreements or the transactions contemplated hereby or thereby (in each case as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Parent Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
4.12.No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or any Related Agreement, no Parent Party nor any other Person makes any other representation or warranty, express or implied, at law or in equity, on behalf of the Parent Parties, or the business, operations or assets of the Parent Parties. Except for the representations and warranties contained in Article III, any Related Agreement or any certificate delivered hereunder, the Parent Parties acknowledge and agree that no representation or warranty of any kind whatsoever, express or implied, is made or shall be deemed to have been made by or on behalf of the Company Parties in connection with this Agreement, and each of the Parent Parties hereby expressly disclaims reliance upon any such representation or warranty.
ARTICLE V
STOCKHOLDER AND TAX MATTERS
5.1.Company Board Recommendation. Immediately after the execution and delivery of this Agreement, the Company shall solicit, obtain and deliver to Parent the Company Written Consent.
5.2.Tax Matters.
(a)Preparation of Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed, at the expense of the Shareablee Holdco Stockholders and the Company Stockholders, all Tax Returns for Shareablee Holdco or the Company for a Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date (the “Parent Prepared Returns”). In the event that any Parent Prepared Return that is an income Tax Return or other material Tax Return that shows any Unpaid Pre-Closing Taxes that are subject to indemnification by the Company Indemnitors pursuant to this Agreement, Parent shall submit such Parent Prepared Return to the Stockholder Representative for review and comment at least twenty (20) days (or, if such Parent Prepared Return is required to be filed within twenty (20) days after the Closing Date, as soon as practicable after the Closing Date) prior to the filing of such Parent Prepared Return (taking into account any validly obtained extensions of time to file); provided that any failure or delay in providing any Parent Prepared Return to the Stockholder Representative shall not relieve the Company Indemnitors of any indemnification obligations with respect to such Tax Return except to the extent the Company Indemnitors are actually prejudiced as a result thereof. Parent shall consider in good faith all reasonable comments received from the Stockholder Representative within fifteen (15) days after Parent has provided the applicable Parent Prepared Return.
(b)Cooperation. The Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by Parent, in connection with the filing of any Tax Returns with respect to Shareablee Holdco’s or the Company’s operations and any pending or threatened audits, Legal Proceedings or assessments with respect thereto or to Taxes owed by Shareablee Holdco or the Company. Such cooperation shall include the retention and (upon the relevant Party’s request) the provision of records and information in such Party’s possession which are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Stockholder Representative or any Company Indemnitor be entitled to review or otherwise have access to any Tax Return, or information related thereto, of Parent or any of its Affiliates (other than Tax Returns, and information related thereto, of Shareablee Holdco or the Company for Pre-Closing Tax Periods).
(c)Unpaid Pre-Closing Taxes. Each Company Indemnitor shall bear and, promptly upon request by Parent, pay (or cause to be paid) to Parent (or at Parent’s election, the appropriate Governmental Entity) the amount of such Company Indemnitor’s Pro Rata Share of any Unpaid Pre-Closing Taxes to the extent not taken into account in the Final Closing Statement; provided, however, that in the case of any withholding Taxes described in clause (d) of the definition of “Unpaid Pre-Closing Taxes” and withheld in respect of a Company Indemnitor, such Company Indemnitor shall bear and, promptly upon request by Parent, pay (or cause to be paid) to Parent (or at Parent’s election, the appropriate Governmental Entity) the amount of such Taxes. The Person(s) required to do so under applicable law shall, at its own expense, file (or cause to be filed) all Tax Returns and other documentation with respect to Transfer Taxes that are required to be filed by applicable Law. If required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.
(d)Tax Treatment. The Combination Transactions are intended to qualify for the Intended Tax Treatment and, subject to Section 356 of the Code, the transactions described in Section 2.1(a), Section 2.1(d), Section 2.2(a), Section 2.2(b), Section 2.3(a)(ii) and Section 2.3(b)(i) are intended to qualify as tax-free exchanges pursuant to Section 354(a)(1) of the Code. The Parties shall report all such transactions in accordance therewith on their respective U.S. federal income Tax Returns for the taxable year including the Closing Date and shall file all applicable U.S. state and local income Tax Returns in a manner consistent therewith, unless otherwise required by a Taxing Authority following an audit or other examination in which the Intended Tax Treatment was defended reasonably and in good faith. Notwithstanding the foregoing, Parent makes no representations or warranties to Shareablee Holdco, the Company, any Shareablee Holdco Stockholder, any Company Stockholder, the Company Warrantholder or the Shareablee Holdco Warrantholder and such Persons make no representations to Parent or Parent Holdco LLC regarding the Tax treatment or any of the Tax consequences of the transactions contemplated by this Agreement. Each Party and the Shareablee Holdco Stockholders, the Company Stockholders, the Company Warrantholder and the Shareablee Holdco Warrantholder acknowledge that they are relying solely on their own Tax advisors in connection with the transactions contemplated by this Agreement.
(e)Tax Audits. Parent shall, within fifteen (15) Business Days of the receipt of written notice from a Governmental Entity regarding the commencement of any audit, examination or other administrative or judicial proceeding with respect to any Taxes of Shareablee Holdco or the Company for any Pre-Closing Tax Period (each a “Tax Contest”), provide the Stockholder Representative with written notice thereof; provided that, the failure or delay in providing such notice to the Stockholder Representative will not affect the obligations of the Company Indemnitors hereunder unless and to the extent the Company Indemnitors are actually prejudiced thereby. Parent shall keep the Stockholder Representative reasonably informed concerning the progress of any Tax Contest and, except with the consent of the Stockholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Tax Contest shall be determinative of the amount of Losses relating to such matter. To the extent this Section 5.2(e) conflicts with Section 7.5, this Section 5.2(e) shall control.
5.3.Indemnification of Directors and Officers of the Company; Insurance.
(a)During the period ending six (6) years after the Closing Date, the Final Surviving Company or its respective successors shall, or Parent shall cause the Final Surviving Company or their respective successors to, fulfill their obligations to the present and former members of the Company Board, present and former managers and present and former officers of the Company (such directors, managers and officers being herein called the “Company Indemnitees”) pursuant to the terms of the Charter Documents after giving effect to the transactions contemplated by Article I (such obligations, collectively, the “D&O Indemnifiable Matters”). Notwithstanding the foregoing, the obligations of Parent and the Final Surviving Company or their respective successors in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by applicable Law, the terms of the Charter Documents or the terms of the applicable indemnification agreement, and (ii) shall not be deemed to release any Company Indemnitee who is also an officer, manager or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement.
(b)Prior to the Closing Date, the Company shall purchase and fully pay (and such purchase price shall be included in the Closing Transaction Expense Amount) for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Parent that shall provide the Company Indemnitees with coverage for six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall not, and shall cause the Final Surviving Company to not, take any action to eliminate such D&O Tail Policy. The cost of the D&O Tail Policy shall be considered a Transaction Expense for purposes of this Agreement. At or prior to the Closing, the Company shall provide a copy of the D&O Tail Policy to Parent, along with written confirmation from the insurance provider that such D&O Tail Policy will be bound at Closing.
(c)If Parent, the Final Surviving Company, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of their assets to any Person, or (iii) ceases to exist for any reason, then, in each such case, to the extent necessary, Parent shall use its commercially reasonable efforts to cause the proper provision to be made so that the successors and assigns of Parent or the Final Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.3.
(d)Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.3 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.3 applies without the consent of such affected Company Indemnitee, it being understood and agreed that the Company Indemnitees are intended to be express third party beneficiaries of this Agreement.
5.4.Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Securities Law Compliance.
(a)Each of the Parties shall use commercially reasonable efforts to cause the issuance of all shares of Parent Common Stock contemplated by this Agreement in connection with the Combination Transactions (excluding, for the avoidance of doubt, shares of Parent Common Stock issuable upon the exercise of the Converted Options and the settlement of the Converted RSU Awards) to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and any applicable state “blue sky” securities laws.
(b)The shares of Parent Common Stock issued to the Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder hereunder constitute “restricted securities” under the Securities Act, and may not be transferred absent valid and effective registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws. All shares of Parent Common Stock issued to the Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder hereunder shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement (the “Restrictive Legends”), which Restrictive Legend shall state in substance:
“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”
(c)Following the Closing until the date the Restrictive Legends are removed from all shares of Parent Common Stock issued in connection with this Agreement, Parent shall use commercially reasonable efforts to comply with all applicable provisions of Rule 144 under the Securities Act, including without limitation SEC reporting requirements and information requirements in Rule 144(c) under the Securities Act, to enable each Shareablee Holdco Stockholder and the Shareablee Holdco Warrantholder to transfer the shares of Parent Common Stock they receive from time to time pursuant to (and to the extent permitted by) the exemptions provided by Rule 144 under the Securities Act. So long as a Shareablee Holdco Stockholder or the Shareablee Holdco Warrantholder owns any Parent Common Stock issued pursuant to this Agreement that is characterized as “restricted securities” under federal securities Laws, Parent shall promptly furnish upon the written request of the Stockholder Representative, to the extent accurate, a written statement of Parent that it has complied with the reporting requirements of Rule 144 under the Securities Act and all other documents reasonably required to transfer the Parent Common Stock without restriction of any kind.
(d)Except as expressly provided in this Section 5.4(d), or in accordance with a written consent granted by Parent, each of the Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder shall not transfer, directly or indirectly, any of the Parent Common Stock (other than shares issued with respect to the Deferred Amount) owned by he, she or it, other than, (i) with respect to each Shareablee Holdco Stockholder except for Tania Yuki Mustapic, (A) thirty five percent (35%) of the aggregate Parent Common Stock acquired by him, her or it pursuant to this Agreement following the six (6) month anniversary of the Closing Date, (B) an additional fifty percent (50%) of the aggregate Parent Common Stock acquired by him, her or it pursuant to this Agreement following the twelve (12) month anniversary of the Closing Date, and (C) the remaining fifteen percent (15%) of the aggregate Parent Common Stock acquired by him, her or it pursuant to this Agreement following the eighteen (18) month anniversary of the Closing Date, (ii) with respect to Tania Yuki Mustapic, (A) twenty five percent (25%) of the aggregate Parent Common Stock acquired by her pursuant to this Agreement following the six (6) month anniversary of the Closing Date, (B) an additional twenty five percent (25%) of the aggregate Parent Common Stock acquired by her pursuant to this Agreement following the one (1) year anniversary of the Closing Date, (C) an additional twenty five percent (25%) of the aggregate Parent Common Stock acquired by her pursuant to this Agreement following the two (2) year anniversary of the Closing Date, and (D) the remaining twenty five percent (25%) of the aggregate Parent Common Stock acquired by her pursuant to this Agreement following the (3) year anniversary of the Closing Date, and (iii) with respect to the Shareablee Holdco Warrantholder, one hundred percent (100%) of the aggregate Parent Common Stock acquired by him, her or it pursuant to this Agreement following the six (6) month anniversary of the Closing Date (each, as applicable, the “Transfer Prohibition Period”). Except as expressly provided in this Section 5.4(d), or in accordance with a written consent granted by Parent, each of the Deferred Amount Holders shall not transfer, directly or indirectly, any of the Parent Common Stock that he, she or it received as part of the Deferred Amount until the six (6) month anniversary of receipt of any such shares (as applicable, the “Deferred Amount Prohibition Period”). Notwithstanding the foregoing, the restrictions and limitations on transfers contained in this Section 5.4(d) shall not apply to any direct or indirect transfer of Parent Common Stock (x) by any Shareablee Holdco Stockholder or the Shareablee Holdco Warrantholder who is a natural person for bona fide estate planning purposes to a trust, limited liability company or other estate planning tool formed under the laws of the United States or any political subdivision thereof solely for the benefit of such Shareablee Holdco Stockholder or Shareablee Holdco Warrantholder and such Shareablee Holdco Stockholder’s or Shareablee Holdco Warrantholder’s spouse, parents, siblings and descendants (whether by birth or adoption) (a “Family Group”) (or a re-transfer of such Parent Common Stock by such trust, limited liability company or other estate planning tool back to such Shareablee Holdco Stockholder or Shareablee Holdco Warrantholder upon the revocation of any such trust) or pursuant to the applicable Laws of descent or distribution among such Shareablee Holdco Stockholder’s or Shareablee Holdco Warrantholder’s Family Group, (y) by any Shareablee Holdco Stockholder or the Shareablee Holdco Warrantholder to its Affiliates (excluding, for the avoidance of doubt, any portfolio companies and limited partners of such Shareablee Holdco Stockholder or Shareablee Holdco Warrantholder), but only if such transfer to an Affiliate is part of a corporate reorganization or restructuring for nominal consideration or for no consideration, and (z) by any Shareablee Holdco Stockholder or the Shareablee Holdco Warrantholder to cover applicable Taxes with respect to his, her or its ownership of such Parent Common Stock pursuant to the transactions contemplated hereby; provided, further, that (I) no such transfer shall be permitted if such transfer will result in an “owner shift” under Section 382(g) of the Code with respect to Parent and (II) other than with respect to a transfer contemplated by clause (z), the transferee agrees in writing with Parent to be bound by this Section 5.4(d) to the same extent as its transferor. Parent agrees that it shall not waive compliance with this Section 5.4(d) with respect to any Shareablee Holdco Stockholder unless it makes a similar waiver with respect to all other Shareablee Holdco Stockholders. For the avoidance of doubt, as of the date hereof, other than this Section 5.4, there are no other contractual transfer restrictions between Parent and the Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder with respect to Parent Common Stock.

(e)To ensure compliance with the restrictions and limitations on transfers imposed by this Section 5.4, Parent may issue appropriate “stop-transfer” instructions to its transfer agent and include a restrictive legend on any shares of Parent Common Stock that are subject to this Section 5.4. Parent shall not be required (x) to transfer on its books any shares of Parent Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Section 5.4 or the requirements of the Securities Act or any applicable state act, or (y) to treat as owner of such shares of Parent Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Common Stock have been purportedly so transferred. Upon expiration of the applicable Transfer Prohibition Period or applicable Deferred Amount Prohibition Period, or earlier with respect to the end of the respective transfer restriction periods of the Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder as set forth in Section 5.4(d) above, Parent shall upon request, cause its transfer agent to remove all restrictive legends effected under this Section 5.4 from the Parent Common Stock issuable pursuant to this Agreement, and Parent shall not thereafter issue any stop-transfer instructions to its transfer agent with respect to the restrictions imposed by this Section 5.4.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1.Conduct of the Business of the Company. During the period from the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall, except to the extent expressly required by applicable Law or as consented to by Parent in writing, conduct its business in the Ordinary Course of Business and use its commercially reasonable efforts to (a) preserve intact its present business organization and keep available the services of its Employees, (b) maintain in effect all Company Authorizations, (c) maintain its assets and properties, (d) maintain its relationships with its customers, lenders, data providers, suppliers, lessors and others having material business relationships with it, and (e) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable) and pay and perform all of its undisputed debts and other obligations (including Taxes) when due, and, in each case of the foregoing, in the Ordinary Course of Business consistent with past practice.
6.2.Public Disclosure. So long as this Agreement is in effect, neither the Company nor its Representatives (including the Company Stockholders) shall issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Combination Transactions, without the prior written consent of Parent; provided, the Company and its Representatives may, without further consent of Parent, make statements with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Combination Transactions, that are consistent with (and do not otherwise include or refer to any terms or conditions that are not otherwise contained in) public statements with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Combination Transactions, that have previously been made by Parent. Parent shall provide the Company reasonable prior written notice of any press releases or other public announcements made prior to the Closing with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.
6.3.Commercially Reasonable Efforts. Each of the Parties agrees to use its commercially reasonable efforts, and to cooperate with each other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Combination Transactions and the other transactions contemplated by this Agreement, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Combination Transactions and the other transactions contemplated hereby.
6.4.Exchange Documentation. The Company shall use commercially reasonable efforts to cause the Exchange Documentation to be executed and delivered to the Company on or prior to the Closing by each of the Company Stockholders and the Company Warrantholder.
6.5.Confidentiality. The Parties acknowledge that Parent and the Company have previously executed that certain Mutual Non-Disclosure Agreement dated March 23, 2021, by and between the Company and Parent (the “Confidentiality Agreement”), which shall terminate as of the Closing. After the Closing, each of the Company Stockholder, the Company Warrantholder and the Stockholder Representative (each, an “Obligated Party”) shall maintain in confidence and shall cause its Affiliates to maintain in confidence, any written, oral or other information relating to (i) Parent and its Affiliates (including Shareablee LLC), and (ii) the Company and its business whether before or after the Closing Date (collectively, “Confidential Information”), in each case, until the two (2) year anniversary of the Closing Date, except that the requirements of this Section 6.5 shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure in a manner not permitted hereby, (ii) any such information is required by applicable Law or a Governmental Entity to be disclosed (including any report, statement, testimony or other submission to such Governmental Entity) or (iii) any such information is reasonably necessary to be disclosed in connection with any Legal Proceeding or any dispute with respect to this Agreement (including any response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Legal Proceeding). In the event that an Obligated Party is required by Law or any Legal Proceeding to disclose any of the Confidential Information, to the extent permitted by Law and to the extent reasonably practicable, the Obligated Party shall provide Parent with notice as promptly as practicable of any such requirement so that Parent may, at its sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Parent, such Obligated Party is nonetheless required to disclose any of the Confidential Information, such Obligated Party may disclose only that portion of the Confidential Information which is required to be disclosed; provided, however, that such Obligated Party shall use commercially reasonable efforts to cooperate with Parent, at Parent’s sole cost and expense, in its efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. The Obligated Parties shall not oppose any action by Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding anything herein to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information to Representatives of the Stockholder Representative and to the Company Stockholders, in each case who have a need to know such information; provided that such persons are subject to confidentiality obligations with respect thereto.
6.6.Employee Benefits Covenant.
(a)Subject to the terms of the Parent Plans, the provisions of the Parent Plans’ administrators and applicable Law (i) Parent shall cause each Continuing Employee to receive credit for purposes of eligibility and vesting under employee benefits plans maintained by Parent and the Final Surviving Company (the “Parent Plans”) in which such Continuing Employee participates immediately following Closing for years of service with the Company prior to the Closing Date, and (ii) Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plans that are group health or welfare plans in which such Continuing Employee will participate to be waived and will, for the plan year in which the Closing Date occurs, provide credit for any co-payments and deductibles incurred prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.
(b)The provisions of this Section 6.6 are for the sole benefit of the Parties hereto and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including any Continuing Employee) other than the Parties to this Agreement and their respective successors and permitted assigns, any legal or equitable or other rights (including any third party beneficiary rights) or remedies under or by reason of any provision of this Section 6.6. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement (including any benefit plan of Parent), (ii) shall alter or limit Parent’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement (including any benefit plan of Parent) subject to compliance with this Section 6.6, or (iii) is intended to confer upon any Continuing Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
7.1.Survival. The representations and warranties of the Company Parties contained in this Agreement and in the Certificates shall survive the Closing Date until 11:59 p.m. (New York time) on the date that is twelve (12) months following the Closing Date; provided, that in the event of a claim for Fraud, such representation or warranty shall survive indefinitely following the Closing Date; provided, further, that the representations and warranties contained in Section 3.8 (Tax Matters) (the “Tax Representations”) and the Fundamental Representations of the Company Parties shall remain in full force and effect until 11:59 p.m. (New

York time) on the date that is thirty (30) days following the expiration of the statute of limitations, including tolling, applicable to such representation or warranty; provided, further, that the Critical Representations shall remain in full force and effect until 11:59 p.m. (New York time) on the date that is twenty four (24) months following the Closing Date; provided further, if an indemnification claim or notice is timely given under, and in accordance with, this Article VII with respect to any representation or warranty prior to the applicable expiration date, such claim shall be preserved until such claim is finally resolved and satisfied. The representations and warranties of the Parent Parties contained in this Agreement shall survive the Closing Date until 11:59 p.m. (New York time) on the date that is twelve (12) months following the Closing Date; provided, that in the event of a claim for Fraud, such representation or warranty shall survive indefinitely following the Closing Date; provided, further, that the Fundamental Representations of the Parent Parties shall remain in full force and effect until 11:59 p.m. (New York time) on the date that is thirty (30) days following the expiration of the statute of limitations, including tolling, applicable to such representation or warranty; provided, further, if an indemnification claim or notice is timely given under, and in accordance with, this Article VII with respect to any representation or warranty prior to the applicable expiration date, such claim shall be preserved until such claim is finally resolved and satisfied. For the avoidance of doubt, it is the intention of the Parties that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement, and the Company Indemnitors, on the one hand, and Parent and Parent Holdco LLC, on the other hand, respectively, hereby waive any defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.
7.2.Indemnification.
(a)From and after the consummation of the Combination Transactions, the Company Indemnitors shall (x) jointly and severally, to the extent of the Deferred Amount, and (y) as to any amounts exceeding the Deferred Amount, severally, and not jointly, in accordance with each Company Indemnitor’s Pro Rata Share, indemnify and hold harmless Parent and its directors, officers, employees, affiliates (including the Final Surviving Company), agents and other representatives (the “Parent Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them, relating to, resulting from or arising out of any of the following:
(i)(A) the failure of any Fundamental Representation of the Company Parties or Tax Representation to be true and correct, in each case as of the Closing Date (or, if given as of a specific date, at and as of such date), (B) the failure of any Critical Representation to be true and correct, in each case as of the Closing Date (or, if given as of a specific date, at and as of such date), and (C) the failure of any other representation or warranty of the Company, Shareablee Holdco or Shareablee Merger Sub in this Agreement or the Certificates to be true and correct as of the Closing Date (or, if given as of a specific date, at and as of such date), in each case including any third party allegation that, if true, would result in or constitute such a failure or breach of any representation or warranty of the Company, Shareablee Holdco or Shareablee Merger Sub; provided, that all materiality qualifications (such as “material”) in such representations and warranties shall be disregarded for the purposes of this Article VII, including in connection with determining whether a breach has occurred and the amount of Losses incurred; provided, further, any disclosure set forth in the Disclosure Schedule that is for informational purposes will be disregarded for purposes of this Article VII (other than in connection with any claim of Fraud), including in connection with determining whether a breach has occurred;
(ii)any failure by the Company to perform or comply with any covenant or agreement applicable to it contained in this Agreement or the Related Agreements;
(iii)regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information set forth in the Allocation Schedule (including any inaccuracy in any information set forth in an updated Allocation Schedule required to be delivered under this Agreement) (including any claim by or on behalf of any actual or purported present or former equityholder of the Company, in his, her or its capacity as such, with respect to the Allocation Schedule);
(iv)regardless of the disclosure of any matter set forth in the Disclosure Schedule, (I) any Unpaid Pre-Closing Taxes, Closing Transaction Expense Amount or Closing Indebtedness Amount, in each case, to the extent not taken into account in the Final Closing Statement; and (II) any and all obligations of the Company under that certain PPP Loan Escrow Agreement, including any payments required to be made or indemnity obligations by the Company thereunder.

(b)From and after the consummation of the Combination Transactions, Parent and Parent Holdco LLC shall (x) jointly and severally indemnify and hold harmless each Company Stockholder and its directors, officers, employees, affiliates, heirs, beneficiaries, agents and other representatives (the “Company Stockholder Indemnified Parties” and together with the Parent Indemnified Parties, each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Company Stockholder Indemnified Parties, or any of them, relating to, resulting from or arising out of any of the following:
(i)(A) the failure of any Fundamental Representation of the Parent or Parent Holdco LLC to be true and correct, in each case as of the Closing Date (or, if given as of a specific date, at and as of such date), and (B) the failure of any other representation or warranty of the Parent or Parent Holdco LLC in this Agreement to be true and correct as of the Closing Date (or, if given as of a specific date, at and as of such date), in each case including any third party allegation that, if true, would result in or constitute such a failure or breach of any representation or warranty of the Parent or Parent Holdco LLC; provided, that all materiality qualifications (such as “material”) in such representations and warranties shall be disregarded for the purposes of this Article VII, including in connection with determining whether a breach has occurred and the amount of Losses incurred;
(ii)any failure by the Parent or Parent Holdco LLC to perform or comply with any covenant or agreement applicable to it contained in this Agreement or the Related Agreements;
(c)The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date (other than as expressly set forth in the Disclosure Schedule), with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by a Party or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.
7.3.Certain Limitations.
(a)Except in the case of Fraud, (i) the Parent Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 7.2(a)(i)(C) (Other Representations) unless and until the Parent Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $450,000 in Losses in the aggregate (the “Company Indemnitors Deductible”), at which time the Parent Indemnified Parties shall be entitled to recover solely such amounts in excess of the Company Indemnitors Deductible, and (ii) the Company Stockholder Indemnified Parties may not recover any Losses pursuant to an indemnification claim under Section 7.2(b)(i)(B) (Other Representations) unless and until the Company Stockholder Indemnified Parties shall have paid, incurred, suffered or sustained at least $450,000 in Losses in the aggregate (the “Parent Parties Deductible”), at which time the Company Stockholder Indemnified Parties shall be entitled to recover solely such amounts in excess of the Parent Parties Deductible.
(b)Subject to the limitations set forth in Section 2.6 and this Section 7.3, (i) during the twelve (12) month survival period set forth in Section 7.1, the Parent Indemnified Parties shall be entitled to recover any Losses by way of setoff from Parent’s obligation to issue Parent Common Stock (or to pay cash) in respect of the Deferred Amount for an indemnification claim made pursuant to Section 7.2(a), and (ii) during the twenty four (24) month survival period set forth in Section 7.1, the Parent Indemnified Parties shall be entitled to recover any Losses by way of setoff from Parent’s obligation to issue Parent Common Stock (or to pay cash) in respect of the remaining Deferred Amount, if any, to the extent such indemnification claim is made pursuant to Section 7.2(a).
(c)Any indemnity amounts payable to a Parent Indemnified Party in accordance with this Article VII shall be satisfied: (i)  first, by way of setoff from Parent’s obligation in respect of the Deferred Amount, if any, in accordance with Section 7.2(a)(x), and (ii) second, from the Company Indemnitors in accordance with Section 7.2(a)(y). Any indemnity amounts payable to a Company Stockholder Indemnified Party in accordance with this Article VII shall be satisfied either in cash or Parent Common Stock, on a Pro Rata Share basis, in the sole discretion of Parent and subject to Section 2.3(c).
(d)In no event shall the aggregate liability of the Company Indemnitors under this Article VII (in accordance with each Company Indemnitor’s Pro Rata Share) (i) for all indemnification claims under Section 7.2(a)(i)(C) (Other Representations) of this Agreement exceed $4,500,000, and (ii) for all other indemnification claims under this Agreement exceed $40,624,210 (unless such indemnity claim is being made in respect of Fraud committed by such Company Indemnitor, Section 7.2(a)(i)(B) (Critical Representations), Section 7.2(a)(iii) (Allocation Schedule) or Section 7.2(a)(iv) (Unpaid Pre-Closing Taxes, Closing Transaction Expense Amount or Closing Indebtedness Amount; PPP Loan Escrow), in which event there shall be no limitation on the liability of such Company Indemnitor hereunder or under applicable Law). In no event shall the aggregate liability of the Parent and Parent Holdco LLC under this Article VII  for all indemnification claims under Section 7.2(b)(i)(B) (Other Representations) of this Agreement exceed $4,500,000, and  for all other indemnification claims under this Agreement exceed $40,624,210 (unless such indemnity claim is being made in respect of Fraud committed by Parent or Parent Holdco LLC, in which event there shall be no limitation on the liability of Parent and Parent Holdco LLC hereunder or under applicable Law).
(e)The amount of any Losses that are subject to indemnification under this Article VII shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Indemnified Parties from third parties (other than in respect of the Deferred Amount) in respect of such Losses (net of any reasonable and actual out-of-pocket costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums attributable to such recovery); provided that nothing in this Section 7.3(e) shall be construed as or give rise to an obligation to seek any such insurance, indemnification or reimbursement.
(f)For purposes of this Article VII, each share of Parent Common Stock (including the Deferred Amount, as applicable) shall be deemed to have a value equal to the Parent Stock Price as of the date of the final determination of the relevant claim.
(g)For the avoidance of doubt, any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
(h)The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise resulting from or arising out of this Agreement will be pursuant to the indemnification provisions set forth in this Article VII; provided, that the foregoing clause of this sentence shall not be deemed a waiver by any party of (i) any right to specific performance, equitable or injunctive relief, (ii) any right or remedy under any Related Agreement to which it is a party, or (iii) any right or remedy with respect to a Party’s own Fraud, and all claims related thereto shall survive until thirty (30) days following the expiration of the applicable statute of limitations. Subject to the other limitations contained herein, the obligations of the Company Indemnitors under this Article VII shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Company Indemnitors, not the Company, shall have the sole obligation for the indemnification obligations under this Article VII.
7.4.Claims for Indemnification; Resolution of Conflicts.
(a)Subject to the limitations set forth in Section 7.3, if an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party (“Beneficiary”) shall deliver a written notice (an “Indemnification Claim Notice”) to the party required to provide indemnification under this Agreement (the “Indemnifying Party”) (i) stating that the Beneficiary has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain, Losses for the Beneficiary is entitled to indemnification under this Article VII (a “Liability Claim”), and (ii) specifying such Losses in reasonable detail (to the extent available), and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Any such Indemnification Claim Notice with respect to a Third Party Claim must be provided as soon as reasonably practicable, but no later than twenty (20) Business Days, after any Beneficiary becomes aware of any such Liability Claim; provided, however, that no delay on the part of the

Beneficiary in giving such Indemnification Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. A Beneficiary may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof.
(b)If the Indemnifying Party shall not object in writing within the twenty (20) Business Day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Beneficiary is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice.
(c)In the event that the Indemnifying Party shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(b), the Beneficiary and Indemnifying Party shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims. If the Beneficiary and Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. The Beneficiary and the Indemnifying Party shall be entitled to conclusively rely on any such memorandum.
(d)In the event that there is a dispute relating to any Indemnification Claim Notice or Indemnification Claim Objection Notice that cannot be settled in accordance with Section 7.4(c), either of Parent or the Stockholder Representative may file suit with respect to such dispute in any court having jurisdiction in accordance with Section 9.11.
(e)Notwithstanding the foregoing, (i) any notice that is required to be delivered to any Company Indemnitors pursuant to this Article VII shall be deemed satisfied by delivery of such notice to the Stockholder Representative, and (ii) any notices required to be delivered by, or any actions that are required to be taken by, any Company Indemnitors pursuant to this Article VII shall be satisfied by delivery by, or action taken by, the Stockholder Representative (other than provisions related to an obligation to make or a right to receive any payments). Any rights of the Company Stockholder Indemnified Parties shall be exercised only by the Stockholder Representative and not by any individual Company Stockholder Indemnified Party. Any obligation by Parent or Parent Holdco LLC to make any payments to any Company Stockholder Indemnified Party under this Article VII shall be deemed to be satisfied by payment (or issuance) of such indemnifying payment to the Company Stockholder Indemnified Parties, based on their Pro Rata Shares implied by the Allocation Schedule.
7.5.Third Party Claims. If any Indemnification Claim Notice identifies a Liability Claim brought by a Person that is not a Party or an Affiliate of a Party (a “Third Party Claim”), then the Indemnifying Party has the right, exercisable by written notice to the Beneficiary within 15 days after receipt of such Indemnification Claim Notice, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Beneficiary (such acceptance not to be unreasonably withheld, conditioned or delayed); provided, however, that (a) the Third Party Claim must not seek (and continue not to seek) equitable remedies, and the Third Party Claim, based upon the remedy sought, must not be reasonably likely to result in criminal liability of, or equitable remedies against, the Beneficiary, (b) the Third Party Claim must not relate to the Beneficiary’s employees, material customers, material suppliers, or Taxes, and (c) the Indemnifying Party must expressly agree in writing that, as between the Indemnifying Party and the Beneficiary, the Indemnifying Party may only satisfy and discharge the Third Party Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (a) through (c) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume, or is not entitled to assume, the defense of a Third Party Claim in accordance with this Section 7.5, then the Beneficiary may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 7.5, then the Indemnifying Party will not be liable for any legal expenses incurred by the Beneficiary in connection with the defense of the Third Party Claim; provided, however, that, if  any of the Litigation Conditions cease to be met, or  the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, then the Beneficiary may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Beneficiary, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Beneficiary, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Beneficiary a complete release from all liability in respect of such Third Party Claim, or (B) grants any injunctive or equitable relief. The Beneficiary has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party.
7.6.Stockholder Representative.
(a)By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Combination Transactions, and the consummation of the Combination Transaction, executing a Joinder Agreement or participating in the Combination Transactions and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Combination Transactions, and without any further action of any of the Company Stockholders, the Company Warrantholder or the Company, each Company Stockholder and the Company Warrantholder shall be deemed to have approved the designation of, and hereby designates, as of the Closing, Shareholder Representative Services LLC as the representative, exclusive agent and attorney-in-fact for and on behalf of the Company Stockholders and Company Warrantholder for all purposes in connection with this Agreement (including Article VII) and the agreements ancillary hereto, including to give and receive notices and communications, to authorize satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, or (ii) permitted by the terms of this Agreement. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Company Stockholders or Company Warrantholder, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The Stockholder Representative may resign at any time upon at least ten (10) days prior written notice to the Company Stockholders and Company Warrantholder. Such agency may be changed by the Company Stockholders and Company Warrantholder from time to time upon not less than ten (10) days prior written notice to Parent; provided, that the Stockholder Representative may not be removed unless the former holders of a majority of Company Capital Stock (on an as-converted basis) agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the former holders of a majority of Company Capital Stock (on an as-converted basis). No bond shall be required of the Stockholder Representative. The engagement fee of the Stockholder Representative shall be paid by the Company prior to the Closing and considered a Transaction Expense for purposes of this Agreement. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Stockholders and Company Warrantholder. Furthermore, each Company Stockholder and the Company Warrantholder agrees to the appointment of Tania Yuki Mustapic as the sole member of the “Advisory Committee” under that certain engagement letter, dated as of the date hereof, with the Stockholder Representative.
(b)Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Stockholder Representative Group”) shall incur liability of any kind with respect to any action or omission by the Stockholder Representative in connection with their services pursuant to this Agreement and the agreements ancillary hereto, except to the extent resulting from the bad faith, gross negligence or willful misconduct of the Stockholder Representative. The Company Stockholders and Company Warrantholder shall, jointly and severally, indemnify, defend and hold harmless the Stockholder Representative Group from and against any and all losses, liabilities, damages, penalties, fines, forfeitures, actions, fees, claims, judgments, amounts paid in settlement and reasonable out-of-pocket costs and expenses (including the out-of-pocket fees and expenses of counsel and experts and their staffs, in connection with seeking recovery from insurers and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) to the extent arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the agreements ancillary hereto or thereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative shall promptly reimburse the Company Stockholders and Company Warrantholder the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholder Representative from any funds that become payable to the Company Stockholders and Company Warrantholder under this Agreement at such time as such amounts would otherwise be distributable to the Company Stockholders and Company Warrantholder; provided, that while the Stockholder

Representative may be paid from the aforementioned source of funds, this does not relieve the Company Stockholders and Company Warrantholder from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event shall the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or Company Warrantholder, or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders and Company Warrantholder set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative hereunder. The Company Stockholders and Company Warrantholder acknowledge and agree that the foregoing indemnities and immunities shall survive the resignation or removal of the Stockholder Representative, the termination of this Agreement and the Closing.
(c)The powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Stockholder or the Company Warrantholder, and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Stockholder or the Company Warrantholder of the whole or any fraction of his, her or its interest in the Deferred Amount. A decision, act, consent or instruction of the Stockholder Representative under this Agreement shall constitute a decision of the Company Stockholders and Company Warrantholder, and shall be final, binding and conclusive upon the Company Stockholders, Company Warrantholder and their respective successors as if expressly confirmed and ratified in writing by the Company Stockholders and Company Warrantholder, and all defenses which may be available to any Company Stockholder or the Company Warrantholder to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement are waived. Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Stockholders and Company Warrantholder. Parent is hereby relieved from any Liability to any Person for any acts done by Parent in accordance with such decision, act, consent or instruction of the Stockholder Representative. The Stockholder Representative shall be entitled to: (A) rely upon the Allocation Schedule, (B) rely upon any signature believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Stockholder, Company Warrantholder or other party.
7.7.Treatment of Payments. Any payment under Article VII of this Agreement shall be treated by the Parties, Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder, including for U.S. federal, state, local and non-U.S. income Tax purposes, as an adjustment to the consideration paid pursuant to Article II, unless otherwise required by applicable Law.
ARTICLE VIII
TERMINATION, EFFECT OF TERMINATION
8.1.Termination. This Agreement may be terminated and the Combination Transactions may be abandoned at any time by Parent, by written notice to the Company, if the Company Written Consent is not obtained by the Company and delivered to Parent within one (1) hour following the execution and delivery of this Agreement.
8.2.Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall become void and there shall be no Liability or obligation on the part of Parent, the Company, or its officers, directors or stockholders; provided, that the Company shall promptly pay to Parent any and all documented legal fees and expenses incurred by Parent in the diligence, preparation and negotiation of this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; provided, further, nothing herein shall relieve any Party from liability for the willful breach of any of its representations, warranties or covenants contained herein that occurred prior to such termination; and provided, further, that the provisions of Section 6.5 (Confidentiality), Section 6.2 (Public Disclosure), Section 7.6 (Stockholder Representative), Article IX (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement. For purposes of this Agreement, “willful breach” shall mean an intentional act or intentional omission taken by a Party where such Party knows that such action or omission would constitute a material breach of this Agreement.
ARTICLE IX
GENERAL PROVISIONS
9.1.Notices. (a) Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission (with confirmation of transmission and no “error” message or other notification of non-delivery is generated and received by the sending Party), or (iii) one (1) Business Day after being sent by courier or express delivery service; provided, that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other Parties:
(b)if to Parent or Parent Holdco LLC, to:
comScore, Inc.
11950 Democracy Drive, Suite 600
Reston, VA 20190
Attention: General Counsel
Email:
with a copy to (which shall not constitute notice):
Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, TX 77002
Attention: Benji Barron
Email:
(c)if to the Company (prior to the Closing), to:
Shareablee, Inc.
123 William Street, Level 19
New York, NY 10038
Attention: Tania Yuki Mustapic
Email:
with a copy to (which shall not constitute notice):
Cole Schotz, P.C.
1325 Avenue of the America, 19th Floor
New York, NY 10019
Attention: Jordan Fisch
Email:
(d)If to a Company Stockholder, to its address as set forth in the Allocation Schedule.
(e)If to the Stockholder Representative:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email:
9.2.Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, paragraph, and schedule references are to the articles, sections, paragraphs, and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” Dollar thresholds shall not be indicative of what is material. The terms “any” or “or” are not exclusive. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.
9.3.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.
9.4.Entire Agreement; Assignment. This Agreement, the schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, and the Related Agreements: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter hereof, (b) except as set forth in Section 5.3 with respect to the Company Indemnitees and Article VII with respect to the Parent Indemnified Parties, are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise; provided, that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
9.5.Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
9.6.Waiver. At any time following the Closing, Parent, on the one hand, and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other Party or Parties, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties. For purposes of this Section 9.6, the Company Stockholders and Company Warrantholder are deemed to have agreed that any waiver signed by the Stockholder Representative shall be binding upon and effective against all Shareablee Holdco Stockholders and the Shareablee Holdco Warrantholder whether or not they have signed such waiver.
9.7.Amendment. Subject to applicable Law, this Agreement may be amended by the Parties at any time by execution and delivery of an instrument in writing signed on behalf of each of the Parties; provided that the execution and delivery of an instrument in writing signed on behalf of the Stockholder Representative shall not be required for any such amendment that occurs prior to the Closing and does not adversely affect the Stockholder Representative. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 5.3 and this sentence shall not be amended or waived in a manner adverse to any Company Indemnitee without the prior written consent of the affected Company Indemnitee. For purposes of this Section 9.7, the Company Stockholders and Company Warrantholder agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder whether or not they have signed such amendment.
9.8.Specific Performance. The Parties agree that, in the event of any breach or threatened breach by the other Party or Parties or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (a) each Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to specific performance to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (b) no Party shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.
9.9.Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.
9.10.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction).
9.11.Exclusive Jurisdiction; Waiver of Jury Trial.
(a)ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).
9.12.Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.13.Acknowledgments.
(a)The Company acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of Parent and Parent Holdco LLC and acknowledges that the Company and its Representatives have been provided with access to the properties, premises and records of Parent for this purpose. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties of the Parent Parties set forth in Article IV, and the Company acknowledges and agrees that, except for the representations and warranties of the Parent Parties expressly set forth in Article IV, as qualified by the Parent SEC Documents, neither Parent, nor Parent Holdco LLC, nor any of their respective Representatives nor any other Person acting on Parent’s or Parent Holdco LLC’s behalf makes or has made, and the Company is not relying on and has not relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Representatives, or otherwise with respect to Parent, Parent Holdco LLC, any of their businesses or the Combination Transactions. Without limiting the generality of the foregoing, the Company acknowledges and agrees that neither Parent, Parent Holdco LLC nor any of their respective Representatives or any other Person has made, and the Company is not relying on and has not relied on, any representation or warranty to the Company or any of its Representatives with respect to (i) any projections, estimates or budgets for Parent, or (ii) any materials, documents or information relating to Parent, Parent Holdco LLC or their respective businesses made available to the Company or any of its Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of (i) and (ii), as set forth in the representations and warranties set forth in Article IV.
(b)Each of Parent and Parent Holdco LLC has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company, Shareablee Holdco and Shareablee Merger Sub and acknowledges that each of Parent and Parent Holdco LLC has been provided with access to the properties, premises and records of the Company, Shareablee Holdco and Shareablee Merger Sub for this purpose. In entering into this Agreement, each of Parent and Parent Holdco LLC has relied solely upon its own investigation and analysis and the representations and warranties of the Company Parties set forth in Article III and in the Certificates, and each of Parent and Parent Holdco LLC acknowledges and agrees that, except for the representations and warranties of the Company Parties expressly set forth in Article III, the Certificates and the Related Agreements, neither the Company, Shareablee Holdco, Shareablee Merger Sub nor any of their respective Representatives nor any other Person has made, and neither Parent nor Parent Holdco LLC is relying on or has relied on, any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Parent Holdco LLC or any of their Representatives, or otherwise with respect to the Company, Shareablee Holdco, Shareablee Merger Sub or their respective businesses or the Combination Transactions. Without limiting the generality of the foregoing, Parent and Parent Holdco LLC acknowledge and agree that neither the Company, Shareablee Holdco, Shareablee Merger Sub nor any of their respective Representatives or any other Person has made, and neither Parent nor Parent Holdco LLC is relying on or has relied on, any representation or warranty to Parent or Parent Holdco LLC or any of their Representatives or any other Person with respect to (i) any projections, estimates or budgets for the Company, or (ii) any materials, documents or information relating to the Company made available to Parent, Parent Holdco LLC or any of their Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of (i) and (ii) as set forth in the representations and warranties set forth in Article III, the Certificates or the Related Agreements.
(c)The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement by such Person.
9.14.Release by Company Stockholders and Company Warrantholder.
(a)Effective as of the Shareablee Merger Effective Time, upon execution of a Letter of Transmittal, each Company Stockholder and the Company Warrantholder, on behalf of himself, herself or itself and each of his, her or its past, present and future controlled Affiliates, parent(s) and subsidiary companies, representatives, and assigns (each, an “Company Stockholder Releasing Party” and, collectively, the “Company Stockholder Releasing Parties”) will absolutely, unconditionally and irrevocably release, acquit and forever discharge the Company and each of its respective past, present and future controlled Affiliates (including Shareablee Holdco), parent(s) and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective past, present and future representatives, investors, equityholders, insurers and indemnitees, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (collectively the “Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, encumbrances, contractual obligations, promises, Liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, applicable Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected (“Claims”), which such Company Stockholder Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, in each case, to the extent arising solely as a result of the ownership or purported ownership of any Company Securities or other security or interest of the Company and any Equity Interests of Shareablee Holdco, and which, in each case, are based on acts, events or omissions occurring prior to or contemporaneously with the Shareablee Merger Effective Time (the “Company Stockholder Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Company Stockholder Released Claims” shall not include, in any respect (i) a Company Stockholder’s or the Company Warrantholder’s right pursuant to this Agreement and the Related Agreements, including the right to receive the consideration set forth in the Allocation Schedule; (ii) any Claims for indemnification, insurance benefits, reimbursement or advancement of expenses in such Company Stockholder’s or the Company Warrantholder’s capacity as an Employee under the Company’s organizational documents or any indemnification agreement in effect as of the date hereof (or any fiduciary insurance policy maintained by the Company or the Final Surviving Company for the benefit of a Company Stockholder or the Company Warrantholder, or any indemnification agreements with a Company Stockholder, Company Warrantholder or its board designee) with respect to any act, omission, event or transaction occurring prior to or contemporaneously with the Shareablee Merger Effective Time; or (iii) the rights of any Company Stockholder Releasing Party in his or her capacity as an Employee; provided, further, that the “Company Stockholder Released Claims” shall include any Claims that a Company Stockholder Releasing Party may have in right of consideration to be received in connection with this Agreement other than as set forth in the Allocation Schedule.
(b)Upon execution of a Joinder Agreement, each Company Stockholder and the Company Warrantholder shall represent and acknowledge that he, she or it has read this release, this Agreement and the Related Agreements, and understands their terms and has been given sufficient opportunity to review this release, this Agreement and the Related Agreements, and to ask questions of the Company’s Representatives. Each Company Stockholder and the Company Warrantholder will further represent that, in signing the Joinder Agreement, he, she or it does not rely, and has not relied, on any representation or statement made by any Representative of Parent or any other Person with respect to the subject matter, basis or effect of this release or otherwise, except such express representations and warranties set forth in this Agreement.
(c)Without limiting the generality of Section 9.14(a), with respect to the Company Stockholder Released Claims, each Company Stockholder and the Company Warrantholder, upon execution of a Joinder Agreement, will acknowledge that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and expressly waives all rights under Section 1542 and any similar applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d)Notwithstanding the provisions of Section 1542 or any similar applicable Law or common law principle in any applicable jurisdiction, upon execution of a Joinder Agreement, each Company Stockholder and the Company Warrantholder will expressly acknowledge that the foregoing release is intended to include in its effect all claims within the scope of such release which any Company Stockholder or the Company Warrantholder does not know or suspect to exist in his, her or its favor against any of the Released Parties (including, without limitation, unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth in this Section 9.14).
9.15.No Third Party Beneficiaries. Nothing in this Agreement, except for Section 5.3 with respect to the Company Indemnitees and Article VII with respect to the Parent Indemnified Parties, is intended to, or shall be construed to, confer upon any other Person any rights or remedies hereunder.
[Signature pages to follow]

In Witness Whereof, Parent, Parent Holdco LLC, Parent Merger Sub, the Company, Shareablee Holdco, Shareablee Merger Sub and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

COMSCORE, INC.

By:	/s/ William P. Livek
Name:	William P. Livek
Title:	Chief Executive Officer and Executive Vice Chairman

SS MEDIA HOLDCO, LLC

By:	/s/ William P. Livek
Name:	William P. Livek
Title:	President

SS MEDIA MERGER SUB, INC.

By:	/s/ William P. Livek
Name:	William P. Livek
Title:	President

Signature Page to Agreement and Plan of Merger

In Witness Whereof, Parent, Parent Holdco LLC, Parent Merger Sub, the Company, Shareablee Holdco, Shareablee Merger Sub and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

SHAREABLEE, INC.

By:	/s/ Tania Yuki Mustapic
Name:	Tania Yuki Mustapic
Title:	Chief Executive Officer

SHAREABLEE HOLDCO, INC.

By:	/s/ Tania Yuki Mustapic
Name:	Tania Yuki Mustapic
Title:	Chief Executive Officer

SHAREABLEE MERGER SUB, INC.

By:	/s/ Tania Yuki Mustapic
Name:	Tania Yuki Mustapic
Title:	Chief Executive Officer
Signature Page to Agreement and Plan of Merger

In Witness Whereof, Parent, Parent Holdco LLC, Parent Merger Sub, the Company, Shareablee Holdco, Shareablee Merger Sub and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Stockholder Representative

By:	/s/ Corey Quinlan
Name:	Corey Quinlan
Title:	Director
Signature Page to Agreement and Plan of Merger

ANNEX A
CERTAIN DEFINED TERMS
“2022 Statement” shall have the meaning given in Section 2.6(d)(i).
“Accredited Investor” shall have the meaning given in Rule 501 of Regulation D promulgated under the Securities Act.
“Adjustment Amounts” shall have the meaning given in Section 2.10(a).
“Adjustment Resolution Period” shall have the meaning given in Section 2.10(b).
“Adjustment Review Period” shall have the meaning given in Section 2.10(b).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or, in the case of an individual, a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Option Exercise Price” shall have the meaning given in Section 3.2(d).
“Agreement” shall have the meaning given in the opening paragraph.
“Allocation Schedule” shall have the meaning given in Section 2.4(a).
“Anti-Corruption Laws” shall mean any Law governing financial recordkeeping and reporting requirements or for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the U.S. Foreign Corrupt Practices Act of 1977, 18 U.S.C. §201, the UK Bribery Act 2010 and any applicable money laundering-related or anti-corruption Laws of any other jurisdiction.
“Approved Data Consents” shall mean for each Data Partner, a consent that satisfies each of the “Data Consent Requirements” set forth opposite the name of such Data Partner on Schedule C-2.
“As-Converted Stockholders” shall mean the holders of the As-Converted Shares.
“As-Converted Shares” shall mean a number, in each case as of immediately prior to the Initial Merger Effective Time, equal to (a) the total number of shares of Shareablee Holdco Common Stock outstanding, plus (b) the total number of shares of Shareablee Holdco Series A Preferred Stock outstanding, plus (c) the total number of shares of Shareablee Holdco Common Stock issuable upon the exercise of the Shareablee Holdco Warrant.
“Balance Sheet Date” shall have the meaning given in Section 3.7(b).
“Beneficiary” shall have the meaning given in Section 7.4(a).
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank New York is closed.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.
“Certificate of Incorporation” shall mean the second amended and restated certificate of incorporation of the Company, dated May 18, 2018.
Annex A-1

“Certificates” shall mean certificates or other instruments delivered by the Company in connection with the Closing of the transactions contemplated by this Agreement, including the FIRPTA Compliance Certificate and the Estimated Closing Statement.
“Change of Control Event” means an event or series of events by which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (a) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of Parent on a fully-diluted basis or (b) has the power to elect or appoint a majority of the directors constituting the full Parent Board.
“Charter Documents” shall have the meaning given in Section 3.1(b).
“Claimant” shall have the meaning given in Section 3.11(j)(i).
“Claims” shall have the meaning given in Section 9.14(a).
“Closing” shall have the meaning given in Section 1.6.
“Closing Cash Amount” shall mean, as of immediately prior to Closing, all unrestricted cash, cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits) and marketable securities of the Company, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, “Cash” shall (x) exclude Restricted Cash, (y) be calculated net of all issued but uncleared checks and drafts issued by the Company to the extent the related accounts payable is not included in the calculation of Closing Net Working Capital Amount and shall include all checks and wire transfers and drafts deposited or available for deposit for the account of the Company and (z) exclude the PPP Loan Deposit Amount. For the avoidance of doubt, the calculation of the Closing Cash Amount shall be determined without giving effect to the transactions contemplated by this Agreement.
“Closing Date” shall have the meaning given in Section 1.6.
“Closing Indebtedness Amount” shall mean, as of immediately prior to Closing, the Indebtedness of the Company.
“Closing Net Working Capital Amount” shall mean the difference between (expressed as a positive or negative number) (a) (x) the Company’s consolidated total current assets immediately prior to Closing (as defined by and determined in accordance with GAAP) less (y) the Company’s consolidated total current liabilities (including accrued liabilities) immediately prior to Closing (as defined by and determined in accordance with GAAP) and (b) [***]. For purposes of calculating the Closing Net Working Capital Amount, (i) the Company’s current assets shall exclude all cash and Tax assets and (ii) the Company’s current liabilities shall exclude deferred revenue, all Indebtedness included in the final calculation of the Closing Indebtedness Amount and any Transaction Expenses included in the final calculation of Closing Transaction Expense Amount.
“Closing Transaction Expense Amount” shall mean the Transaction Expenses of the Company that have not been fully and finally satisfied as of the Closing.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall have the meaning given in the recitals.
“Combination Transactions” shall have the meaning given in the recitals.
“Company” shall have the meaning given in the opening paragraph.
“Company Authorizations” shall have the meaning given in Section 3.14.
“Company Board” shall have the meaning given in the recitals.
“Company Board Resolutions” shall have the meaning given in Section 3.4(a).
Annex A-2

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, including each Employee Agreement, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) that is maintained, sponsored, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability.
“Company Equity Plan” shall mean the Shareablee, Inc. 2013 Stock Option/Stock Issuance Plan.
“Company Indemnitees” shall have the meaning given in Section 5.3(a).
“Company Indemnitors” shall mean (a) when used with respect to the Deferred Amount, the Deferred Amount Holders and (b) when used in any other context, the Shareablee Holdco Stockholders and Shareablee Holdco Warrantholder.
“Company Indemnitors Deductible” shall have the meaning given in Section 7.3(a).
“Company IP” shall have the meaning given in Section 3.11(a)(i).
“Company Option” shall mean an option (whether or not vested) to purchase or otherwise acquire shares of Company Capital Stock that is outstanding and unexercised immediately prior to the Shareablee Merger Effective Time.
“Company Optionholder” shall mean any Person holding any Company Option that is outstanding and unexercised immediately prior to the Shareablee Merger Effective Time.
“Company Owned IP” shall have the meaning given in Section 3.11(a)(ii).
“Company Parties” shall have the meaning given in Article III.
“Company Preferred Stock” shall mean, collectively, the Company Series A Preferred Stock and the Company Series A-2 Preferred Stock.
“Company Products” shall have the meaning given in Section 3.11(a)(iii).
“Company Registered IP” shall have the meaning given in Section 3.11(b)(i).
“Company RSU Award” shall mean an unvested restricted stock unit that is (i) subject solely to time-based vesting and (ii) payable in shares of Company Capital Stock.
“Company RSU Awardholder” shall mean any Person holding any Company RSU Award that is outstanding immediately prior to the Shareablee Merger Effective Time.
“Company Securities” shall mean all (a) options, warrants or other rights or Contracts, arrangement or commitments of any character relating to the capital stock of the Company, (b) shares of capital stock of or other voting securities or ownership interests in the Company, and (c) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into or exchangeable for securities having voting rights) or ownership interests in the Company.
Annex A-3

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.001 per share.
“Company Series A Preferred Stockholder” shall mean any holder of Company Series A Preferred Stock immediately prior to the Shareablee Merger Effective Time.
“Company Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock of the Company, par value $0.001 per share.
“Company Series A-2 Preferred Stockholder” shall mean any holder of Company Series A-2 Preferred Stock immediately prior to the Shareablee Merger Effective Time.
“Company Software” shall have the meaning given in Section 3.11(a)(iv).
“Company Source Code” shall have the meaning given in Section 3.11(a)(v).
“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Shareablee Merger Effective Time.
“Company Stockholder Indemnified Parties” shall have the meaning given in Section 7.2(b).
“Company Stockholder Released Claims” shall have the meaning given in Section 9.14(a).
“Company Stockholder Releasing Party” and “Company Stockholder Releasing Parties” shall have the meaning given in Section 9.14(a).
“Company Warrant” shall mean the warrant, dated March 25, 2015, by and among the Company and Silicon Valley Bank, to purchase or otherwise acquire shares of Company Common Stock that is outstanding and unexercised immediately prior to the Shareablee Merger Effective Time.
“Company Warrantholder” shall mean the holder of the Company Warrant immediately prior to the Shareablee Merger Effective Time.
“Company Written Consent” shall have the meaning given in the recitals.

“Confidentiality Agreement” shall have the meaning given in Section 6.5.
“Confidential Information” shall have the meaning given in Section 6.5.
“Contaminant” shall have the meaning given in Section 3.11(a)(vi).
“Continuing Employees” shall mean the current Employees of the Company who remain or become employees or contractors of Parent or any of its Subsidiaries (including the Final Surviving Company) immediately following the Final Merger Effective Time.
“Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.
“Conversion Cap” shall have the meaning given in Section 2.3(c).
“Converted Option” and “Converted Options” shall have the meaning given in Section 2.3(b)(i).
“Converted RSU Award” and “Converted RSU Awards” shall have the meaning given in Section 2.3(b)(ii).
“COVID-19 Measures” shall have the meaning given in Section 3.19(j).
Annex A-4

“Critical Representations” shall mean the representations and warranties contained in Sections 3.11(d)(iii) (Data Partners), 3.11(j) (Non-Infringement), 3.11(n) (Privacy), 3.11(q) (Security Measures), and 3.11(r) (Effect of Transaction).
“Current Balance Sheet” shall have the meaning given in Section 3.7(b).
“Data Partners” shall mean each of the Persons set forth on Schedule C-1 (including clauses (a) and (b)).
“Deferred Amount” shall mean, without interest and, if applicable, as may be adjusted in accordance with Section 2.6(d), (a) if in cash, $8,600,000, (b) if in shares, a number of shares of Parent Common Stock with an aggregate value equal to (i) $8,600,000, divided by (ii) the Parent Stock Price as of the applicable date, or (c) if in a combination of cash and shares of Parent Common Stock, at Parent’s sole discretion, as set forth in (a) and (b); provided that the value set forth in clause (b) (i) of this definition shall be reduced by the corresponding amount of cash paid in respect of the Deferred Amount; provided further that the Deferred Amount shall be reduced by any costs allocated to the Stockholder Representative (on behalf of the Deferred Holders) pursuant to Section 2.6(d).
“Deferred Amount Holders” shall mean the As-Converted Holders and the Equity Award Holders.
“Deferred Amount Prohibition Period” shall have the meaning given in Section 5.4(d).
“Deferred Payroll Taxes” shall mean any payroll Taxes in respect of a Pre-Closing Tax Period that are payable by the Company following the Closing by reason of a deferral under the CARES Act or the Payroll Tax Executive Order, calculated without giving effect to any Tax credits afforded under the CARES Act, the Families First Coronavirus Response Act (Public Law 116-127), the Payroll Tax Executive Order or any similar Law to reduce the amount of such Taxes.
“Determination Date” shall have the meaning given in Section 2.10(c).
“DGCL” shall have the meaning given in Section 1.1(a).
“Disclosure Schedule” shall have the meaning given in Article III.
“DLLCA” shall have the meaning given in Section 1.1(b).
“DOL” shall mean the United States Department of Labor.
“Dollars” or “$” shall mean United States Dollars.
“Downward Adjustment Amount” shall have the meaning given in Section 2.10(e).
“Downward Adjustment Consideration” shall have the meaning given in Section 2.10(e).
“D&O Indemnifiable Matters” shall have the meaning given in Section 5.3(a).
“D&O Tail Policy” shall have the meaning given in Section 5.3(b).
“Embargoed Countries” shall have the meaning given in Section 3.22.
“Employee” shall mean any current or former employee, consultant, advisor, independent contractor, officer, manager or director of the Company.
“Employee Agreement” shall mean each management, employment, severance, separation, consulting, advisory, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other written agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options, Company RSU Awards, or Company Capital Stock subject to a right of repurchase in favor of the Company) between the Company and any Employee, and pursuant to which the Company has or may have any Liability.
Annex A-5

“Employee Non-Competition and Non-Solicitation Agreement” shall mean each Employee Non-Competition and Non-Solicitation Agreement executed and delivered concurrently with the execution of this Agreement by the Key Employees.
“Environmental, Health and Safety Requirements” shall mean all applicable Laws concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
“Equity Award Holders” shall mean the Company Optionholders and Company RSU Awardholders.
“Equity Award Shares” shall mean a number, as of immediately prior to the Initial Merger Effective Time, equal to the total number of shares of Shareablee Holdco Common Stock issuable upon the exercise of the Shareablee Holdco Options and upon the settlement of the Shareablee Holdco RSU Awards.
“Equity Interests” shall mean, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.
“Escrow Payments” shall have the meaning given in Section 1.8(b).
“Estimated Adjustment Amounts” shall have the meaning given in Section 2.10(a).
“Estimated Closing Statement” shall have the meaning given in Section 2.10(a).
“Excess Escrow Payments” shall have the meaning given in Section 1.8(b).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Exchange Agent” shall have the meaning given in Section 2.5(a).
“Exchange Agent Agreement” shall mean that exchange agent agreement, dated as of December 16, 2021, entered into by and between Parent and the Exchange Agent.
“Exchange Documentation” shall mean, with respect to each Company Stockholder and the Company Warrantholder, any documents (including a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable) that Parent or the Exchange Agent may reasonably require.
“Export Approvals” shall have the meaning given in Section 3.22.
“Family Group” shall have the meaning given in Section 5.4(d).
“Final Adjustment Amounts” shall have the meaning given in Section 2.10(b).
“Final Closing Statement” shall have the meaning given in Section 2.10(c).
“Final Merger” shall have the meaning given in Section 1.1(d).
Annex A-6

“Final Merger Certificate” shall have the meaning given in Section 1.5(a).
“Final Merger Effective Time” shall have the meaning given in Section 1.5(a).
“Final Surviving Company” shall have the meaning given in Section 1.1(d).
“Financials” shall have the meaning given in Section 3.7(a).
“FIRPTA Compliance Certificate” shall have the meaning given in Section 1.7(a)(v).
“First Release Date” means March 15, 2023 (provided if on March 15, 2023, the Reduction Amount has not been finally determined pursuant to Section 2.6(d), the “First Release Date” shall mean the date that is seven (7) Business Days following final determination of the Reduction Amount pursuant to Section 2.6(d)); provided if Parent receives all of the Approved Data Consents prior to the Outside Delivery Date, the “First Release Date” shall be the one (1) year anniversary of the Closing Date.
“Forgiven PPP Loan Amount” shall have the meaning given in Section 1.8(b).
“Fraud” shall mean, with respect to any Party, actual common law fraud (and not constructive fraud, negligent misrepresentation or negligent omission, or any form of fraud premised on recklessness or negligence) under the Laws of the State of Delaware.
“Fully Diluted Shares” shall mean a number, as of immediately prior to the Initial Merger Effective Time, equal to (a) the As-Converted Shares, plus (b) the Equity Award Shares.
“Fundamental Representations” shall mean (i) with respect to the Company Parties, the representations and warranties contained in Section 3.1(a) (Organization of the Company), Section 3.2 (Company Capital Structure), Section 3.3 (No Other Subsidiaries; Ownership Interests), Section 3.4 (Authority and Enforceability), Section 3.5(a)(i) (No Conflicts), Section 3.6 (No Prior Activities of Shareablee Holdco and Shareablee Merger Sub), and Section 3.18 (Brokers’ and Finders’ Fees) and (ii) with respect to the Parent Parties, the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Authority and Enforceability), Section 4.3 (Capitalization), Section 4.4(a) (No Conflicts), Section 4.8 (NASDAQ Compliance), and Section 4.9 (Brokers’ and Finders’ Fees).
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Entity” means (including non-US) (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).
“Health Plan” shall have the meaning given in Section 3.19(h).
“Inbound Licenses” shall have the meaning given in Section 3.11(d)(i).
“Indebtedness” of any Person at any time shall mean, without duplication: (a) all liabilities of such Person for borrowed money; (b) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (c) all liabilities of such Person for the deferred purchase price of property or services (including any milestone, earnout or similar payments); (d) all Unpaid Pre-Closing Taxes (other than Transaction Payroll Taxes and withholding Taxes described in clause (d) of the definition of “Unpaid Pre-Closing Taxes”); (e) all liabilities in respect of any lease (or other arrangement conveying the right to use) which are required to be classified and accounted for under GAAP as capital leases; (f) all long-term liabilities in respect of deferred rent amounts payable under any lease agreement; (g) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (a), (b), (c), (d) or (e) above to the extent of the obligation secured; (h) all accrued interest, fees and prepayment penalties on the items described in clauses (a) through (g) above; (i) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind
Annex A-7

or similar instruments; (j) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in the foregoing clauses (a), (b), (c), (d), (e), (f), (g), (h) or (i), to the extent of the obligation guaranteed; and (k) any unpaid bonus, commission, severance, accrued vacation, or nonqualified deferred compensation obligations accrued, due to or owing at or prior to the Closing (or solely as a result of the consummation of the Closing and the transactions contemplated by this Agreement) in respect of any Employee, together with the employer portion of any applicable FICA, state, local or foreign payroll Taxes or similar Taxes imposed on the Company in respect of any such payments described in this clause (k).
“Indemnification Claim Notice” shall have the meaning given in Section 7.4(a).
“Indemnification Claim Objection Notice” shall have the meaning given in Section 7.4(b).
“Indemnified Party” and “Indemnified Parties” shall have the meaning given in Section 7.2(b).
“Indemnifying Party” shall have the meaning given in Section 7.4(a).
“Independent Accountant” shall have the meaning given in Section 2.10(b).
“Initial Merger” shall have the meaning given in Section 1.1(c).
“Initial Merger Certificate” shall have the meaning given in Section 1.4(a).
“Initial Merger Effective Time” shall have the meaning given in Section 1.4(a).
“Initial Merger Surviving Corporation” shall have the meaning given in Section 1.1(c).
“Initial Merger Surviving Corporation Common Stock” shall have the meaning given in Section 2.1(e).
“Integrated Transaction” shall have the meaning given in the recitals.
“Intellectual Property Rights” shall have the meaning given in Section 3.11(a)(vii).
“Intended Tax Treatment” shall have the meaning given in the recitals.
“Interested Party” shall have the meaning given in Section 3.13(a).
“IRS” shall mean the U.S. Internal Revenue Service.
“IT Systems” shall have the meaning given in Section 3.11(a)(viii).
“Joinder Agreement” shall mean a Joinder Agreement in the forms agreed by the Parties.
“Key Employees” shall mean Tania Yuki Mustapic, Greg Dale and Jon Lieberman.
“Knowledge” (or any derivation thereof) shall mean, with respect to the Company, the actual knowledge of Tania Yuki Mustapic, Greg Dale, and Jonathan Lieberman (but solely with respect to the representations and warranties set forth in Section 3.11 (Intellectual Property)), in each case, after reasonable inquiry of such Person’s direct reports, and with respect to the Parent Parties, the actual knowledge of Bill Livek, Mary Margaret Curry, and Ashley Wright, in each case, after reasonable inquiry of such Person’s direct reports.
“Labor Agreements” shall have the meaning given in Section 3.19(l).
“Labor Organization” shall have the meaning given in Section 3.19(l).
“Law” shall mean, with respect to any Person, any U.S. or non-U.S. federal, state, local, national, provincial, or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity applicable to such Person.
Annex A-8

“Lease Agreements” shall have the meaning given in Section 3.10(b).
“Leased Real Property” shall have the meaning given in Section 3.10(b).
“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation examination or other similar proceeding by or before, or otherwise involving, any court or other Governmental Entity or arbitrator or arbitration body.
“Letter of Transmittal” shall have the meaning given in Section 2.5(a).
“Liability” shall mean, with respect to any Person, all debts, liabilities, commitments and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries, including those arising under applicable Law or any Legal Proceeding or any Order of a Governmental Entity and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Transaction Expenses incurred by the Company on or prior to the Shareablee Merger Effective Time.
“Liability Claim” shall have the meaning given in Section 7.4(a).
“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
“Litigation Conditions” shall have the meaning given in Section 7.5.
“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable out-of-pocket legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor); provided, that “Losses” shall not include any lost profits or special, consequential, exemplary or punitive damages (except to the extent (a) any such lost profits or special, consequential, exemplary or punitive damages are the natural, probable and reasonable result of the underlying event(s) or matter(s) or (b) paid or payable by a Parent Indemnified Party to a third party in connection with a third-party claim).
“made available” shall mean that a correct and complete copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the electronic data site managed by the Company at docsend.com for the express purpose of facilitating the Combination Transactions prior to 5:00 p.m. (New York time) on the day that is three (3) Business Days prior to the Closing and retained at all times from the date of posting through Closing in such electronic data site.
“Material Contract” and “Material Contracts” shall have the meaning given in Section 3.12(b).
“Maximum Adjustment Consideration” shall mean a number of shares of Parent Common Stock with an aggregate value equal to  the Purchase Price Holdback Amount, divided by  the Parent Stock Price as of the Closing Date.
“Maximum Available Fully Diluted Shares Closing Consideration” shall mean a number of shares of Parent Common Stock equal to (a) (i) the Total Merger Consideration, minus (ii) the Series A-2 Preference Amount, plus (iii) the Aggregate Option Exercise Price, minus (iv) the Deferred Amount, minus (v) the Purchase Price Holdback Amount, plus/minus, (vi) the Estimated Adjustment Amounts, divided by (b) the Parent Stock Price as of the Closing Date. For the avoidance of doubt, the total amount of “Maximum Available Fully Diluted Shares Closing Consideration” issued at the Closing shall be reduced by the Warrant Exercise Price by virtue of Section 2.2(b).
“Notice of Adjustment Disagreement” shall have the meaning given in Section 2.10(b).
“Obligated Party” shall have the meaning given in Section 6.5.
Annex A-9

“Objection Notice” shall have the meaning given in Section 2.6(d)(ii).
“OFAC” shall have the meaning given in Section 3.22.
“Open Source Licenses” shall have the meaning given in Section 3.11(a)(ix).
“Open Source Material” shall have the meaning given in Section 3.11(a)(ix).
“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.
“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business consistent with the Company’s past practice; provided, that, deviations from such ordinary course of business consistent with the Company’s past practice shall not be deemed outside the Ordinary Course of Business to the extent such deviations were reasonably necessary with respect to actions taken in response to the COVID-19 pandemic to protect the health and safety of the Employees and other individuals having business dealings with the Company.
“Outbound Licenses” shall have the meaning given in Section 3.11(d)(ii).
“Outside Delivery Date” shall have the meaning given in Section 2.6(b).
“Parent” shall have the meaning given in the opening paragraph.
“Parent Board” shall have the meaning given in the recitals.
“Parent Common Stock” shall mean shares of Common Stock of Parent, par value $0.001 per share.
“Parent Holdco LLC” shall have the meaning given in the opening paragraph.
“Parent Indemnified Parties” shall have the meaning given in Section 7.2(a).
“Parent Merger Sub” shall have the meaning given in the opening paragraph.
“Parent Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation of Parent, dated July 2, 2007, as amended to date, the Amended and Restated Bylaws of Parent, dated May 30, 2018, and the Certificate of Designations of Series B Convertible Preferred Stock, dated March 10, 2021.
“Parent Parties” shall have the meaning given in Article IV.
“Parent Parties Deductible” shall have the meaning given in Section 7.3(a).
“Parent Plans” shall have the meaning given in Section 6.6(a).
“Parent Prepared Returns” shall have the meaning given in Section 5.2(a).
“Parent SEC Documents” shall have the meaning given in Section 4.7(a).
“Parent Stock Issuance” shall have the meaning given in the recitals.
“Parent Stock Price” shall mean (a) when used with respect to the Closing Date, $4.12 per share of Parent Common Stock and (b) when used with respect to any other date, the numerical average of the volume-weighted average trading price on the Nasdaq Global Select Market for one (1) share of Parent Common Stock for the ten (10) full trading days ending on and including the full trading day that is the last Business Day prior to the applicable date.
“Party” and “Parties” shall have the meaning given in the opening paragraph.
“Payroll Tax Executive Order” shall mean the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any
Annex A-10

administrative or other guidance published with respect thereto by any Taxing Authority (including IRS Notice 2020-65).
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.
“Per Fully Diluted Share Closing Consideration” shall mean (a) the Maximum Available Fully Diluted Shares Closing Consideration, divided by (b) the Fully Diluted Shares.
“Per Share Deferred Amount” shall mean an amount equal to (a) the Deferred Amount, divided by (b) the Fully Diluted Shares.
“Per Share First Deferred Amount” shall mean, subject to Article VII, an amount equal to (a) with respect to each Deferred Amount Holder except for Tania Yuki Mustapic, fifty percent (50%) of the Per Share Deferred Amount, and (b) with respect to Tania Yuki Mustapic, one third (1/3) of the Per Share Deferred Amount.
“Per Share Purchase Price Holdback Amount” shall mean (a) the Maximum Adjustment Consideration, divided by (b) the As-Converted Shares.
“Per Share Second Deferred Amount” shall mean, subject to Article VII, an amount equal to (a) with respect to each Deferred Amount Holder except for Tania Yuki Mustapic, fifty percent (50%) of the Per Share Deferred Amount, and (b) with respect to Tania Yuki Mustapic, one third (1/3) of the Per Share Deferred Amount.
“Per Share Series A-2 Consideration” shall mean (a) the Series A-2 Consideration, divided by (b) the number, as of immediately prior to the Initial Merger Effective Time, of issued and outstanding shares of Shareablee Holdco Series A-2 Preferred Stock.
“Per Share Third Deferred Amount” shall mean, subject to Article VII, an amount equal to with respect to Tania Yuki Mustapic, one third (1/3) of the Per Share Deferred Amount.
“Permitted Liens” shall mean (a) statutory liens for Taxes that are not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Financials in accordance with GAAP; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business; (f) non-exclusive licenses of Intellectual Property Rights made in the Ordinary Course of Business and (g) any liens created in favor of the PPP Lender under the PPP Loan Escrow Agreement.
“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.
“Personal Information” shall have the meaning given in Section 3.11(a)(x).
“Personnel Agreements” shall have the meaning given in Section 3.11(f)(i).
“Post-Closing Statement” shall have the meaning given in Section 2.10(b).
“PPACA” shall have the meaning given in Section 3.19(h).
“PPP Lender” shall have the meaning given in Section 1.8(a).
Annex A-11

“PPP Loan” shall mean the loan issued to the Company pursuant to that certain note, dated as of May 1, 2020, in the original principal amount of $833,202, entered into by and between the Company and the PPP Lender in connection with the U.S. Small Business Administration’s Paycheck Protection Program.
“PPP Loan Deposit Amount” shall have the meaning given in Section 1.8(a).
“PPP Loan Escrow Agreement” shall have the meaning given in Section 1.8(a).
“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Privacy and Security Requirements” shall have the meaning given in Section 3.11(a)(xi).
“Privacy Statements” shall have the meaning given in Section 3.11(a)(xii).
“Pro Rata Share” shall mean, with respect to a particular Company Stockholder or Shareablee Holdco Stockholder, Company Warrantholder or Shareablee Holdco Warrantholder, or Company Indemnitor, (a) when used in the context of the Deferred Amount or the Deferred Amount Holders, a fraction: (i) whose numerator is the aggregate number of outstanding Fully Diluted Shares held by such person as of immediately prior to the Initial Merger Effective Time (and excluding, for the avoidance of doubt, any shares cancelled pursuant to Section 2.1(b)), and (ii) whose denominator is the aggregate number of Fully Diluted Shares outstanding immediately prior to the Initial Merger Effective Time (and excluding, for the avoidance of doubt, any shares cancelled pursuant to Section 2.1(b)), (b) when used in the context of the As-Converted Stockholders, a fraction: (i) whose numerator is the aggregate number of outstanding As-Converted Shares held by such person as of immediately prior to the Initial Merger Effective Time (and excluding, for the avoidance of doubt, any shares cancelled pursuant to Section 2.1(b)), and (ii) whose denominator is the aggregate number of As-Converted Shares outstanding immediately prior to the Initial Merger Effective Time (and excluding, for the avoidance of doubt, any shares cancelled pursuant to Section 2.1(b)) and (c) when used in any other context, a fraction (i) whose number is the aggregate consideration that such Person is entitled to receive under this Agreement (including the full amount of any Deferred Amount and ignoring the Adjustment Amounts), in its capacity as such and (ii) the Total Merger Consideration. For the avoidance of doubt the total of all Pro Rata Shares in any context shall equal one (1).
“Process,” “Processing” and “Processed” shall have the meaning given in Section 3.11(a)(xiii).
“Prohibited Party Lists” shall have the meaning given in Section 3.22.
“Purchase Price Holdback Amount” shall mean an amount equal to $500,000.
“Reduction Amount” shall mean (a) the Deferred Amount multiplied by (b) the Revenue Miss.
“Registered IP” shall have the meaning given in Section 3.11(a)(xiv).
“Related Agreements” shall mean the Employee Non-Competition and Non-Solicitation Agreements, the Stockholder Non-Competition and Non-Solicitation Agreement, the Joinder Agreements, the Letters of Transmittal, and all other agreements and certificates entered into by the Company or the Company Stockholders in connection with the Closing and the transactions contemplated herein.
“Release Date” shall have the meaning given in Section 2.6(b).
“Released Parties” shall have the meaning given in Section 9.14(a).
“Representative Losses” shall have the meaning given in Section 7.6(b).
“Representatives” shall mean, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Resolved Matters” shall have the meaning given in Section 2.10(b).
Annex A-12

“Restricted Cash” shall mean all cash of the Company that is not freely usable following the Closing because such cash is subject to restrictions or limitations on use or distribution by Law or Contract, or Taxes imposed on repatriation to the United States.
“Restrictive Legends” shall have the meaning given in Section 5.4(b).
“Revenue” shall mean gross income of Shareablee LLC from all sources including the sale and license of goods and services, determined in accordance with Parent’s normal and customary accounting methods, but subject to Schedule E and Schedule F, for the calendar year ended December 31, 2022.
“Revenue Policies and Procedures” shall mean, for purposes of Section 2.6(d), the Company’s methods of revenue recognition prior to the Closing Date attached hereto as Schedule F.
“Revenue Hurdle” shall have the meaning given in Schedule E.
“Revenue Miss” shall mean, expressed as a percentage, (a)(i) 100% minus, (ii)(I) Revenue divided by, (II) the Revenue Hurdle, multiplied by (b) 4, subject to Schedule E.
“SEC” shall mean the Securities and Exchange Commission.
“Section 1542” shall have the meaning given in Section 9.14(c).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Policies” shall have the meaning given in Section 3.11(q)(iii).
“Security Incident” shall have the meaning given in Section 3.11(q)(ii).
“Series A-2 Preference Amount” shall mean $7,636,900.
“Series A-2 Consideration” shall mean a number of shares of Parent Common Stock equal to (a) the Series A-2 Preference Amount, divided by (b) the Parent Stock Price as of the Closing Date.
“Shareablee Conversion Certificate” shall have the meaning given in Section 1.3(a).
“Shareablee Conversion Effective Time” shall have the meaning given in Section 1.3(a).
“Shareablee Holdco” shall have the meaning given in the opening paragraph.
“Shareablee Holdco Capital Stock” shall mean the Shareablee Holdco Common Stock and the Shareablee Holdco Preferred Stock.
“Shareablee Holdco Common Stock” shall mean shares of common stock, par value $0.001 per share, of Shareablee Holdco.
“Shareablee Holdco Common Stockholder” shall mean any holder of Shareablee Holdco Common Stock immediately prior to the Initial Merger Effective Time.
“Shareablee Holdco Options” shall have the meaning given in Section 2.3(a)(ii).
“Shareablee Holdco Preferred Stock” shall mean, collectively, the Shareablee Holdco Series A Preferred Stock and the Shareablee Holdco Series A-2 Preferred Stock
“Shareablee Holdco RSU Awards” shall have the meaning given in Section 2.3(a)(ii).
“Shareablee Holdco Series A Preferred Stock” shall mean the Series A Preferred Stock of Shareablee Holdco, par value $0.001 per share.
“Shareablee Holdco Series A Preferred Stockholder” shall mean any holder of Shareablee Holdco Series A Preferred Stock immediately prior to the Initial Merger Effective Time.
Annex A-13

“Shareablee Holdco Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock of Shareablee Holdco, par value $0.001 per share.
“Shareablee Holdco Series A-2 Preferred Stockholder” shall mean any holder of Shareablee Holdco Series A-2 Preferred Stock immediately prior to the Initial Merger Effective Time.
“Shareablee Holdco Stockholder” shall mean any holder of Shareablee Holdco Capital Stock.
“Shareablee Holdco Warrant” shall have the meaning given in Section 2.2(a).
“Shareablee Holdco Warrantholder” shall mean the holder of the Shareablee Holdco Warrant immediately prior to the Initial Merger Effective Time.
“Shareablee LLC” shall have the meaning given in Section 1.1(b).
“Shareablee LLC Conversion” shall have the meaning given in Section 1.1(b).
“Shareablee Merger” shall have the meaning given in Section 1.1(a).
“Shareablee Merger Certificate” shall have the meaning given in Section 1.2(a).
“Shareablee Merger Effective Time” shall have the meaning given in Section 1.2(a).
“Shareablee Merger Sub” shall have the meaning given in the opening paragraph.
“Shareablee Merger Surviving Corporation” shall have the meaning given in Section 1.1(a).
“Shrink-Wrap Software” shall have the meaning given in Section 3.11(a)(xvi).
“Standard Form Agreements” shall have the meaning given in Section 3.11(d)(iv).
“Stockholder Non-Competition and Non-Solicitation Agreement” shall mean the Stockholder Non-Competition and Non-Solicitation Agreement executed and delivered concurrently with the execution of this Agreement by Tania Yuki Mustapic.
“Stockholder Representative” shall have the meaning given in the opening paragraph.
“Stockholder Representative Group” shall have the meaning given in Section 7.6(b).
“Straddle Period” shall mean any taxable period beginning on or prior to, and ending after, the Closing Date.
“Subsidiary” shall mean, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.
“Suitability Documentation” shall mean the accredited stockholder questionnaire agreed upon by the Parties.
“Tax” or, collectively, “Taxes” shall mean any and all taxes and charges, levies or other assessments in the nature of a tax, together with all interest, penalties and additions thereto, imposed by a Governmental Entity.
“Tax Contest” shall have the meaning given in Section 5.2(e).
“Tax Forms” shall mean a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable.
Annex A-14

“Tax Representations” shall have the meaning given in Section 7.1.
“Tax Return” shall mean any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedules or attachments, and information returns and reports) or other document filed or required to be filed in connection with the determination, assessment, collection or administration of any Taxes, and including any amendment or supplement thereof.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Third Party Claim” shall have the meaning given in Section 7.5.
“Third Party Data” shall have the meaning given in Section 3.11(a)(xvii).
“Total Merger Consideration” shall mean an amount equal to $45,000,000.
“Transaction Expenses” shall mean (a) all costs, fees and expenses, including all legal, accounting, financial advisory, consulting and all other costs, fees and expenses of third parties (including Company Stockholders) incurred by or on behalf of the Company in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the transactions contemplated by this Agreement; (b) any bonus, severance, change-in-control payments or other payment (including in lieu of any previously promised but ungranted equity award), or similar payment obligations of the Company that becomes due and payable in connection with the consummation of the transactions contemplated by this Agreement (other than any such payments that arise out of, or result form, any “double trigger” change of control obligations (i.e., obligations that have, as a second trigger, any termination effected by Parent during a specified period following the Closing)); (c) the cost of the D&O Tail Policy; and (d) any Transaction Payroll Taxes; (e) the costs and expenses payable to the Stockholder Representative as of the Closing and (f) 50% of the costs and expenses of outside counsel of Parent in connection with tax restructuring items.
“Transaction Payroll Taxes” shall mean the employer’s portion of any employment, payroll or similar Taxes with respect to any bonuses, assumptions or conversion of Company Options or other payments, whether in cash or securities or other property, in respect of payments on Company Capital Stock (to the extent applicable), severance, change-in-control or other compensatory payments made in connection with the transactions contemplated by this Agreement, whether such Taxes relate to amounts paid or accrued at, prior to or following the Closing Date and whether payable by Parent, the Final Surviving Company or any of their respective Affiliates.
“Transfer Prohibition Period” shall have the meaning given in Section 5.4(d).
“Transfer Taxes” shall mean any transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.
“Unpaid Pre-Closing Taxes” shall mean, without duplication, (a) any Taxes of the Company relating or attributable to any Pre-Closing Tax Period that are unpaid as of the Closing Date (including Deferred Payroll Taxes and any other Taxes in respect of circumstances existing or occurring prior to the Closing but for which payment is not required until after the Closing by reason of an election, agreement, deferral or other arrangement, or by operation of Law), (b) any Taxes of a Person for which the Company is liable (i) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Law or otherwise as a result of an event or transaction occurring before the Closing, (c) any Taxes of any of the Company Stockholders and their respective Affiliates, and (d) any Taxes attributable to the transactions contemplated by this Agreement, including any Transaction Payroll Taxes, Transfer Taxes and withholding
Annex A-15

Taxes in respect of any amounts payable pursuant to this Agreement. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.
“Unresolved Matters” shall have the meaning given in Section 2.10(b).
“Upward Adjustment Amount” shall have the meaning given in Section 2.10(d).
“Upward Adjustment Consideration” shall have the meaning given in Section 2.10(d).
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended, and any similar Law under national, provincial, state, or local law.
“Warrant Exercise Price” shall have the meaning given in Section 2.2(b).
“willful breach” shall have the meaning given in Section 8.2.

Annex A-16